EXHIBIT 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

WWF OPERATING COMPANY;

BLOCKER MERGER SUB INC.;

TIERRA MERGER SUB, LLC;

EB SAV INC.;

EARTHBOUND HOLDINGS I, LLC;

AND

HM EARTHBOUND LLC

(solely in its capacity as the Sellers’ Representative)

AND

THE WHITEWAVE FOODS COMPANY

(solely in its capacity as Guarantor)

Dated as of December 8, 2013

i

5.2	Authorization of Agreement	41
5.3	Conflicts; Consents of Third Parties	41
5.4	Capitalization	41
5.5	Ownership of Earthbound I Units	42
5.6	Financial Advisors	42
5.7	Blocker Operations; No Liabilities or Obligations	42
5.8	Litigation	42
5.9	Taxes	43
5.10	Property	43
5.11	Labor	43

VI. REPRESENTATIONS AND WARRANTIES OF BUYER, EARTHBOUND MERGER SUB, AND BLOCKER MERGER SUB		43
6.1	Organization and Good Standing	43
6.2	Authorization of Agreement	44
6.3	Conflicts; Consents of Third Parties	44
6.4	Litigation	44
6.5	Financial Capability	44
6.6	Buyer’s Reliance	44
6.7	Financial Advisors	45

VII. COVENANTS OF THE PARTIES		45
7.1	Conduct of Business Prior to the Closing	45
7.2	Covenants Regarding Information	47
7.3	Pay-Off Letters and Lien Releases	47
7.4	Employee Benefits	48
7.5	No Shop	48
7.6	Confidentiality	49
7.7	Public Announcements	49
7.8	Directors’ and Officers’ Indemnification	50
7.9	Reasonable Best Efforts	52
7.10	Tax Matters	53
7.11	Tax Sharing Agreements	55
7.12	Written Consent	55
7.13	Preservation of Records	55
7.14	Notification of Certain Matters	56
7.15	Gaia Contribution	56

VIII. CONDITIONS TO CLOSINGS		57
8.1	Conditions to Earthbound Closing	57
8.2	Condition to Other Mergers	58
8.3	Frustration of Closing Conditions	58
8.4	Closing Deliverables	58

IX. TERMINATION		59
9.1	Termination	59
9.2	Procedure and Effect of Termination	60

X. INDEMNIFICATION		60
10.1	Survival of Representations, Warranties and Covenants	60
10.2	Indemnification	60

10.3	Claims Procedure; Participation in Litigation	61
10.4	Purchase Price Adjustment	64
10.5	Limitations	64
10.6	Release of Indemnity Escrow Amount	66
10.7	Exclusive Remedies	66

XI. MISCELLANEOUS		67
11.1	Notices	67
11.2	Exhibits and Schedules	68
11.3	Entire Agreement; Amendments and Waivers	68
11.4	Severability	69
11.5	Binding Effect; Assignment	69
11.6	No Third-Party Beneficiaries	69
11.7	Fees and Expenses	70
11.8	Counterparts	70
11.9	Interpretation	70
11.10	Governing Law	70
11.11	Forum; Service of Process	71
11.12	WAIVER OF JURY TRIAL	71
11.13	Specific Performance	71
11.14	Non-Recourse	72
11.15	Legal Representation	73
11.16	Release	73
11.17	Guarantee	74

DEFINED TERMS

Accounting Methodology	Section 1.1
Acquisition Transaction	Section 7.5(a)
Adjustment Escrow Amount	Section 1.1
Affected Employees	Section 7.4(a)
Affiliate	Section 1.1
Agreed Adjustments	Section 3.2(b)(ii)
Agreed Amount	Section 10.3(a)
Agreement	Preamble
Ancillary Agreements	Section 1.1
Applicable Food Laws	Section 1.1
Balance Sheet	Section 4.6
Balance Sheet Date	Section 4.6
Blocker Merger Sub	Preamble
Blocker Tax Liability	Section 1.1
Blockers	Recitals
Bonus Point Holders	Section 1.1
Bonus Points	Section 1.1
Breaching Party	Section 11.13(b)
Business Day	Section 1.1
Buyer	Preamble
Buyer Group	Article VI
Buyer Indemnified Parties	Section 10.2(a)
Buyer Released Claim	Section 11.16(a)
Buyer Released Parties	Section 11.16(b)
Buyer Releasing Parties	Section 11.16(a)
Buyer’s Knowledge	Section 1.1
Cal-WARN	Section 1.1
Cash	Section 1.1
Certification	Section 1.1
Claimed Amount	Section 10.3(a)
Closing	Section 1.1
Closing Bonus Point Amount	Exhibit A
Closing Company Indebtedness	Section 1.1
Closing Date	Section 2.2(b)(i)
Closing Merger Consideration	Section 1.1
Closing Net Working Capital	Section 1.1
Closing Statement	Section 3.2(a)
Closing Topco Cash	Section 1.1
Closing Topco Indebtedness	Section 1.1
Closing Unpaid Transaction Fees	Section 1.1
COBRA	Section 1.1
Code	Section 1.1
Company	Preamble
Company Benefit Plan	Section 4.16(a)
Company Benefit Plans	Section 4.16(a)
Company Cash	Section 1.1
Company Group	Section 1.1
Company Indebtedness	Section 1.1

Company Product	Section 1.1
Company Properties	Section 4.12(a)
Company Property	Section 4.12(a)
Company Registered IP	Section 4.14(a)
Company’s Knowledge	Section 1.1
Confidential Information	Section 1.1
Confidentiality Agreement	Section 7.6(a)
Contract	Section 1.1
Controlling Party	Section 10.3(b)(ii)
Co-Packed Product	Section 1.1
Copyrights	Section 1.1
Covered Matter	Section 11.10
Current Assets	Section 1.1
Current Liabilities	Section 1.1
D&O Indemnified Liabilities	Section 7.8(a)
D&O Indemnified Parties	Section 7.8(a)
D&O Tail Policy	Section 7.8(c)
Deductible	Section 10.5(a)
Determination Time	Section 1.1
DGCL	Recitals
Disclosure Schedule	Article IV
Disputed Items	Section 3.2(b)(iii)
DLLCA	Recitals
DOL	Section 1.1
E. coli Outbreak	Section 1.1
Earthbound Certificate of Merger	Section 2.2(b)(ii)
Earthbound Closing	Section 2.2(b)(i)
Earthbound Effective Time	Section 2.2(b)(ii)
Earthbound Group	Section 1.1
Earthbound Holders	Section 1.1
Earthbound I	Preamble
Earthbound I Class A Preferred Units	Section 1.1
Earthbound I Class A-1 Preferred Units	Section 1.1
Earthbound I Class B Common Units	Section 1.1
Earthbound I Class C Management Units	Section 1.1
Earthbound I Class C-1 Management Units	Section 1.1
Earthbound I Preferred Units	Section 1.1
Earthbound I Units	Section 1.1
Earthbound II	Section 1.1
Earthbound III	Section 1.1
Earthbound Merger	Recitals
Earthbound Merger Sub	Preamble
Earthbound Surviving Company	Section 2.2(a)
EBI LLC Agreement	Section 1.1
Enterprise Value	Section 1.1
Environmental Law	Section 1.1
Environmental Permits	Section 4.21(a)
ERISA Affiliate	Section 1.1
Escrow Account	Section 3.1(a)
Escrow Agent	Section 1.1
Escrow Agreement	Section 3.1(a)

v

Escrowed Funds	Section 1.1
Estimated Closing Statement	Section 2.1
Final Adjustment Date	Section 1.1
Final Merger Consideration	Section 1.1
Financial Statements	Section 4.6
Frequentz	Section 5.7(a)
Fundamental Representations	Section 1.1
GAAP	Section 1.1
GECC	Section 1.1
Governmental Entity	Section 1.1
Guarantor	Preamble
Hazardous Materials	Section 1.1
HM Earthbound	Recitals
HM Earthbound Distribution	Recitals
Holdco	Recitals
HSR Act	Section 1.1
Immediate Family	Section 1.1
Improvements	Section 4.12(c)
Incentive Plan	Section 1.1
Indebtedness	Section 1.1
Indemnification Agreements	Section 7.8(a)
Indemnification Notice	Section 10.3(a)
Indemnified Losses	Section 10.2(a)
Indemnified Party	Section 10.3(a)
Indemnifying Party	Section 10.3(a)
Indemnitors	Section 7.7(b)
Indemnity Amount	Section 1.1
Indemnity Escrow Amount	Section 1.1
Indemnity Survival Date	Section 10.1
Intellectual Property	Section 1.1
IRS	Section 1.1
Joint Instruction	Section 1.1
Knowledge Parties	Section 1.1
Law	Section 1.1
Legal Proceeding	Section 1.1
Liability	Section 1.1
Liens	Section 1.1
Marks	Section 1.1
Material Adverse Effect	Section 1.1
Material Contracts	Section 4.15(a)
Merger Subs	Preamble
Mergers	Recitals
Net Merger Consideration Adjustment Amount	Section 1.1
Net Working Capital	Section 1.1
Neutral Accounting Firm	Section 3.2(b)(iii)
Non-Breaching Party	Section 11.13(b)
Non-Controlling Party	Section 10.3(b)(ii)
NSFIS Liquidation	Recitals
Order	Section 1.1
ordinary course of business	Section 1.1
Outside Date	Section 9.1(c)

Owned Properties	Section 4.12(a)
Owned Property	Section 4.12(a)
Patents	Section 1.1
PBGC	Section 1.1
Pension Plan	Section 1.1
Per Unit Class A Consideration	Section 1.1
Per Unit Class A-1 Consideration	Section 1.1
Per Unit Class B Closing Consideration	Section 1.1
Per Unit Class C Closing Consideration	Section 1.1
Per Unit Class C-1 Closing Consideration	Section 1.1
Permit	Section 1.1
Permitted Liens	Section 1.1
Person	Section 1.1
Personal Property Leases	Section 4.13
Plans	Section 1.1
Post-Closing Representation	Section 11.15
Pre-Closing Tax Period	Section 1.1
Proceeding	Section 1.1
Qualifying Loss	Section 10.5(a)
R&W Insurance Amount	Section 1.1
R&W Insurance Policy	Section 1.1
R&W Policy Expenses	Section 1.1
Real Property Leases	Section 4.12(a)
Recall Event	Section 1.1
Related Persons	Section 4.23
Release	Section 1.1
Representative Expense Amount	Section 1.1
Representatives	Section 7.5(a)
Residual Holders	Section 1.1
Residual Percentage	Section 1.1
Residual Units	Section 1.1
Secretary of State	Section 2.2(b)(ii)
Seller Group	Section 11.15
Seller Indemnified Parties	Section 10.2(c)
Seller Related Parties	Section 11.14
Seller Released Claims	Section 11.16(b)
Seller Released Parties	Section 11.16(a)
Seller Releasing Parties	Section 11.16(b)
Sellers’ Objection	Section 3.2(b)(i)
Sellers’ Representative	Preamble
Senior Credit Facility	Section 1.1
Special Claims	Section 10.5(a)
SPP	Recitals
SPP Acquisition	Recitals
Straddle Period	Section 1.1
Subject Transactions	Section 1.1
Subsidiary	Section 1.1
Substantiation	Section 1.1
Surviving Companies	Section 1.1
Target Net Working Capital	Section 1.1
Tax	Section 1.1

Tax Distribution	Section 3.1(c)
Tax Representations	Section 1.1
Tax Return	Section 1.1
Taxing Authority	Section 1.1
Third-Party Claim	Section 10.3(b)(i)
Topco	Preamble
Topco Certificate of Merger	Section 2.3(b)(ii)
Topco Closing	Section 2.3(b)(i)
Topco Closing Consideration	Section 1.1
Topco Merger	Recitals
Topco Merger Effective Time	Section 2.3(b)(ii)
Topco Seller	Section 1.1
Topco Shares	Section 1.1
Topco Surviving Corporation	Section 2.3(a)
Trade Secrets	Section 1.1
Transaction Fees	Section 1.1
Treasury Regulations	Section 1.1
Unpaid Transaction Fees	Section 1.1
Upstream Merger	Recitals
Waiving Parties	Section 11.15
WARN	Section 1.1
Weil	Section 2.2(b)(i)
Welfare Plan	Section 1.1
Written Consents	Recitals
Yuma Lease	Section 1.1

This AGREEMENT AND PLAN OF MERGER, dated as of December 8, 2013 (this “Agreement”), is by and among WWF Operating Company, a Delaware corporation (“Buyer”), Blocker Merger Sub Inc., a Delaware corporation and wholly-owned Subsidiary of Buyer (“Blocker Merger Sub”), Tierra Merger Sub, LLC, a Delaware limited liability company and wholly-owned Subsidiary of Buyer (“Earthbound Merger Sub” and, together with Blocker Merger Sub, the “Merger Subs”), EB SAV Inc., a Delaware corporation and direct and indirect equity holder in Earthbound I (as defined below) (“Topco”), Earthbound Holdings I, LLC, a Delaware limited liability company (“Earthbound I” or the “Company”), HM Earthbound LLC, a Delaware limited liability company (the “Sellers’ Representative”), solely in its capacity as the Sellers’ Representative pursuant to Section 3.3 hereof, and The WhiteWave Foods Company, a Delaware corporation (“Guarantor”), solely in its capacity as Guarantor.

WHEREAS, it is proposed that, subject to the terms and conditions herein, Buyer will indirectly acquire all of the issued and outstanding equity interests in Earthbound I;

WHEREAS, prior to the date hereof, NSF Integrated Services, LLC distributed all of its property to its members (which included Topco) in a liquidating distribution (“NSFIS Liquidation”);

WHEREAS, immediately prior to effecting the foregoing acquisition, (i) HM Earthbound LP, a Delaware limited partnership and a member of Earthbound I (“HM Earthbound”), will distribute all of its property (including all of its interests in Earthbound I) to its partners (which include the Blockers) in a liquidating distribution (the “HM Earthbound Liquidation”);

WHEREAS, following the HM Earthbound Liquidation, at Buyer’s request and in connection with, but immediately prior to, the foregoing acquisition, EB Rollover Inc., a Delaware corporation and wholly-owned Subsidiary of Topco and direct and indirect equity holder in Earthbound I (“Holdco” and, together with Topco, the “Blockers”) will merge with and into Topco (the “Upstream Merger” and together with the HM Earthbound Liquidation, the NSFIS Liquidation the “Pre-Acquisition Transactions”) with Topco being the surviving entity;

WHEREAS, Buyer’s acquisition of all of the issued and outstanding equity interests in Earthbound I will be effected as follows: (i) Buyer will acquire all of the issued and outstanding equity interests in Earthbound I directly from each member of Earthbound I (other than Topco) pursuant to the merger of Earthbound Merger Sub with and into Earthbound I with Earthbound I being the surviving entity (the “Earthbound Merger”) and (ii) Buyer will acquire all of the issued and outstanding shares of Topco pursuant to the merger of Blocker Merger Sub with and into Topco with Topco being the surviving entity (the “Topco Merger”, together with the Earthbound Merger and the Upstream Merger, the “Mergers”), after which Buyer will own, directly or indirectly, all of the issued and outstanding equity interests in Earthbound I, including those held by Topco;

WHEREAS, the Mergers have been approved by all required action of the respective board of directors or board of managers of each party thereto and the sole shareholder of each of the Merger Subs, and will be approved by written consent (the “Written Consents”) of the requisite shareholders or members of Topco, Holdco and Earthbound I, in each case, under the Delaware General Corporation Law (the “DGCL”) or the Delaware Limited Liability Company Act (the “DLLCA”), as applicable;

WHEREAS, (i) each member of Earthbound I will receive cash consideration in exchange for its equity interests in Earthbound I in the Earthbound Merger (other than Topco which will receive an equivalent value of interests in Earthbound I), (ii) the sole shareholder of Topco will receive cash consideration in exchange for its shares in Topco in the Topco Merger and (iii) each holder of Bonus Points will receive a cash payment from Earthbound I pursuant to the terms of the award agreement with respect to such holder’s Bonus Points, in each case, calculated in accordance with, and subject to the terms and conditions set forth in, this Agreement (which calculation shall be based on the value of the Closing Merger Consideration); and

WHEREAS, in connection with the transactions contemplated hereby, Earthbound Holdings I will acquire all of the equity of Sustainable Packaging Partners, LLC (“SPP,” and such acquisition shall be referred to as the “SPP Acquisition”) prior to the Closing.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

I.

DEFINITIONS

1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

“Accounting Methodology” means the accounting principles, methods, practices and classifications utilized in preparing the Company Group’s monthly financial statements.

“Adjustment Escrow Amount” means $3,000,000, together with all earnings thereon pursuant to the Escrow Agreement.

“Affiliate” (including, with its correlative meaning, “Affiliated”) means with respect to any Person, any Person controlling, controlled by or under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract, or otherwise.

“Ancillary Agreements” means the Escrow Agreement.

“Applicable Food Laws” means any applicable Law relating to the farming, harvest, transport, processing, use, manufacture, packaging, labeling, distribution or sale of any Company Product or Co-Packed Product, including, without limitation: the federal Food Drug and Cosmetic Act (21 U.S.C. § 301 et seq.) and all regulations issued by the U.S. Food and Drug Administration thereunder or under other applicable Law, including, without limitation, applicable Good Manufacturing Practices as set forth in 21 CFR Part 110 or otherwise and applicable labeling regulations set forth in 21 CFR Part 101 or otherwise; the Organic Foods Production Act of 1990 (7 U.S.C. § 6501 et seq.) and all U.S. Department of Agriculture regulations issued under applicable Law, including, without limitation, regulations pertaining to the U.S. Department of Agriculture National Organic Program standards, as set forth in 7 CFR Part 205; all applicable Law relating to food packaging, including, without limitation, all applicable regulations issued by the U.S. Food and Drug Administration and California Proposition 65; the Perishable Agricultural Commodities Act of 1930, as amended (7 U.S.C. § 499a et seq.); Agricultural Marketing Agreement Act of 1937 and all applicable regulations issued thereunder; Agricultural Marketing Act of 1946 and all applicable regulations issued thereunder; and the California Leafy Green Products Handler Marketing Agreement and all applicable regulations issued by the California Department of Food and Agriculture.

“Blocker Tax Liability” means, without duplication, an amount equal to the excess of (a) the sum of any amounts that would be properly accrued as current Liabilities for Taxes (other than deferred Tax Liabilities) over (b) any amounts that would be properly accrued as current assets for Taxes (other than deferred Tax assets) on the consolidated balance sheet of Topco as of the Closing Date in accordance with GAAP, calculated (i) as of the end of the Closing Date (and not as of the Determination Time), (ii) using the valuation of Frequentz set forth on Schedule 1.1(c), (iii) by including Transaction Tax Deductions only to the extent they reduce Blocker Tax Liability to a positive number or zero, and (iv) by disregarding any Liability for Taxes that results from any action taken by Buyer or any of its Affiliates after the Closing. For this purpose, it being understood that “Blocker Tax Liability” may be positive, negative or zero.

“Bonus Point Holders” means the holders of Bonus Points.

“Bonus Points” means bonus points awarded pursuant to the Incentive Plan, plus and including any amounts payable to SPP or indirectly payable to Chris Sweat, Chad Smith and Joseph Torquato, pursuant to each of the Memorandums of Understanding, dated September 22, 2012.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are required or authorized by Law to be closed in New York, New York.

“Buyer’s Knowledge” means the actual (and not imputed or constructive) knowledge of Ed Fugger, Helen Kaminski, Doug Behrens, Kelly Haecker, and Tommy Zanetich.

“Cash” means the amount of cash and cash equivalents held by the applicable entity or entities determined in accordance with the Accounting Methodology, as of the Determination Time, calculated in accordance with the GAAP, and for the avoidance of doubt, shall not be adjusted for the amounts of held checks that are classified as liabilities, on the same basis as set forth in the illustrative working capital example set forth on Schedule 1.1(a) hereto.

“Certification” means any certification related to the farming, harvest, transport, processing, use, manufacture, packaging, labeling, distribution or sale of any Company Product or Co-Packed Product, including any certification required by Applicable Food Laws or which is required or customary for labeling or designating any Company Product or Co-Packed Products as “Kosher”, “Non-GMO”, “Organic”, or other similar designation customarily used within the food industry, including, but not limited to organic certification in accordance with the USDA’s National Organic Program (NOP) standards and 7 CFR Part 205.

“Closing” means the Earthbound Closing and the Topco Closing.

“Closing Bonus Point Amount” means the aggregate amount payable at Closing in respect of outstanding Bonus Points, which amount shall be calculated pursuant to Exhibit A, plus the Medicare Tax component of the employer portion of payroll taxes with respect thereto.

“Closing Company Indebtedness” means Company Indebtedness as of the Determination Time.

“Closing Merger Consideration” means (i) Enterprise Value, plus (ii) Closing Company Cash, minus (iii) Closing Company Indebtedness, minus (iv) Closing Unpaid Transaction Fees, plus (v) the excess, if any, of Closing Net Working Capital over Target Net Working Capital, minus (vi) the amount, if any, by which Closing Net Working Capital is less than Target Net Working Capital, minus (vii) the Representative Expense Amount, minus (viii) the Escrowed Funds, minus (ix) the Closing Bonus Point Amount calculated using the values of each component thereof included in the Estimated Closing Statement.

“Closing Net Working Capital” means Net Working Capital as of the Determination Time; provided that, for purposes of clarity, such calculations shall be based exclusively on the facts and circumstances as they exist as of the Determination Time and shall exclude the effects of any event, act, change in circumstances or similar development arising or occurring thereafter.

“Closing Topco Cash” means Cash of Topco as of the Determination Time.

“Closing Topco Indebtedness” means the Indebtedness of Topco as of the Determination Time.

“Closing Unpaid Transaction Fees” means Unpaid Transaction Fees as of the Determination Time.

“Co-Packed Product” means any Company Product produced and/or distributed by a co-packer or other third party bearing any of the Marks owned by the Company Group, with authorization from the Company or a Subsidiary to use such Marks in association with the distribution and sale of such product.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Cash” means Cash of the Company Group, as determined in accordance with the Accounting Methodology.

“Company Group” means Earthbound I, its Subsidiaries and SPP; it being understood that as of the date hereof SPP is not a Subsidiary of the Company but will be acquired by the Company prior to the Closing Date as a condition to Buyer’s obligations hereunder and, therefore, for all purposes hereof SPP shall be treated on a pro forma basis for the purposes of this Agreement and the Schedules as if SPP is a wholly-owned Subsidiary of the Company and as if the SPP Acquisition had occurred as of the date hereof.

“Company Indebtedness” means the consolidated Indebtedness of the Company Group, but excluding (i) the amount of the capital lease obligations, if any, included in Indebtedness relating to the Yuma Lease and (ii) the Closing Bonus Point Amount. For the avoidance of doubt, the consolidated Indebtedness of the Company Group shall not include any amount owing from any member of the Company Group to any other member of the Company Group.

“Company Product” means any product produced, marketed, and/or distributed by any member of the Company Group.

“Company’s Knowledge” or words of similar effect means the actual (and not imputed or constructive) knowledge of the Knowledge Parties.

“Confidential Information” means any information with respect to a member of the Earthbound Group, including methods of operation, customer lists, products, prices, fees, costs, inventions, trade secrets, know-how, software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters. “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement or (ii) becomes generally available to the public other than as a result of a breach of this Agreement.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or obligation, whether written or oral.

“Copyrights” has the meaning set forth in this Section 1.1 (in the definition of Intellectual Property).

“Current Assets” means with respect to the Company Group, consolidated current assets (excluding, without duplication, (i) Cash, (ii) any asset amounts under interest rate swap agreements, (iii) deferred income Tax assets, and (iv) assets held for sale), determined in accordance with the Accounting Methodology, on the same basis as set forth in the illustrative working capital example set forth on Schedule 1.1(a) hereto. For avoidance of doubt, the parties acknowledge that although Schedule 1.1(a) does not include the Current Assets of SPP, the calculation of Current Assets shall include the Current Assets of SPP.

“Current Liabilities” means with respect to the Company Group, consolidated current liabilities (excluding, without duplication, (i) the current portion of Indebtedness, (ii) accrued interest, (iii) any Liability amounts under interest rate swap agreements, (iv) any accruals for Transaction Fees, (v) any accruals which are to be paid pursuant to the Escrow Agreement, (vi) deferred income Tax Liabilities, and (vi) the Closing Bonus Point Amount), determined in accordance with the Accounting Methodology, on the same basis as set forth in the illustrative working capital example set forth on Schedule 1.1(a) hereto, and for the avoidance of doubt, shall include in current liabilities the amounts of held checks that are classified as liabilities, on the same basis as set forth in the illustrative working capital example set forth on Schedule 1.1(a) hereto. For avoidance of doubt, the parties acknowledge that although Schedule 1.1(a) does not include the Current Liabilities of SPP, the calculation of Current Liabilities shall include the Current Liabilities of SPP.

“Determination Time” means 12:01 a.m. on the Closing Date, which time shall be on the date of, but prior to, the Earthbound Effective Time after giving effect to the Pre-Acquisition Transactions.

“DOL” means the U.S. Department of Labor.

“E. coli Outbreak” means the 2006 outbreak of Escherichia coli O157:H7 associated with contaminated spinach produced, processed, marketed and/or distributed by the Company Group.

“Earthbound Group” means Earthbound I, its Subsidiaries, SPP and Topco; it being understood that as of the date hereof SPP is not a Subsidiary of the Company but will be acquired by the Company prior to the Closing Date as a condition to Buyer’s obligations hereunder and, therefore, for all purposes hereof SPP shall be treated on a pro forma basis for the purposes of this Agreement and the Schedules as if SPP is a wholly-owned Subsidiary of the Company and as if the SPP Acquisition had occurred as of the date hereof.

“Earthbound Holders” means, collectively, all holders of Earthbound I Units (other than Topco) as of immediately prior to the Earthbound Closing and Topco Seller.

“Earthbound I Class A Preferred Units” means the issued and outstanding Class A Preferred Units of Earthbound I.

“Earthbound I Class A-1 Preferred Units” means the issued and outstanding Class A-1 Preferred Units of Earthbound I.

“Earthbound I Class B Common Units” means the issued and outstanding Class B Common Units of Earthbound I.

“Earthbound I Class C Management Units” means the issued and outstanding Class C Management Units of Earthbound I.

“Earthbound I Class C-1 Management Units” means the issued and outstanding Class C-1 Management Units of Earthbound I.

“Earthbound I Preferred Units” means the Earthbound I Class A-1 Preferred Units and the Earthbound I Class A Preferred Units, collectively.

“Earthbound I Units” means the Earthbound I Preferred Units, the Earthbound I Class B Common Units, the Earthbound I Class C Management Units, and the Earthbound I Class C-1 Management Units, collectively.

“Earthbound II” means Earthbound Holdings II, LLC, a Delaware limited liability company.

“Earthbound III” means Earthbound Holdings III, LLC, a Delaware limited liability company.

“EBI LLC Agreement” means that certain Fifth Amended and Restated Limited Liability Company Agreement of the Company.

“Enterprise Value” means $604,000,000.

“Environmental Law” means any applicable Law, including any principle of common law relating to the protection of the environment, natural resources, endangered or otherwise protected species or human health or safety as related to hazardous substances (but not with respect to matters of food safety), including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.) (“CERCLA”), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), as each has been amended and the regulations promulgated pursuant thereto.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is, or within the six-year period prior to the Closing Date has been, treated as a “single employer” with any member of the Company Group under Section 414(b), (c), (m), or (o) of the Code.

“Escrow Agent” means Citibank, N.A., a national banking association.

“Escrowed Funds” means the Adjustment Escrow Amount and the Indemnity Escrow Amount.

“Final Adjustment Date” means the date on which the Final Merger Consideration is determined in accordance with the provisions of Section 3.2(b) hereof.

“Final Merger Consideration” means the Closing Merger Consideration calculated using the components thereof as finally determined pursuant to Section 3.2(b) in lieu of the estimates thereof included in the Estimated Closing Statement.

“Fundamental Representations” means those representations and warranties made in Sections 3.3(g), 4.1, 4.2, 4.4, 4.5(a) (excluding the last sentence thereof), 4.5(b) (excluding the last sentence thereof), 4.10, 4.26, 4.27, 5.1, 5.2, 5.4, 5.5, 5.6, 5.7 and 5.9.

“GAAP” means generally accepted accounting principles in the United States as of the date hereof.

“GECC” means General Electric Capital Corporation.

“Governmental Entity” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission, or court, tribunal, or arbitral or judicial body (including any grand jury).

“Hazardous Materials” means any material, substance, or waste that is regulated or defined under or pursuant to Environmental Laws as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” or words of similar import under Environmental Laws or that is subject to an obligation to investigate or remediate under Environmental Laws (except with respect to matters of food safety), including any petroleum or fraction thereof or any petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Immediate Family”, with respect to any specified Person, means any member of such Person’s “Immediate Family” as defined in Rule 303.02(A) of the Corporate Governance Standards of the New York Stock Exchange.

“Incentive Plan” means the Earthbound Holdings I, LLC Profits Interest and Bonus Point Plan; the Amended and Restated Earthbound Holdings I, LLC Profits Interest and Bonus Point Plan; the Second Amended and Restated Earthbound Holdings I, LLC Profits Interest and Bonus Point Plan; and the Third Amended and Restated Earthbound Holdings I, LLC Profits Interest and Bonus Point Plan, as applicable.

“Indebtedness” means, with respect to any Person, but without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, (ii) all obligations of such Person under all conditional sale arrangements and any title retention agreement, (iii) all lease obligations of such Person required to be classified as a capital lease under GAAP, (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) with respect to SPP, the payoff amount under the existing leases with GECC, as reflected in the payoff letters from GECC dated immediately prior to the Closing; and (vii) accrued and unpaid dividends for distributions in respect of outstanding equity interests of such Person (after giving effect to payments made to the Earthbound Holders at the Closing). Notwithstanding the foregoing, Indebtedness shall not include (x) undrawn letters of credit or (y) any items included in Net Working Capital or Transaction Fees.

“Indemnity Amount” means $41,000,000, which is comprised of the Indemnity Escrow Amount and the R&W Insurance Amount.

“Indemnity Escrow Amount” means the amount set forth on Schedule 1.1(b) as the “Indemnity Escrow Amount”, together with all earnings thereon pursuant to the Escrow Agreement.

“Intellectual Property” means all intellectual property rights arising from or in respect of the following: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, provisional applications and patents issuing thereon and any reissues, reexaminations and extensions thereof (collectively, “Patents”), (ii) all trademarks, service marks, trade names, service names, brand names, trade dress, logos and Internet domain names, together with the goodwill associated with any of the foregoing, and all applications, registrations, renewals and extensions thereof (collectively, “Marks”), (iii) all copyrights, works of authorship and registrations, applications, renewals and extensions thereof (collectively, “Copyrights”), (iv) all trade secrets and know-how (collectively, “Trade Secrets”), and (v) any other proprietary, intellectual or industrial property rights of any kind or nature.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Joint Instruction” means joint written direction from Buyer and the Sellers’ Representative to the Escrow Agent.

“Knowledge Parties” means Charles Sweat, Jeff Cook, Craig Hope, Otto Kramm, Todd Kodet, Will Daniels, John Foster and Joe Holt.

“Law” means any applicable federal, state, local or international statute, law, treaty, ordinance, regulation, rule, code, legally binding guidance, executive order, judicial or administrative order, injunction, judgment, decree or Order of any Governmental Entity.

“Legal Proceeding” means any mediation or judicial, administrative or arbitral action, suit or proceeding (public or private) by or before a Governmental Entity, or any formal investigation, formal inquiry or formal claim by a Governmental Entity.

“Letter of Transmittal for Bonus Point Holders” means the Letter of Transmittal in substantially the form of Exhibit B-2.

“Letter of Transmittal for Unitholders” means the Letter of Transmittal in substantially the form of Exhibit B-1.

“Letters of Transmittal” means the Letter of Transmittal for Unitholders and the Letter of Transmittal for Bonus Point Holders.

“Liability” means any debt, loss, damage, fine, penalty, liability or obligation (whether absolute or contingent, accrued or unaccrued, liquidated or unliquidated, direct or indirect, known or unknown, asserted or unasserted, matured or unmatured, determined or determinable, disputed or undisputed or due or to become due, and whether in contract, tort, strict liability or otherwise).

“Liens” means, with respect to any specified asset, any and all liens, encumbrances, charges, claims, equitable interests, mortgages, options, pledges, security interests, deeds of trust, easements, encroachments, restrictive covenants, rights of first refusal or similar restriction or limitation, including any Contract granting any of the foregoing (other than those created under applicable securities laws).

“Marks” has the meaning set forth in this Section 1.1 (in the definition of Intellectual Property).

“Material Adverse Effect” means any event, change, occurrence or effect that, individually or in the aggregate with any such other events, changes, occurrences or effects, (i) would have or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise) or results of operations, in each case, of the Earthbound Group, taken as a whole, or (ii) would or would reasonably be expected to prevent or materially impair or delay the ability of the Earthbound Group to consummate the Earthbound Closing or the Topco Closing, other than any event, change, occurrence or effect arising out of, attributable to, or resulting from, alone or in combination, (a) changes in global, national or regional political conditions (including any outbreak or escalation of hostilities or war or any act of terrorism) or in general economic, business, regulatory, political or market conditions or in national or global financial markets, (b) general changes or developments in any of the industries in which any member of the Earthbound Group operates, (c) changes in any applicable Law or accounting regulations or principles or interpretations thereof, (d) any actions required under this Agreement to obtain any approval or authorization under antitrust or competition Laws for the consummation of the Subject Transactions, (e) the announcement or pendency of this Agreement and the Subject Transactions, including the initiation of litigation by any Person with respect to this Agreement, and including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company Group due to the announcement and performance of this Agreement or the identity of the parties to this Agreement, or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, (f) any action taken by any member of the Earthbound Group which is required by, or expressly contemplated by, this Agreement, (g) the failure of any member of the Earthbound Group to meet any of its internal projections (provided, however, that the underlying circumstances giving rise to such failure to meet any such projections shall not constitute an exclusion to this definition), or (h) any action taken, or not taken, at the written request of Buyer or with Buyer’s written consent; provided, however, that any events, changes, occurrences or effects set forth in clause (a) through (c) above may be taken in to account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect to the extent such events, changes, occurrences or effects are reasonably expected to have a disproportionate effect on the business, condition (financial or otherwise) or results of operations of the Earthbound Group (taken as a whole) relative to other Persons of similar size and in any industry in which any member of the Company Group operates. For the avoidance of doubt, a Material Adverse Effect shall be measured only against past performance of the Earthbound Group and not against any forward-looking statements, financial projections or forecasts of the Earthbound Group. In addition, the parties agree that the terms “material,” “materially,” “materiality” and “material adverse effect” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to the term Material Adverse Effect.

“Net Merger Consideration Adjustment Amount” means the Final Merger Consideration minus the Closing Merger Consideration, it being understood that the Net Merger Consideration Adjustment Amount may be positive, negative or zero.

“Net Working Capital” means, as of any date, the excess of (i) the consolidated Current Assets of the Company Group as of such date over (ii) the consolidated Current Liabilities of the Company Group as of such date.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Entity.

“ordinary course of business” means the ordinary and usual course of normal day-to-day operations of the business of the Company Group as conducted through the date hereof consistent with past practice.

“Patents” has the meaning set forth in this Section 1.1 (in the definition of Intellectual Property).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA.

“Per Unit Class A Consideration” means, for each Earthbound Class A Preferred Unit, the amount calculated as set forth on Exhibit A.

“Per Unit Class A-1 Consideration” means, for each Earthbound I Class A-1 Preferred Unit, the amount calculated as set forth on Exhibit A.

“Per Unit Class B Closing Consideration” means, for each Earthbound I Class B Preferred Unit, the amount calculated as set forth on Exhibit A.

“Per Unit Class C Closing Consideration” means, for each Earthbound I Class C Preferred Unit, the amount calculated as set forth on Exhibit A.

“Per Unit Class C-1 Closing Consideration” means, for each Earthbound I Class C-1 Preferred Unit, the amount calculated as set forth on Exhibit A.

“Permit” means any approvals, authorizations, consents, licenses, registrations, variances, permits or certificates of a Governmental Entity, and applications therefor and renewals thereof.

“Permitted Liens” means (i) mechanics’, carriers’, or workmen’s, repairmen’s or similar Liens that are not material and that arise in the ordinary course of business from work or materials for which payment is not yet due and payable; (ii) Liens for Taxes, assessments and any other governmental charges that are not due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve has been established therefor in the Financial Statements in accordance with GAAP; (iii) to the extent same are consistent with the current use and development of the applicable Company Property, zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Entities; (iv) Liens relating to operating leases of equipment; (v) Liens disclosed in the title reports set forth on Schedule 1.1(d), which were delivered to Buyer one (1) Business Day prior to the date hereof, and (v) any other imperfections of title or encumbrances that do not materially impair the use or value of the property to which they relate.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity, or other entity or organization.

“Plans” means all plans, Contracts, agreements, programs or policies providing for any bonus, incentive, deferred compensation, excess benefit, pension, retiree medical or life insurance benefit, supplemental retirement, profit sharing, equity or equity-based compensation, stock bonus, stock option, stock purchase, stock appreciation, restricted stock, stock purchase, employee stock ownership, phantom stock, profits interests, life insurance, accident insurance, health, dental, disability, hospitalization, vacation pay, severance pay, retention, change of control payment or benefit, tax gross-up, sick pay or leave, or tuition refund or educational assistance, including, without limitation, any “employee benefit plan” as defined in Section 3(3) of ERISA, including any Welfare Plan and any Pension Plan, and any fringe benefit plan as defined in Section 6039D of the Code, and excluding any governmental or other statutorily required plan, program or obligation.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Proceeding” means all claims or causes of action (whether in contract or tort) that may be based upon, arise out of, or relate to this Agreement, or the negotiation and performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in connection with this Agreement or as an inducement to enter this Agreement).

“R&W Insurance Amount” means the amount set forth on Schedule 1.1(b) as the R&W Insurance Amount.

“R&W Insurance Policy” means the representation and warranty insurance policy provided to Buyer by AIG Specialty Insurance Company in substantially the form attached hereto as Exhibit C.

“Recall Event” means the Company Group’s or any co-packer’s or similar third party’s attempt to return a defective product to the control of the Company Group, the co-packer or the similar third party, or the removal or correction of a marketed Company Product or Co-Packed Product for actual or suspected violation of an Applicable Food Law, and includes a market withdrawal.

“Release” means depositing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, dispersing, leaching, dumping or disposing.

“Representative Expense Amount” means $1,500,000 to be held and distributed by the Sellers’ Representative pursuant to Section 3.3(g) hereof.

“Residual Holders” means, collectively, holders of Residual Units; provided that, with respect to the Residual Units held, directly or indirectly, by Topco, “Residual Holders” shall mean Topco Seller.

“Residual Percentage” means, (a) with respect to each Residual Holder (other than Topco), an amount, expressed as a percentage, equal to (x) the number of Residual Units held by such Residual Holder as of immediately prior to the Earthbound Effective Time divided by (y) the aggregate number of Residual Units outstanding as of immediately prior to the Earthbound Effective Time, and (b) with respect to Topco Seller, an amount, expressed as a percentage, equal to (x) the collective number of Residual Units held by Topco as of immediately prior to the Earthbound Effective Time divided by (y) the aggregate number of Residual Units outstanding as of immediately prior to the Earthbound Effective Time.

“Residual Units” means, collectively, Earthbound I Class B Common Units, Earthbound I Class C Management Units, Earthbound I Class C-1 Management Units, and Bonus Points.

“Senior Credit Facility” means the Amended and Restated Credit Agreement, dated as of December 21, 2010 (as amended by the First Amendment, dated as of March 24, 2011, the Second Amendment and Waiver, dated as of May 14, 2012, and the Incremental Facility Amendment, dated as of May 14, 2012), among Earthbound II, Earthbound III, the other guarantors party thereto, the lenders from time to time party thereto, and Royal Bank of Canada, as administrative agent, letter of credit issuer and swingline lender.

“Special Claims” shall include claims with respect to any Losses resulting from a breach of any Fundamental Representations or resulting from a matter referred to in Section 10.2(a)(ii), Section 10.2(a)(iii), Section 10.2(a)(iv), Section 10.2(a)(v) (to the extent relating to any of the foregoing breaches or matters) or Section 10.2(b)(ii).

“Straddle Period” means a taxable period which includes the Closing Date but does not end on that day.

“Subject Transactions” means the transactions contemplated by this Agreement (excluding, for the avoidance of doubt, the Pre-Acquisition Transactions, but including the SPP Acquisition) and all other transactions contemplated by any Ancillary Agreement.

“Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person, or any other Person that is entitled, directly or indirectly, to appoint a majority of the board of directors or managers or comparable supervisory body of such Person.

“Substantiation” means scientifically appropriate and reliable materials to substantiate claims regarding any Company Product or Co-Packed Product, whether such claims are set forth on a label or packaging or otherwise made by the Company or a Subsidiary, or by a co-packer or similar third party in connection with a label, packaging or otherwise with respect to any Co-Packed Product.

“Surviving Companies” means the Earthbound Surviving Company and the Topco Surviving Corporation.

“Target Net Working Capital” means $37,250,000.

“Tax” means any U.S. federal, state, local, or foreign income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, environmental, capital stock, social security (or similar), unemployment, disability, registration, value added, alternative or add-on minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority with respect thereto.

“Tax Representations” means the representations and warranties set forth in Sections 4.10 and 5.9.

“Tax Return” means any return, declaration, report, claim for refund, statement, information return or statement or other document required to be filed with respect to Taxes (including any elections, declarations, schedules or attachments thereto, and any amendment thereof).

“Taxing Authority” means any agency or political subdivision of any foreign, federal, state, local or municipal Governmental Entity with the authority to impose any Tax.

“Topco Closing Consideration” means an amount equal to the sum of the aggregate amount of cash that would be payable on the Closing Date in respect of the Earthbound I Units held by Topco pursuant to Section 2.2(f)(i) absent the parenthetical excluding Topco in Section 2.2(f)(i) and the application of the provision set forth in Section 2.2(f)(ii), plus the Closing Topco Cash, minus the Closing Topco Indebtedness, minus the Blocker Tax Liability.

“Topco Seller” means Earthbound Interposed LP.

“Topco Shares” means the issued and outstanding shares in Topco.

“Trade Secrets” has the meaning set forth in this Section 1.1 (in the definition of Intellectual Property).

“Transaction Fees” means (a) 100% of all fees and expenses of counsel, advisors, consultants, investment bankers, brokers, finders, accountants, auditors, and experts incurred or to be paid by the Earthbound Group or the Earthbound Holders (on behalf of the Earthbound Group) in connection with the Subject Transactions and any fees and expenses payable relating to stapled financing set forth on Schedule 1.1(e), and (b) 50% of (i) the cost of the D&O Tail Policy, (ii) fees and expenses payable to the Escrow Agent, (iii) fees and expenses associated with filings under the HSR Act, (iv) Transfer Taxes and (v) the cost of the R&W Insurance Policy, including underwriting fees and other costs and expenses relating thereto (whether incurred before or after the date hereof) (the “R&W Policy Expenses”); provided, that (x) in no event shall more than $400,000 of R&W Expenses be included as Transaction Fees and (y) any amount of R&W Expenses in excess of $400,000 shall be the sole responsibility of Buyer.

“Transaction Tax Deductions” means (a) any item of loss, deduction or expense incurred in connection with the Subject Transactions, to the extent allocable to the Blockers, for which a deduction is available for Tax purposes, including deferred financing costs, fees payable to the lenders providing stapled financing in connection with the transactions contemplated by this Agreement as set forth on Schedule 1.1(e), amounts payable in respect of the Closing Bonus Point Amount and Transaction Fees, and (b) any item of loss, deduction or expense attributable for Tax purposes to the donation of any parcels of land in the Dominican Republic to a non-profit organization prior to the Closing as reflected on Schedule 4.9(c)(5). With respect to success-based fees, 70% of such fees will be treated as deductible in accordance with Revenue Procedure 2011-29.

“Treasury Regulations” means the regulations promulgated under the Code, as such regulations may be amended.

“Unpaid Transaction Fees” means the amount of any Transaction Fees not paid as of the Determination Time.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended and/or any similar applicable state or local “mass layoff” “relocation” or “plant closing” Law, including but not limited to the California WARN Act (“Cal-WARN”) , California Labor Code section 1400 et seq.

“Welfare Plan” means “employee welfare benefit plan” as defined in Section 3(l) of ERISA.

“Yuma Lease” means that certain Lease Agreement, dated as of October 1, 2013, by and between GPT Yuma Owner LLC, a Delaware limited liability company, as Lessor, and Earthbound Holdings II, LLC, a Delaware limited liability company, as Lessee.

II.

THE MERGERS

2.1 Estimated Closing Statement. Not less than two (2) Business Days prior to the Closing Date, the Company Group shall deliver to Buyer a statement (the “Estimated Closing Statement”) containing or attaching (as applicable) and accompanied by reasonable supporting detail to evidence:

(a) the Company’s good faith estimates or calculations, as applicable, of the amounts of (A) Closing Company Cash, (B) Closing Company Indebtedness, (C) Closing Unpaid Transaction Fees, and (D) Closing Net Working Capital, each as of the Determination Time;

(b) the Company’s good faith calculations of the Closing Merger Consideration and the Per Unit Class A-1 Consideration, the Per Unit Class A Consideration, the Per Unit Class B Closing Consideration, the Per Unit Class C Closing Consideration, the Per Unit Class C-1 Closing Consideration;

(c) the Company’s good faith estimates or calculations, as applicable, of the amounts of (A) Closing Topco Cash, (B) Closing Topco Indebtedness, (C) Blocker Tax Liability, and (D) Topco Closing Consideration, each as of the Determination Time; and

(d) a schedule of the aggregate payments required to each Earthbound Holder pursuant to Section 2.4, and wire transfer instructions for each such Earthbound Holder.

2.2 Earthbound Merger.

(a) Upon the terms and subject to the conditions of this Agreement, at the Earthbound Effective Time and in accordance with the DLLCA, Earthbound Merger Sub shall be merged with and into Earthbound I pursuant to which (i) the separate existence of Earthbound Merger Sub shall cease, (ii) Earthbound I shall be the surviving company in the Earthbound Merger (the “Earthbound Surviving Company”) and shall continue its existence under the laws of the State of Delaware, and (iii) all of the properties, rights, privileges, powers and franchises of each of Earthbound Merger Sub and Earthbound I will vest in the Earthbound Surviving Company, and all of the debts, Liabilities, obligations and duties of each of Earthbound Merger Sub and Earthbound I will become the debts, Liabilities, obligations and duties of the Earthbound Surviving Company.

(b) Earthbound Merger Closing; Merger Effective Time.

(i) The closing of the Earthbound Merger (the “Earthbound Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP (“Weil”), at 200 Crescent Court, Suite 300,

Dallas, Texas 75201 at 10:00 a.m. Central time, on the second Business Day following the satisfaction, or to the extent permitted by applicable Law, waiver, of all conditions to the obligations of the parties set forth in Article VIII (other than such conditions as may, by their terms, only be satisfied at the Earthbound Closing or on the Closing Date), unless the parties shall agree to an earlier date (the date of the Earthbound Closing, the “Closing Date”), or at such other place or at such other time or on such other date as the parties mutually may agree in writing. Subject to the provisions of Article IX, failure to consummate the Earthbound Merger on the date and time and at the place determined pursuant to this Section 2.2(b)(i) will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

(ii) As soon as practicable on the Closing Date, the parties shall cause a certificate of merger that satisfies the requirements of the DLLCA to be executed and filed with the Secretary of State of the State of Delaware (the “Secretary of State”) (the “Earthbound Certificate of Merger”). The Earthbound Merger shall become effective upon the filing of the Earthbound Certificate of Merger with the Secretary of State or at such other time as the parties shall agree and as shall be specified in the Earthbound Certificate of Merger (such time, the “Earthbound Effective Time”).

(c) Effects of the Earthbound Merger. The Earthbound Merger shall have the effects provided for herein and in the applicable provisions of the DLLCA.

(d) Certificate of Formation and Operating Agreement. From and after the Earthbound Effective Time, (i) the certificate of formation of Earthbound I, as in effect immediately prior to the Earthbound Effective Time, shall be the certificate of formation of the Earthbound Surviving Company until amended in accordance with the provisions thereof and applicable Law and (ii) the operating agreement of Earthbound I, as in effect immediately prior to the Earthbound Effective Time, shall be the operating agreement of the Earthbound Surviving Company until amended in accordance with the provisions thereof and applicable Law.

(e) Managers; Officers. From and after the Earthbound Effective Time, (i) the managers of Earthbound Merger Sub serving immediately prior to the Earthbound Effective Time shall be the managers of the Earthbound Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be and (ii) the officers of Earthbound I serving immediately prior to the Earthbound Effective Time shall be the officers of the Earthbound Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(f) Conversion of Units. At the Earthbound Effective Time, by virtue of the Earthbound Merger and without any further action on the part of Buyer, Earthbound Merger Sub, Earthbound I, or any holder of any Earthbound I Units or any units of Earthbound Merger Sub:

(i) Except as provided in Section 2.2(f)(ii)-(iv) below, each Earthbound I Class A-1 Preferred Unit issued and outstanding immediately prior to the Earthbound Effective Time shall be converted into the right to receive the Per Unit Class A-1 Consideration in cash, without interest; each Earthbound I Class A Preferred Unit issued and outstanding immediately prior to the Earthbound Effective Time shall be converted into the right to receive the Per Unit Class A Consideration in cash, without interest; each Earthbound I Class B Common Unit (other than units held by Topco) issued and outstanding immediately prior to the Earthbound Effective

Time shall be converted into the right to receive the Per Unit Class B Closing Consideration in cash, without interest plus any additional amounts payable pursuant to Sections 3.2 and 3.3; each Earthbound I Class C Management Unit issued and outstanding immediately prior to the Earthbound Effective Time shall be converted into the right to receive the Per Unit Class C Closing Consideration in cash, without interest plus any additional amounts payable pursuant to Sections 3.2 and 3.3; and each Earthbound I Class C-1 Management Unit issued and outstanding immediately prior to the Earthbound Effective Time shall be converted into the right to receive the Per Unit Class C-1 Closing Consideration in cash, without interest plus any additional amounts payable pursuant to Sections 3.2 and 3.3;

(ii) Notwithstanding Section 2.2(f)(i), Topco shall not receive any cash consideration for any of its Earthbound I Units, but instead, shall receive units in the Earthbound Surviving Company having a value equal to the value of the consideration it is entitled to receive for its Earthbound I Units pursuant to Section 2.3(f)(i);

(iii) Each Earthbound I Unit that is held in the treasury of Earthbound I or owned by Earthbound I immediately prior to the Earthbound Effective Time shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor; and

(iv) Each unit of Earthbound Merger Sub issued and outstanding immediately prior to the Earthbound Effective Time shall be converted into one (1) fully-paid common unit of the Earthbound Surviving Company.

2.3 Topco Merger.

(a) Upon the terms and subject to the conditions of this Agreement, at the Topco Merger Effective Time and in accordance with the DGCL, Blocker Merger Sub shall be merged with and into Topco pursuant to which (i) the separate corporate existence of Blocker Merger Sub shall cease, (ii) Topco shall be the surviving corporation in the Topco Merger (the “Topco Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Delaware as a wholly owned Subsidiary of Buyer, and (iii) all of the properties, rights, privileges, powers and franchises of each of Blocker Merger Sub and Topco will vest in the Topco Surviving Corporation, and all of the debts, Liabilities, obligations and duties of each of Blocker Merger Sub and Topco will become the debts, Liabilities, obligations and duties of the Topco Surviving Corporation.

(b) Topco Merger Closing; Topco Merger Effective Time.

(i) The closing of the Topco Merger (the “Topco Closing”) shall take place at the offices of Weil at 200 Crescent Court, Suite 300, Dallas, Texas 75201 immediately following the Earthbound Closing; it being understood that commencement of the Topco Merger is conditioned upon the effectiveness of the Earthbound Merger. Subject to the provisions of Article IX, failure to consummate the Topco Merger on the date and time and at the place determined pursuant to this Section 2.3(b)(i) will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

(ii) As soon as practicable following the Earthbound Closing, the parties shall cause a certificate of merger that satisfies the requirements of the DGCL to be executed and filed with the Secretary of State (the “Topco Certificate of Merger”). The Topco Merger shall become effective upon the filing of the Topco Certificate of Merger with the Secretary of State or at such other time as the parties shall agree and as shall be specified in the Topco Certificate of Merger (such time, the “Topco Merger Effective Time”).

(c) Effects of the Topco Merger. The Topco Merger shall have the effects provided for herein and in the applicable provisions of the DGCL.

(d) Certificate of Incorporation and Bylaws. From and after the Topco Merger Effective Time, (i) the certificate of incorporation of Topco, as in effect immediately prior to the Topco Merger Effective Time, shall be the certificate of incorporation of the Topco Surviving Corporation until amended in accordance with the provisions thereof and applicable Law and (ii) the bylaws of Topco, as in effect immediately prior to the Topco Merger Effective Time, shall be the bylaws of the Topco Surviving Corporation until amended in accordance with the provisions thereof and applicable Law.

(e) Directors; Officers. From and after the Topco Merger Effective Time, (i) the directors of Blocker Merger Sub serving immediately prior to the Topco Merger Effective Time shall be the directors of the Topco Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be and (ii) the officers of Blocker Merger Sub serving immediately prior to the Topco Merger Effective Time shall be the officers of the Topco Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(f) Conversion of Stock. At the Topco Merger Effective Time, by virtue of the Topco Merger and without any further action on the part of Buyer, Blocker Merger Sub, Topco, or any holder of any Topco Shares or any shares of capital stock of Blocker Merger Sub:

(i) Except as provided in Section 2.3(f)(ii) below, all of the Topco Shares issued and outstanding immediately prior to the Topco Merger Effective Time shall be converted into the right to receive the Topco Closing Consideration and any additional amounts payable to the Topco Seller pursuant to Sections 3.2 and 3.3;

(ii) Each Topco Share that is held in the treasury of Topco or owned by Topco or any of its wholly-owned Subsidiaries immediately prior to the Topco Merger Effective Time shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor; and

(iii) Each share of Blocker Merger Sub issued and outstanding immediately prior to the Topco Merger Effective Time shall be converted into one (1) fully-paid common share of the Topco Surviving Corporation.

2.4 Payments at Closing. At Closing, Buyer shall cause to be paid, by wire transfer of immediately available U.S. funds to such account(s) and pursuant to such wire instructions as are delivered to Buyer in writing not less than two (2) Business Days prior to the Closing Date pursuant to Section 2.1(d), the following:

(a) to the payees, and in the amounts listed on the Estimated Closing Statement, the Closing Unpaid Transaction Fees;

(b) to the lenders under the Senior Credit Facility, the outstanding principal amount, together with all accrued and unpaid interest through the Closing Date and prepayment or other penalties or premiums, if any, owed with respect to the Senior Credit Facility;

(c) to the Escrow Agent, the amount of the Escrowed Funds pursuant to Section 3.1;

(d) to the Sellers’ Representative, the Representative Expense Amount;

(e) to each holder of Earthbound I Class A-1 Preferred Units as of immediately prior to the Earthbound Effective Time (other than Topco), the Per Unit Class A-1 Consideration times the number of outstanding Earthbound I Class A-1 Preferred Units held by such holder as of such time;

(f) to each holder of Earthbound I Class A Preferred Units as of immediately prior to the Earthbound Effective Time, the Per Unit Class A Consideration times the number of outstanding Earthbound I Class A Preferred Units held by such holder as of such time;

(g) to each holder of Earthbound I Class B Common Units as of immediately prior to the Earthbound Effective Time (other than Topco), the Per Unit Class B Closing Consideration times the number of outstanding Earthbound I Class B Common Units held by such holder as of such time;

(h) to each holder of Earthbound I Class C Management Units as of immediately prior to the Earthbound Effective Time, the Per Unit Class C Closing Consideration times the number of outstanding Earthbound I Class C Management Units held by such holder as of such time;

(i) to each holder of Earthbound I Class C-1 Management Units as of immediately prior to the Earthbound Effective Time, the Per Unit Class C-1 Closing Consideration times the number of outstanding Earthbound I Class C-1 Management Units held by such holder as of such time;

(j) to Earthbound I, the Closing Bonus Point Amount; and

(k) to Topco Seller, the Topco Closing Consideration.

Within three (3) Business Days of Closing, Buyer shall cause Earthbound I to pay the Closing Bonus Point Amount to the Bonus Point Holders through the customary payment practices of the Company Group.

For the avoidance of doubt, as a result of the Mergers, on the Closing Date, each holder of (i) Earthbound I Units (other than Topco) shall cease to have any rights with respect thereto, except the right to receive the amount payable in respect of such units, which are issued and outstanding immediately prior to the Earthbound Effective Time, pursuant to Section 2.2(f), plus any future payments made to the Residual Holders as provided in Sections 3.2 and 3.3, and (ii) Topco Shares shall cease to have any rights with respect thereto, except the right to receive the amount payable in respect of such shares, which are issued and outstanding immediately prior to the Topco Merger Effective Time, pursuant to Section 2.3(f), plus any future payments made to the Residual Holders as provided in Sections 3.2 and 3.3.

III.

ESCROW; POST-CLOSING ADJUSTMENTS; OTHER PAYMENTS;

SELLERS’ REPRESENTATIVE

3.1 Escrow.

(a) Buyer will deliver the Escrowed Funds by wire transfer of immediately available funds to the Escrow Agent on the Closing Date, which shall be deposited into an interest-bearing escrow account (the “Escrow Account”) which shall be established pursuant to an escrow agreement (the “Escrow Agreement”), which Escrow Agreement (x) shall be entered into on the Closing Date among Buyer, the Sellers’ Representative and the Escrow Agent, and (y) shall be substantially in the form of Exhibit D attached hereto. The Escrow Agent will hold the Adjustment Escrow Amount until the Final Adjustment Date and shall release the Adjustment Escrow Amount in accordance with the provisions set forth in Sections 3.2(c) and (d). The Escrow Agent will hold the Indemnity Escrow Amount until the Indemnity Survival Date and shall release the Indemnity Escrow Amount in accordance with the provisions set forth in Article X (and Section 3.2, if applicable).

(b) The parties agree for all Tax purposes that Buyer shall be treated as the owner of the Escrowed Funds and all interest and earnings earned from the investment and reinvestment of the Escrowed Funds shall be allocable to Buyer pursuant to Section 468B(g) of the Code and proposed Treasury Regulation Section 1.468B-8.

(c) The Escrow Agent shall make quarterly distributions from the Escrow Account to Buyer (a “Tax Distribution”) intended to reimburse Buyer for Buyer’s income Tax Liabilities pertaining to the Escrowed Funds. Such Tax Distribution shall be equal to 40% of the interest and earnings from the investment and reinvestment of the Escrowed Funds for the quarterly period in question.

3.2 Post-Closing Adjustments.

(a) Closing Statement. As soon as practicable, but in no event later than ninety (90) days following the Closing Date, Buyer shall deliver to the Sellers’ Representative a statement (the “Closing Statement”) containing or attaching (as applicable) and accompanied by reasonable supporting detail to evidence Buyer’s calculations, explanations and assumptions for the calculation of such amounts:

(i) Buyer’s good faith calculations of (A) Closing Company Cash, (B) Closing Company Indebtedness, (C) Closing Unpaid Transaction Fees , (D) Closing Bonus Points Amount, (E) Closing Topco Cash, (F) Closing Topco Indebtedness, and (G) Closing Net Working Capital; and

(ii) Buyer’s calculation of the Net Merger Consideration Adjustment Amount based on the foregoing, which shall include adjustments to the Topco Closing Consideration.

(b) Review; Disputes; Final Determination.

(i) The Sellers’ Representative shall within thirty (30) days after the delivery by Buyer of the Closing Statement complete its review of the Closing Statement, and in the event that the Sellers’ Representative determines that all or any portion of the Closing Statement has not been prepared in accordance with the definitions as provided herein and/or the Accounting Methodology, or otherwise disagrees with any such determinations, the Sellers’ Representative shall inform Buyer of its specific objections with respect to the components or line items set forth on the Closing Statement in writing (the “Sellers’ Objection”), on or before the last day of such 30-day period, setting forth a description in reasonable detail of the basis of each of its specific objections. If the Sellers’

Representative does not deliver a Sellers’ Objection within such 30-day period, the Closing Statement as delivered by Buyer pursuant to Section 3.2(a) shall be deemed to be final and binding as the final Closing Statement for purposes of this Agreement. In the event that the Sellers’ Representative does deliver a Sellers’ Objection within such 30-day period, the specific items identified in the Sellers’ Objection shall be deemed to be in dispute and all other undisputed portions of the Closing Statement shall be deemed to be final and binding among the parties.

(ii) During the 20-day period subsequent to the delivery of the Sellers’ Objection, the Sellers’ Representative and Buyer shall seek in good faith to resolve by written agreement (the “Agreed Adjustments”) any disagreements so submitted with respect to the matters specified in Sellers’ Objection (such good faith resolution process shall include the reasonable exchange of information necessary for each party to reasonably understand the opposing party’s position with respect to the Closing Statement). If the Sellers’ Representative and Buyer so resolve any (but not all) such disputes, the agreed upon portions of the Closing Statement shall be deemed to be final and binding among the parties. If the Sellers’ Representative and Buyer so resolve all such disputes, the agreed upon Closing Statement shall be deemed to be final and binding as the final Closing Statement for purposes of this Agreement.

(iii) If Buyer and the Sellers’ Representative are unable to resolve all of their disagreements with respect to the Closing Statement (the “Disputed Items”) within the 20-day period following the delivery of Sellers’ Objection, either Buyer or the Sellers’ Representative shall have the right to refer their remaining disagreements to PricewaterhouseCoopers LLP or another nationally recognized independent firm qualified as serving as an accounting expert as to which the Sellers’ Representative and Buyer mutually agree (or in the event the parties cannot agree, an accounting expert as chosen by the American Arbitration Association) (the “Neutral Accounting Firm”) within seven (7) days following the conclusion of such 20-day period, who shall act as an accounting expert and not as an arbitrator and shall issue a final and binding resolution with respect to all Disputed Items in accordance with the definitions as provided herein and/or the Accounting Methodology. The parties shall use commercially reasonable efforts to cause the Neutral Accounting Firm to deliver its written determination to Buyer and Sellers’ Representative no later than the twentieth (20th) day after the Disputed Items are referred to the Neutral Accounting Firm. The Neutral Accounting Firm’s determination shall be (A) conclusive and binding upon the parties and shall not be subject to any dispute, appeal, proceeding or challenge for any reason, (B) based solely on written submissions by Buyer and the Sellers’ Representative (or also by in-person or telephonic conferences if mutually agreed to by Buyer, the Sellers’ Representative, and the Neutral Accounting Firm), and (C) accompanied by a certificate of the Neutral Accounting Firm that it reached such determination in accordance with the definitions as provided herein and/or the Accounting Methodology. The Neutral Accounting Firm shall address only the Disputed Items and may not assign a value to any Disputed Item greater than the greatest value for such Disputed Item claimed by either the Sellers’ Representative or Buyer or lower than the lowest value claimed by either the Sellers’ Representative or Buyer. The fees and expenses of the Neutral Accounting Firm (i) shall be paid from the Representative Expense Amount in the proportion that the aggregate dollar amount of such Disputed Items that are unsuccessfully disputed by the Earthbound Holders (as finally determined by the Neutral Accounting Firm) bears to the aggregate dollar amount of all Disputed Items, (ii) shall be borne by Buyer in the proportion that the aggregate dollar amount of such Disputed Items that are successfully disputed by the Earthbound Holders (as finally determined by the Neutral Accounting Firm) bears to the aggregate dollar amount of all Disputed Items, and (iii) shall be determined by the Neutral

Accounting Firm at the time the determination of such firm is rendered on the merits of the Disputed Items. The fees and disbursements of the representatives of each party hereto, including without limitation the Sellers’ Representative, incurred in connection with their preparation or review of the Closing Statement and the preparation or review of any Sellers’ Objection, as applicable, shall be borne by such party. The Closing Statement, after giving effect to any Agreed Adjustments and to the resolution of Disputed Items by the Neutral Accounting Firm, shall be deemed to be final and binding as the final Closing Statement for purposes of this Agreement, and the Final Merger Consideration and Net Merger Consideration Adjustment Amount shall be calculated using the values contained therein.

(iv) None of the Earthbound Holders, the Sellers’ Representative or Buyer shall have any ex parte conversations or meetings with the Neutral Accounting Firm without the prior consent of Buyer (in the case of the Earthbound Holders and the Sellers’ Representative) and the Sellers’ Representative (in the case of Buyer). The parties hereto shall make available to one another and their respective representatives and, if applicable, the Neutral Accounting Firm, such books, Contracts, records and other information (including work papers, appropriate personnel, and outside advisors) as any of the foregoing may reasonably request to prepare and review the Closing Statement or any Disputed Items submitted to the Neutral Accounting Firm.

(c) Closing Adjustment Calculations and Payment. Within two (2) Business Days following the Final Adjustment Date,

(i) if the Net Merger Consideration Adjustment Amount as finally determined pursuant to Section 3.2(b) is positive, Buyer and the Sellers’ Representative shall immediately deliver a Joint Instruction to the Escrow Agent instructing the Escrow Agent to release the entire Adjustment Escrow Amount to the Sellers’ Representative, for payment to the Residual Holders in accordance with their respective Residual Percentages. In addition, Buyer shall pay to the Sellers’ Representative, for payment to the Residual Holders in accordance with their respective Residual Percentages, an amount in cash equal to the Net Merger Consideration Adjustment Amount (such payment to be made by wire transfer of immediately available funds to an account specified by the Sellers’ Representative);

(ii) if the Net Merger Consideration Adjustment Amount as finally determined pursuant to Section 3.2(b) is negative, Buyer and the Sellers’ Representative shall deliver a Joint Instruction to the Escrow Agent instructing the Escrow Agent to release from the Escrow Account an amount equal to the absolute value of the Net Merger Consideration Adjustment Amount (first, from the Adjustment Escrow Amount and then, if the Adjustment Escrow Amount is insufficient, from the Indemnity Escrow Amount), less any amounts previously released to Buyer pursuant to Section 3.2(b)(i) to Buyer and to release the remaining balance of the Adjustment Escrow Amount, if any, to the Sellers’ Representative, for payment to the Residual Holders in accordance with their respective Residual Percentages, provided, however, that no funds shall be released from the Indemnity Escrow Amount to the Sellers’ Representative, for payment to the Residual Holders, in connection with this Section 3.2(c); and

(iii) if the Net Merger Consideration Adjustment Amount as finally determined pursuant to Section 3.2(b) is zero, Buyer and the Sellers’ Representative shall deliver a Joint Instruction to the Escrow Agent instructing the Escrow Agent to release the entire balance of the Adjustment Escrow Amount to the Sellers’ Representative, for payment to the Residual Holders in accordance with their respective Residual Percentages.

(d) Notwithstanding anything to the contrary in this Agreement, except as provided in Section 10.7, (i) neither the Earthbound Holders nor any Seller Related Party shall have any Liability for any Net Merger Consideration Adjustment Amount pursuant to this Section 3.2 except to the extent of the Escrowed Funds and (ii) recovery from the Escrowed Funds shall be the sole and exclusive remedy available to Buyer for any claims by Buyer against the Earthbound Holders, any Seller Related Party, or otherwise, arising out of or relating to any negative Net Merger Consideration Adjustment Amount pursuant to this Section 3.2.

3.3 Sellers’ Representative.

(a) The Sellers’ Representative is hereby appointed the Sellers’ Representative as the agent of the Earthbound Holders to perform such duties and take such actions on behalf of the Earthbound Holders as are contemplated by this Agreement and the Escrow Agreement.

(b) Except as otherwise provided in this Section 3.3, Buyer and its Affiliates and the Escrow Agent shall be entitled to deal exclusively with the Sellers’ Representative with respect to all matters arising under this Agreement or the Escrow Agreement as expressly authorized to be within the purview of the Sellers’ Representative, including the receipt of notices, the exercise, waiver, amendment or modification of any rights and obligations and the resolutions of any disputes or uncertainties with respect thereto. Buyer and its Affiliates and the Escrow Agent shall be entitled to rely upon, and shall be fully protected in relying upon, the power and authority of the Sellers’ Representative with respect to such matters without independent investigation.

(c) Except for fraud or intentional misconduct on its part, the Sellers’ Representative shall have no Liability to any Earthbound Holder under this Agreement for any action or omission by the Sellers’ Representative under this Agreement on behalf of such Earthbound Holder or any other Person. In dealing with this Agreement and in exercising or failing to exercise all or any of the powers conferred upon the Sellers’ Representative under this Agreement, the Sellers’ Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or failure to act on the part of the Sellers’ Representative pursuant to such advice shall not subject the Sellers’ Representative to Liability to any Earthbound Holder. The Earthbound Holders shall jointly and severally indemnify the Sellers’ Representative, its Affiliates and each of their respective directors, officers, employees, members, partners, stockholders, agents and representatives and hold each of them harmless against and from any losses incurred without fraud or intentional misconduct on the part of the Sellers’ Representative and arising out of or in connection with the acceptance or administration of the Sellers’ Representative’s duties hereunder.

(d) Upon prior written notice to Buyer and the Earthbound Holders, the Sellers’ Representative shall have the right to resign in its sole discretion for any reason. If the Sellers’ Representative shall resign or otherwise become unable to fulfill its responsibilities under this Section 3.3 or cease to function in its capacity as the Sellers’ Representative for any reason whatsoever, then the Earthbound Holders shall, within thirty (30) days thereof, appoint a successor and, promptly thereafter, shall notify Buyer and the Escrow Agent of the identity of such successor. In any event, the Sellers’ Representative shall continue to have all rights to indemnification provided in Section 3.3(c). Any such successor shall become the Sellers’ Representative for purposes of this Agreement. If for any reason there is no Sellers’ Representative at any time, all references herein to the Sellers’ Representative shall be deemed to refer to the Earthbound Holders whose actions will be governed by the consent of the Earthbound Holders holding a majority of the Residual Units.

(e) The Representative Expense Amount will be used to pay costs, fees and expenses incurred by or for the benefit of the Earthbound Holders on or after the Closing Date and shall be paid or distributed at the direction of the Sellers’ Representative. In the event that any portion of the Representative Expense Amount remains after the Sellers’ Representative has fulfilled all of its obligations hereunder and determined, in its sole discretion, that no potential obligations or Liabilities remain, the Sellers’ Representative shall cause such remaining portion of the Representative Expense Amount to be distributed to the Residual Holders based on their Residual Percentages.

(f) All of the immunities and powers granted to the Sellers’ Representative under this Agreement shall survive the Closing Date and/or any termination of this Agreement or the Escrow Agreement.

(g) The Sellers’ Representative hereby represents and warrants to Buyer that the Sellers’ Representative is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Sellers’ Representative has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is a party and the performance of its obligations hereunder and thereunder have been duly authorized by all requisite action on the part of the Sellers’ Representative. This Agreement has been, and each of the Ancillary Agreements to which it is a party will be at or prior to the Closing, duly and validly executed and delivered by the Sellers’ Representative, as applicable, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and such Ancillary Agreements when so executed and delivered will constitute, the legal, valid and binding obligations of the Sellers’ Representative, enforceable against it, in accordance with its and their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity).

IV.

REPRESENTATIONS AND WARRANTIES OF THE EARTHBOUND GROUP

Except as set forth on the disclosure schedule delivered by the Sellers’ Representative to Buyer simultaneously with the execution of this Agreement (the “Disclosure Schedule”), the members of the Earthbound Group jointly and severally represent and warrant to Buyer as follows:

4.1 Organization and Good Standing. Earthbound I is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties, and to carry on its business as now conducted. Earthbound I is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties, requires such qualification or authorization except where the failure to be so qualified, authorized or in good standing would not be materially adverse to the Earthbound Group, taken as a whole.

4.2 Authorization of Agreement. Earthbound I has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements, and to consummate the Subject Transactions. The execution, delivery and performance of this Agreement and each Ancillary Agreement and the consummation of the Subject Transactions have been duly authorized by all requisite action on the part of Earthbound I. This Agreement has been, and each of the Ancillary Agreements will be at or prior to the Closing, duly and validly executed and delivered by Earthbound I and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and the Ancillary Agreements when so executed and delivered will constitute, the legal, valid and binding obligations of Earthbound I, enforceable against it in accordance with its and their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity).

4.3 Conflicts; Consents of Third Parties.

(a) Except as set forth on Schedule 4.3(a), neither the consummation of the transactions contemplated hereby nor compliance by the Company Group with any of the provisions hereof will conflict with, or result in any violation of or default or acceleration or escalation of rights and benefits (with or without notice or lapse of time, or both) under, impair, or give rise to a penalty, right of termination or cancellation or loss of right under, any provision of (i) the organizational documents of the Company Group; (ii) any Contract or Permit to which any member of the Company Group is a party or by which any of the properties or assets of the Company Group are bound; (iii) any Order of any Governmental Entity applicable to any member of the Company Group, or by which any of the properties or assets of the Company Group are bound; or (iv) any applicable Law, except in the case of clauses (ii)-(iv), where such conflict, violation, default or right of termination or cancellation would not be materially adverse to the Earthbound Group, taken as a whole.

(b) Except as set forth on Schedule 4.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Entity is required on the part of the Company Group in connection with the execution and delivery of this Agreement or any Ancillary Agreement or the compliance by the Company Group with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, except where such failure to obtain such consent, waiver, approval, Order, Permit, authorization or notice would not be materially adverse to the Earthbound Group, taken as a whole.

4.4 Capitalization.

(a) Schedule 4.4(a) sets forth, as of the date hereof, the authorized, issued, and outstanding units of Earthbound I and the beneficial owners of all issued and outstanding units of Earthbound I, both prior to and following the HM Earthbound Liquidation and the Upstream Merger. Except as set forth in Schedule 4.4(a), there are no equity securities of Earthbound I issued, reserved for issuance or outstanding and no outstanding options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights, phantom equity, profit participation and similar rights), calls or commitments with respect to Earthbound I requiring the issuance or sale of any units of Earthbound I or the repurchase or retirement of any equity securities of Earthbound I. Except as set forth in Schedule 4.4(a), there are no shareholder agreements, voting trusts, proxies or other agreements or understandings with respect to any units of Earthbound I, including with respect to the voting thereof.

(b) All of the issued and outstanding units of Earthbound I are duly authorized, validly issued, fully paid and non-assessable, and were not issued in violation or contravention of any preemptive or similar rights of any Person.

4.5 Subsidiaries.

(a) Schedule 4.5(a) sets forth for each Subsidiary of Earthbound I, as of the date hereof, (i) the name of the entity and the jurisdiction in which it is incorporated or organized, (ii) the number or percentage of the equity interests of each class, series or type thereof outstanding, and (iii) the name of each Person that holds any such equity interests and the amount of such equity interests owned.

The Earthbound I Subsidiaries are duly organized, validly existing and in good standing under the Laws of their respective jurisdictions of organization and have all requisite power and authority to own, lease and operate their properties and to carry on their businesses as now conducted. The Earthbound I Subsidiaries are duly qualified or authorized to do business and are in good standing under the Laws of each jurisdiction in which they own or lease real property and each other jurisdiction in which the conduct of their businesses or the ownership of their properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a material adverse effect.

(b) The outstanding equity interests of the Earthbound I Subsidiaries are validly issued, fully paid and non-assessable, and all such equity interests represented as being owned by Earthbound I or one of its Subsidiaries are owned by it free and clear of any and all Liens except for restrictions contained in the organizational documents of such Subsidiary or in applicable securities laws and as otherwise set forth on Schedule 4.5(b)(i). Except as set forth on Schedule 4.5(b)(ii), there is no existing option, warrant, call, rights (including any preemptive rights, phantom equity, profit participation and similar rights) or Contract to which any Earthbound I Subsidiary is a party requiring, and there are no securities of any Subsidiary outstanding which upon conversion or exchange would require, the issuance of any equity interests of any Subsidiary or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase equity interests of any Subsidiary. No member of the Company Group owns, directly or indirectly, any capital stock or other equity securities or interests of any Person other than the Earthbound I Subsidiaries. Except as set forth on Schedule 4.5(b)(iii), there are no material restrictions on the ability of the Earthbound I Subsidiaries to make distributions of cash to their respective equity holders.

4.6 Financial Statements. The Company Group has made available to Buyer complete and correct copies of (i) the audited consolidated balance sheets of Earthbound II and its Subsidiaries as at December 31, 2012, 2011, and 2010 and the related audited consolidated statements of income and of cash flows of Earthbound II and its Subsidiaries for the years then ended and (ii) the unaudited consolidated balance sheet of Earthbound II and its Subsidiaries as at September 30, 2013 and the related consolidated statements of income and cash flows of Earthbound II and its Subsidiaries for the nine-month period then ended (such audited and unaudited statements, including the related notes and schedules thereto, as attached hereto on Schedule 4.6, are referred to herein as the “Financial Statements”). Except as set forth in the notes thereto or as disclosed in Schedule 4.6, each of the Financial Statements, has been prepared in accordance with GAAP consistently applied without modification of the accounting principles used in the preparation thereof throughout the periods presented and presents fairly in all material respects the consolidated financial position, results of operations and cash flows of Earthbound II and its Subsidiaries as at the dates and for the periods indicated therein; provided, that the unaudited Financial Statements omit substantially all disclosures required by GAAP and are subject to normal year-end adjustments.

For the purposes hereof, the unaudited consolidated balance sheet of Earthbound II and its Subsidiaries as at September 30, 2013 is referred to as the “Balance Sheet” and September 30, 2013 is referred to as the “Balance Sheet Date”.

4.7 Company Records.

(a) The Earthbound Group has made available to Buyer true, correct and complete copies of the certificate of formation or incorporation, as applicable, and operating agreement or by-laws, as applicable, or comparable organizational documents of each member of the Earthbound Group, in each case as in effect on the date hereof, including all amendments thereto.

(b) The minute books of the Earthbound Group that have been made available to Buyer are true and correct and accurately reflect the material limited liability company or corporate action, as applicable, of the equity holders or board of managers or directors, as applicable (including committees thereof), of the Company and the Subsidiaries. The stock and equity transfer ledgers of the Company and the Subsidiaries previously made available to Buyer are true, correct and complete in all material respects.

4.8 No Undisclosed Liabilities. Except as set forth on Schedule 4.8, the Company Group does not have any Liabilities of any kind (whether or not required under GAAP to be reflected on the Balance Sheet or in the notes thereto) other than (a) those reflected on the Balance Sheet, (b) Liabilities incurred in the ordinary course of business, (c) Liabilities incurred in connection with the transactions contemplated hereby, (d) Liabilities that are immaterial, (e) Liabilities within Buyer’s Knowledge and (f) Liabilities that are covered by the subject matter of the other representations and warranties set forth in this Article IV.

4.9 Absence of Certain Developments. Except as contemplated by this Agreement or as set forth on Schedule 4.9, since the Balance Sheet Date (a) the Earthbound Group has conducted its business only in the ordinary course of business, (b) there has not been any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or would reasonably be expected to have a Material Adverse Effect and (c) the Earthbound Group has not taken any action that would be prohibited by Section 7.1 if such action is taken by the Earthbound Group after the date of this Agreement.

4.10 Taxes. Except as set forth on Schedule 4.10(a):

(a) Each member of the Company Group has timely filed (or has had timely filed on its behalf) all material Tax Returns required to be filed by or with respect to it (taking into account for this purpose any extensions), and all material Taxes required to be paid by it (whether or not shown on any Tax Return) have either been paid by it or are reflected in accordance with GAAP as a reserve for Taxes on the most recent Financial Statements.

(b) All material Taxes required to be withheld by the members of the Company Group have been withheld and, to the extent required when due, have been timely paid to the proper Taxing Authority.

(c) No member of the Company Group (i) is, or has ever been, a member of an affiliated group filing a consolidated, combined, unitary or similar Tax Return, (ii) has any Liability for the Taxes of any other Person by reason of Contract, assumption, transferee or successor Liability, operation of Law, or Treasury Regulation Section 1.1502-6 (or any analogous or similar provision of Law) or (iii) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify under Section 355(a) of the Code.

(d) No member of the Company Group (i) is a party to or bound by any Tax allocation, sharing or indemnity agreement or arrangement or (ii) has any outstanding agreements, consents or waivers extending the statutory period of limitations applicable to the payment or assessment of any Taxes or the filing of any Tax Return (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business).

(e) There are no written claims by any Taxing Authority in a jurisdiction where any member of the Company Group does not file Tax Returns that such member of the Company Group may be subject to taxation by that jurisdiction.

(f) There are (i) no claims, deficiencies or assessments of Taxes asserted or threatened in writing by any Taxing Authority with respect to any member of the Company Group, (ii) no ongoing audits or examinations of any Taxes or Tax Returns relating to the Company Group and no such audit or examination is threatened in writing, and (iii) no issue has been raised in any audit or other examination within the past five (5) years that, by application of similar principles, reasonably can be expected to result in the assertion of a material deficiency for any other Tax period not so examined or audited and for which the statute of limitations (taking into account extensions) has not expired.

(g) There are no Tax Liens upon any property or assets of any member of the Company Group, except for Permitted Liens.

(h) No member of the Company Group has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (or any analogous or similar provision of Law).

(i) As of the date hereof, there is no request for a private letter ruling, a request for administrative relief, a request for technical advice, or a request for a change of any method of accounting that is pending with any Governmental Authority that relates to the Taxes or Tax Returns of any member of the Company Group and, within the last five (5) years, no such ruling, relief or advice has been obtained that could have an effect on the Taxes or Tax Returns of any member of the Company Group.

(j) Since the date of the Balance Sheet through the date hereof, no member of the Company Group has changed or made any material Tax election, changed any annual Tax accounting period, changed or adopted any method of Tax accounting, filed any amendment to a Tax Return, entered into any closing agreement with respect to material Taxes, settled or compromised any material Tax claim or assessment or consented to any material Tax claim or assessment or surrendered any right to claim a refund of material Taxes.

(k) Neither Buyer nor any member of the Company Group will be required to include any item of income in, or to exclude any item of deduction from, taxable income for any Tax period (or portion thereof) beginning after the Closing Date as a result of any (i) change in method of accounting of an member of the Company Group made prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Law) entered into by a member of the Company Group on or prior to the Closing Date, (iii) installment sale or open transaction disposition made by any member of the Company Group on or prior to the Closing Date, (iv) prepaid amount received by any member of the Company Group on or prior to the Closing Date or (v) election made by any member of the Company Group under Section 108(i) of the Code on or prior to the Closing Date.

(l) Schedule 4.10(l) lists all federal, state, local and foreign income Tax Returns, as of the date hereof, filed by a member of the Company Group for all Tax periods ended on or after December 31, 2009, indicates those Tax Returns, if any, that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Seller Group has delivered or made available to Buyer copies of all federal, state, local and foreign income Tax Returns, filed by each member of the Company Group since December 31, 2009.

(m) None of the assets of the Company Group constitutes tax exempt bond financed property or tax exempt use property, within the meaning of Section 168 of the Code. No member of the Company Group is a party to any “safe harbor lease” that is subject to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954 or to any “long-term contract” within the meaning of Section 460 of the Code.

(n) As of the date hereof, neither any member of the Company Group nor any other Person on and of their behalf’s has (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or has any Knowledge that any Taxing Authority has proposed any such adjustment, or has any application pending with any Taxing Authority requesting permission for any changes in accounting methods that relate to any member of the Company Group, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to any member of the Company Group, (iii) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (iv) granted any extension for the assessment or collection of Taxes, which remains in effect or (v) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(o) There is no material property or obligation of any member of the Company Group, including uncashed checks to vendors, customers, or employees, non-refund overpayments, or unclaimed subscription balances, that is escheatable or reportable as unclaimed property to any state or municipality under any applicable escheatment or unclaimed property laws.

(p) Each member of the Company Group has disclosed on its Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign law).

(q) The Company is and, since its formation, has been, treated and properly classified as a partnership for all federal income Tax purposes. The Company has in effect an election under Section 754 of the Code. The Subsidiaries of the Company have at all times since their formation been, treated and properly classified as disregarded entities for all federal income Tax purposes.

(r) No member of the Company Group has any Liability for the Taxes of another person (other than another member of the Company Group) by reason of Contract, assumption, transferee liability, operation of law or Treasury Regulation Section 1.1502(a) (or any predecessor of successor thereof).

4.11 Title To Assets. Except for the Permitted Liens and as set forth on Schedule 4.11, as of the date hereof the Earthbound Group has, and upon the Closing will have, good, valid and marketable title, or a valid leasehold interest in, all assets used in their respective businesses as reflected on the Balance Sheet as being owned or leased by them.

4.12 Real Property.

(a) Schedule 4.12(a) sets forth a complete list, as of the date hereof, of (a) all interests in (including without limitation, options or rights to acquire an interest in) real property and material interests in real property owned in fee by the Company Group (individually, an “Owned Property” and collectively, the “Owned Properties”), and (b) all leases of real property by the Company Group involving annual payments in excess of $50,000 (collectively, the “Real Property Leases” and, together with the Owned Properties, being referred to herein individually as a “Company Property” and collectively as the “Company Properties”) as lessee or lessor. The Company Group has fee title to all Owned Property, free and clear of all Liens of any nature whatsoever except Permitted Liens.

(b) As of the date hereof, the Company Group has not leased, subleased or granted to any Person a right to use or occupy any portion of the Company Properties, except as disclosed in Schedule 4.12(b).

(c) Except as set forth on Schedule 4.12(c), to the Company’s Knowledge: (i) all buildings, structures, improvements and fixtures (x) included in the Owned Properties and (y) that are owned by the Company Group and that are included in any leased Company Properties (the “Improvements”), and all mechanical and other systems located thereon, are in good and working condition (normal wear and tear excepted); and (ii) there are no material structural deficiencies or material latent defects affecting any of the Improvements in the case of each of clauses (i) through (ii) that would not, individually or in the aggregate, have a material adverse effect on the Earthbound Group, taken as a whole. Each portion of the properties subject to the Real Property Leases and any Improvements located thereon are in a condition that satisfies the return and surrender conditions of the applicable Real Property Lease as if such return and surrender date occurred on the date hereof.

(d) As of the date hereof, the Company Group has not received any written notice, nor to the Company’s Knowledge, is the Company Group aware of the intention of any Governmental Entity or other Person to take or use all or any part of the Owned Properties through condemnation or eminent domain proceedings.

(e) The Company Group has delivered or made available to Buyer true, correct and complete copies of the Real Property Leases existing as of the date hereof prior to the date of this Agreement, together with all amendments, modifications or supplements, if any, thereto. With respect to each of the Real Property Leases: (i) the Real Property Lease is legal, valid, binding, enforceable, and in full force and effect, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity); and (ii) no Company Group party is in material breach or material default under any Real Property Lease and no event has occurred and no circumstance exists that, if not remedied, and whether with or without notice or the passage of time or both, would result in such a material default; further, to the Company’s Knowledge, no other party is in material default of a material obligation under any Real Property Lease, and no party to any Real Property Lease has exercised any termination rights with respect thereto.

4.13 Tangible Personal Property. Schedule 4.13 sets forth as of the date hereof all leases of personal property by the Company Group (“Personal Property Leases”) involving annual payments in excess of $100,000. All of the items of personal property under the Personal Property Leases are in good condition and repair (ordinary wear and tear excepted), and such property is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease. To the Company’s Knowledge, the Company Group has not received any written notice of any default or any event that with notice or lapse of time, or both, would constitute a default, by the Company Group under any of the Personal Property Leases.

4.14 Intellectual Property.

(a) Schedule 4.14(a) sets forth all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights and pending applications for registration of Copyrights owned or filed by the Company Group (“Company Registered IP”) as of the date hereof, including, for each item, (i) the record owner of such item, (ii) the jurisdiction in which such item has been issued or registered or is pending, (iii) the issuance, registration or application number and date of such item, and (iv) for Internet domain names, the registrar and expiration date, as applicable. To the Company’s Knowledge, all Company Registered IP (other than Patent applications or applications to register Marks or Copyrights) is subsisting, valid and enforceable. No Company Registered IP is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the Company’s Knowledge, no such action is threatened with respect to any of the Company Registered IP.

(b) Except as set forth on Schedule 4.14(b), the Company Group owns or has valid licenses or rights to use all Intellectual Property used by it in the ordinary course of business; provided, however, that the representation and warranty in this Section 4.14(b) shall not constitute or be deemed or construed as any representation or warranty with respect to infringement, misappropriation or violation of any Intellectual Property.

(c) Except as set forth on Schedule 4.14(c) and except as would not reasonably be expected to be material to the Earthbound Group, neither the conduct by Company Group of its business nor the making, use, offer for sale, sale or importation by the Company Group of any products and services of the Company Group has (since July 20, 2009) infringed or constituted or resulted from, or infringes or constitutes or results from, a misappropriation of or violation of any Intellectual Property of any Person. The Company Group has not received any written or, to the Company’s Knowledge, oral notice alleging that the Company Group has infringed, misappropriated or violated any Intellectual Property of any Person or challenging the ownership, validity or enforceability of any Intellectual Property owned by the Company Group, which notice has not been resolved to the reasonable satisfaction of the Company and its Subsidiaries.

(d) Except as set forth on Schedule 4.14(d) and except as would not reasonably be expected to be material to the Earthbound Group, to the Company’s Knowledge, no Person is infringing, misappropriating or violating any Intellectual Property owned by the Company Group.

(e) Each current and former employee, contractor and consultant of the Company Group involved in the creation or development of any material Intellectual Property for the Company Group has executed a valid, written confidentiality and invention assignment contract in a form made available to Buyer prior to the date hereof.

(f) The Company Group has taken commercially reasonable measures to protect the confidentiality of the material Trade Secrets owned by the Company Group.

(g) Except as set forth on Schedule 4.14(g), there are no encumbrances (except Permitted Liens and non-exclusive licenses granted by any of the Company Group in the ordinary course of business) on the Company Registered IP.

(h) The performance of the Company Group’s obligations under this Agreement will not cause the forfeiture or termination of, nor give rise to a right of forfeiture or termination of any Company Registered IP.

(i) The information technology systems of the Company Group are adequate in all material respects for the business as presently conducted. The information technology systems of the Company Group have not suffered any material failure within the past two years that has not been remedied to the reasonable satisfaction of the Company Group. The Company Group uses commercially reasonable measures to protect the security of the information technology systems owned or controlled by the Company Group. To the Company’s Knowledge, the Company Group has not suffered any security breaches within the past two years that have resulted in a third party obtaining access to any Confidential Information of the Company Group or any of its customers or suppliers.

(j) The Company Group is in compliance in all material respects with its posted privacy policies and any applicable Laws relating to personally identifiable information.

4.15 Material Contracts.

(a) Schedule 4.15(a) sets forth all of the following Contracts to which the Earthbound Group is a party or by which it is bound, as of the date hereof, other than Contracts in connection with the transactions contemplated by this Agreement and the Ancillary Agreements (for avoidance of doubt, Contracts relating to the SPP Acquisition shall not be excluded under this Section 4.15(a) as transactions contemplated by this Agreement) (collectively, the “Material Contracts”):

(i) Contracts with any labor union or association representing any employee of the Company Group or any collective bargaining contract;

(ii) management Contracts and Contracts with independent contractors or consultants that are not cancelable without (i) penalty or further payment or (ii) more than 60 days’ notice;

(iii) Contracts containing covenants of the Earthbound Group not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any Person with respect to employment or covenants of any other Person not to compete with the Earthbound Group in any line of business or in any geographical area or not to solicit or hire any Person with respect to employment;

(iv) Contracts for joint ventures, strategic alliances, partnerships, licensing arrangements, or sharing of profits or proprietary information;

(v) Contracts relating to any sale of any of the assets of the Earthbound Group to be made by the Earthbound Group other than in the ordinary course of business;

(vi) Contracts relating to any acquisition made by the Earthbound Group of any operating business or the capital stock of any other Person;

(vii) Contracts containing most favored nations or similar pricing provisions;

(viii) Contracts relating to the incurrence of Indebtedness, or the making of any loans, in each case involving amounts in excess of $100,000;

(ix) Contracts which involve the expenditure of more than $100,000 per year and are not terminable by the Earthbound Group without penalty on notice of one hundred eighty (180) days or less, including the insurance policies listed on Schedule 4.22(a);

(x) licenses to or by the Earthbound Group for any material Intellectual Property, other than for commercially available off-the-shelf software;

(xi) Contracts relating to any Co-Packed Products and other Contracts obligating the Earthbound Group to provide or obtain products or services or requiring the Earthbound Group to purchase or sell a stated portion of their requirements or outputs, in each case if such Contracts require payments in excess of $250,000 per annum;

(xii) Contracts relating to settlements of (A) claims related to or resulting from the E. Coli Outbreak or (B) any claim where the aggregate payment to settle such claim exceeds $250,000 (other than Contracts for settlements entered into prior to January 1, 2009) or (C) any claim involving any nonmonetary consideration for such settlement restricting the business of Earthbound Group in any material manner post-Closing;

(xiii) Contracts to which any Affiliate or current or former officer, director, equity holder, manager, or member of the Earthbound Group is a party; and

(xiv) Contracts of guaranty, surety or indemnification, direct or indirect, by any member of the Earthbound Group, and in each case other than such Contracts entered into in the ordinary course of business.

(b) Except as set forth on Schedule 4.15(b), the Earthbound Group has not received any written notice of any material default or event that with notice or lapse of time, or both, would constitute a material default by the Company Group under any Material Contract.

(c) Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of such member of the Earthbound Group which is a party thereto, and, to the Company’s Knowledge, of the other parties thereto enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity). The Earthbound Group has made available to Buyer true, correct and complete copies of all of the Material Contracts together with all amendments, modifications or supplements thereto as in effect on the date hereof.

4.16 Employee Benefits Plans.

(a) Schedule 4.16(a) sets forth (i) a true, correct and complete list of each Plan (A) that is maintained, contributed to or sponsored by any member of the Earthbound Group or has been maintained, contributed to or sponsored by any member of the Earthbound Group within the six-year period prior to the Closing Date for the benefit of any current or former employee, officer, consultant or director of the Earthbound Group, and (B) as to which any member of the Earthbound Group has any Liability, contingent or otherwise; and (ii) a list of all employment Contracts and Contracts providing for retention, severance, change of control, tax gross-up, post-services salary continuation or other similar agreements pursuant to which the Earthbound Group currently has any obligation with respect to any current or former employees, officer, individual consultant or director of the Earthbound Group (parts (i) and (ii) of this Section 4.16(a) collectively referred to as the “Company Benefit Plans,” each a “Company Benefit Plan”).

(b) The Earthbound Group has made available to Buyer true, correct and complete copies of:

(i) each Company Benefit Plan and all amendments thereto, together with any related trust or funding arrangements for each Company Benefit Plan (or, in the case of any such Company Benefit Plan that is unwritten, a written description thereof);

(ii) the annual reports on Form 5500 required to be filed with the IRS with respect to each Company Benefit Plan for the most recent three plan years and all schedules thereto and the opinions of independent accountants (to the extent any such report was required);

(iii) all current summary plan descriptions, summaries of material modifications, annual reports, and summary annual reports of each Company Benefit Plan for which such documents are required;

(iv) all insurance policies which were purchased by, or to provide benefits under, any Company Benefit Plan currently in force or for which the Company or any ERISA Affiliate currently has any Liability;

(v) all Contracts with third party administrators, actuaries, investment managers, consultants and other independent contractors that relate to any Company Benefit Plan currently in force;

(vi) in the case of any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the IRS with respect to such Company Benefit Plan;

(vii) all reports, including all discrimination testing reports and actuarial reports, submitted within the three years preceding the date hereof by third party administrators, actuaries, investment managers, consultants or other independent contractors with respect to any Company Benefit Plan currently in force or for which any member of the Earthbound Group or any ERISA Affiliate currently has any Liability;

(viii) a form of all notifications given within the three years preceding the date hereof to employees of their rights under COBRA, and under all other applicable federal and state Laws regulating the notice requirements of “group health plans” (as defined in Section 607(1) of ERISA);

(ix) all material notices or reports relating to a Company Benefit Plan that were given by any member of the Earthbound Group, or any Company Benefit Plan to the IRS, the PBGC or the DOL, within the three years preceding the date hereof, including notices that are expressly mentioned elsewhere in this Section 4.15;

(x) all material notices relating to a Company Benefit Plan that were given by the IRS, the PBGC or the DOL to any member of the Earthbound Group or any Company Benefit Plan, within the three years preceding the date hereof

(xi) all current personnel, payroll and employment manuals and policies of any member of the Earthbound Group; and

(xii) all collective bargaining agreements pursuant to which contributions have been made or obligations incurred (including both pension and welfare benefits) by any member of the Earthbound Group, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities.

(c) (i) Each Company Benefit Plan that is maintained by the Earthbound Group has been maintained and administered in all material respects in accordance with its terms and the requirements of ERISA, the Code and all other applicable Law; (ii) each member of the Earthbound

Group has performed all material obligations required to be performed by it under any Company Benefit Plan and is not in any material respect in default under or in violation of any Company Benefit Plan; and (iii) no Legal Proceeding (other than claims for benefits in the ordinary course) is pending, or to the Company’s Knowledge, threatened with respect to any Company Benefit Plan by any current or former employee, officer or director of the Earthbound Group,.

(d) (i) all Company Benefit Plans that are intended to be tax qualified under Section 401(a) of the Code (each, a “Qualified Plan”) have received a determination or opinion letter from the IRS that they are so qualified and each related trust that is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt; and (ii) no fact or event has occurred since the date of the most recent determination letter or application therefor relating to any such Qualified Plan that would adversely affect the qualification of such Qualified Plan or the exempt status of any such trust.

(e) All contributions, premiums and benefit payments under or in connection with the Company Benefit Plans that are required to have been made as of the date hereof in accordance with the terms of the Company Benefit Plans have been timely made or have been reflected on the Balance Sheet to the extent required in accordance with GAAP consistently applied without modification of the accounting principles used in the preparation thereof throughout the periods specified therein.

(f) No member of the Earthbound Group has any Liability with respect to any (i) Plan which is subject to Title IV of ERISA or Section 412 of the Code, (ii) Multiemployer Plan, (iii) “multiple-employer plan” as defined in ERISA or the Code, or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. No Company Benefit Plan provides retiree life insurance or retiree health coverage, except as may be required by COBRA or other similar Law, through the last day of the calendar month in which retirement occurs.

(g) With respect to each group health plan benefiting any current or former employee of the Earthbound Group that is subject to Section 4980B of the Code, the Earthbound Group has complied in all material respects with the notice and continuation of coverage requirements of COBRA.

(h) The consummation of the transactions contemplated by this Agreement will not result in the payment, vesting, acceleration of any benefit or obligation to fund any benefit, assuming that no employee incurs a termination of employment or reduction in hours, in connection with the transactions contemplated by this Agreement. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in any “excess parachute payments” within the meaning of Section 280G of the Code payable by any member of the Earthbound Group.

4.17 Labor.

(a) Except as set forth on Schedule 4.17(a), as of the date hereof, the Company Group is not a party to any labor, collective bargaining or similar agreement and there are no labor or collective bargaining agreements which pertain to employees of the Company Group.

(b) No employees of the Company Group are represented by any labor organization. Except as set forth on Schedule 4.17(b), there are no (i) strikes, work stoppages, work slowdowns or lockouts pending or, to the Company’s Knowledge, threatened against or involving the Company Group, (ii) material unfair labor practice charges, grievances or complaints pending or, to the Company’s Knowledge, threatened by or on behalf of any employee or group of employees of the Company Group, or (iii) pending or, to the Company’s Knowledge, threatened employee representation or other organizing activities currently or within the preceding three (3) years.

(c) Except as set forth in Schedule 4.17(c), there are no complaints, charges or claims against the Company Group pending or, to the Company’s Knowledge, threatened that could be brought or filed, with any Governmental Entity based on, arising out of, in connection with or otherwise relating to the employment or termination of employment of or failure to employ any individual, employment discrimination, terms and conditions of employment, worker safety, wage and hour practices, unfair labor practices, misclassification of employees as independent contractors, or any other issue or practice relating to the employment of labor. The Company Group has been and is in compliance with all Laws relating to the employment of labor, including all such Laws relating to employment, employment practices, terms and conditions of employment, the hiring and retention of employees, wages (including but not limited to minimum and overtime wages, the timing of wage payments, meal and rest periods, wage statements), hours, classification of employees as exempt, classification of individuals as independent contractors, WARN, collective bargaining, discrimination (including but not limited to pay equity), civil rights, equal employment opportunity, affirmative action, safety and health, immigration, leaves of absence, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax except for immaterial non-compliance.

(d) The Company Group has made available to Buyer a spreadsheet entitled “Demographics,” which sets forth certain information with respect to the employment of employees of the Company Group. The information set forth in this spreadsheet is complete and accurate as of November 18, 2013. As of the Closing Date, the Company Group shall have paid all salaries, wages, including vacation, bonuses, incentives, differentials and similar payments owed to its employees and former employees or will have properly accrued for them in the Financial Statements or in the Closing Net Working Capital.

(e) The Company Group has made available to Buyer a complete and accurate list of the following information for each independent contractor performing services for the Company as of the Closing Date, to whom the Company Group will issue an IRS Form 1099: name; location; description of services provided; compensation; and terms of engagement. As of the Closing Date, the Company Group has paid all compensation due to its independent contractors or will have properly accrued for them in the Financial Statements. None of the current or former independent contractors of the Company Group could be reclassified as an employee. No independent contractor of the Company Group is eligible to participate in any Company Benefit Plan.

(f) The Company Group has made available to Buyer accurate and complete copies of all employment contracts, confidentiality agreements, non-competition agreements, non-solicitation agreements, and employee manuals and handbooks, relating to the employment of the employees.

(g) The Company Group has not violated WARN, including Cal-WARN. There has been no “mass layoff” or “plant closing” (as defined by WARN, including Cal-WARN), “mass termination” (as defined under applicable employment standards legislation), or reduction of employees’ hours by more than fifty percent (50%) (sufficient to trigger WARN, including Cal-WARN) with respect to the Company Group within the four (4) years prior to Closing. All employees the Company Group classified as “seasonal employees” meet the definition of “part-time employees” under WARN and Cal-WARN, and therefore, all such seasonal employees are excluded from any WARN notice requirements. The Company Group has made available to Buyer spreadsheets entitled “Employee Turnover Statistics 2012” and “Employee Turnover Statistics 2013,” which set forth information with respect to turnover of Company Group employees during 2012 and 2013, respectively. The information set forth in these spreadsheets is complete and accurate as of November 6, 2013. During the last twelve (12) months prior to the date of this Agreement, except for employees whose employment has been terminated, no employees of the Company Group have had their hours of work reduced by more than fifty percent (50%).

4.18 Litigation. Except as set forth on Schedule 4.18, there are no Legal Proceedings pending or, to the Company’s Knowledge, threatened against the Company Group (or to the Company’s Knowledge, pending or threatened, against any of the officers, managers, directors or employees of the Company Group with respect to their business activities on behalf of the Company Group). The Company Group is not subject to any material Order and is not in breach or violation of any material Order. Except as set forth on Schedule 4.18, no member of the Company Group is engaged in any material Legal Proceedings to recover monies due it or for damages sustained by it. There are no Legal Proceedings pending or, to the Company’s Knowledge, threatened against the Company Group or to which the Company Group is otherwise a party to relating to this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby.

4.19 Compliance with Laws; Permits. Except as set forth on Schedule 4.19:

(a) The Earthbound Group is in compliance in all material respects with all Laws of any Governmental Entity applicable to its businesses or operations. The Earthbound Group has not received any written notice of or been charged with the material violation of any Laws which violation is continuing. To the Company’s Knowledge, the Earthbound Group is not under investigation with respect to the material violation of any Laws.

(b) The Earthbound Group currently has all material Permits which are required for the operation of its businesses as presently conducted. The Earthbound Group is not in material default or material violation (and no event has occurred which, with notice or lapse of time or both would constitute a material default or material violation) of any such material Permits.

4.20 Applicable Food Laws.

(a) Except as specifically set forth on Schedule 4.20(a), each of the members of the Company Group has complied in all material respects with all Applicable Food Laws at all times since July 20, 2009. Since July 20, 2009, no member of the Company Group has received any notice of, or been charged with, any violation of or non-compliance with any Applicable Food Laws.

(b) Except as specifically set forth on Schedule 4.20(b), since July 20, 2009, there have been no Recall Event with respect to any Company Product or Co-Packed Product, or other similar federal, state or private actions with respect to such Company Products or Co-Packed Products and, to the Company’s Knowledge, no facts or circumstances exist that could reasonably be expected to result in such actions.

(c) Except as specifically set forth on Schedule 4.20(c), since July 20, 2009, the Company Group has not sold or distributed any Company Products, and, to the Company’s Knowledge, has not sold or distributed Co-Packed Products, that are adulterated or misbranded, contain a poisonous or deleterious substance exceeding an action level or tolerance established by Applicable Food Laws, or are otherwise unfit for human consumption.

(d) To the Company’s Knowledge, each of the growers, suppliers, co-packers, manufacturers, carriers and distributors of the Company Group are in compliance in all material respects with all Applicable Food Laws and other applicable Laws as they relate to the farming, harvest, processing, transport, labeling or distribution of any Company Product or Co-Packed Product. To the Company’s Knowledge, there is no threatened or pending Legal Proceeding against any such grower, supplier, co-packer, manufacturer, carrier or distributor regarding the existence of a defect or violation of Applicable Food Law other applicable Law pertaining to the farming, harvest, processing, transport, labeling or distribution of any Company Product or Co-Packed Product.

(e) To the extent required by a Governmental Entity, all labeling used on any Company Product or Co-Packed Product has been filed or registered with and/or approved by each Governmental Entity that requires such filing, registration and/or approval. To the extent any Company Product or Co-Packed Product is labeled or otherwise marketed as being “Kosher”, “Non-GMO”, “Parve”, “Hechsher”, “Organic”, “All Natural”, “Natural”, “Low Calorie”, “Sugar Free” or any similar claim, the Company Group possesses Certifications or Substantiation; or, as to a Co-Packed Product, the Company Group has verified that the applicable co-packer or manufacturer possesses appropriate Certifications or Substantiation.

4.21 Environmental Matters. Except as set forth on Schedule 4.21:

(a) the operations of the Company Group are and have been, since July 20, 2009 in compliance in all material respects with Environmental Laws, which compliance includes obtaining, maintaining and complying with any material Permits required under Environmental Laws necessary to operate its business (“Environmental Permits”), and no legal proceeding is pending or to the Company’s Knowledge threatened to modify, revoke or terminate any such Environmental Permit;

(b) to the Company’s Knowledge, no facts exist that could adversely affect continued material compliance with Environmental Laws and Environmental Permits or require currently unbudgeted, material capital expenditures to achieve or maintain continued compliance with currently existing Environmental Laws and Environmental Permits;

(c) the Company Group is not subject to any pending, or to the Company’s Knowledge, threatened claim, proceeding, or written inquiry alleging that the Company Group may have any material Liability under any Environmental Law; the Company Group has not received any written request for information under or any written communication alleging responsibility as a potentially responsible party under CERCLA or other analogous Environmental Law with respect to any of the Company Group’s businesses, the Company Properties or any property currently or formerly owned, operated or leased by the Company Group;

(d) there are no pending or, to the Company’s Knowledge, threatened investigations of the Company Group, or any currently or, to the Company’s Knowledge, previously owned or leased property of the Company Group under Environmental Laws, which would reasonably be expected to result, individually or in the aggregate, in the Company Group incurring any material liability pursuant to any Environmental Law;

(e) to the Company’s Knowledge, there has been no Release of any Hazardous Material on, at, to, or from: (i) any of the Company Properties or (ii) during the term of the Company Group’s ownership, operation or lease, any property formerly owned, operated or leased by the Company Group or (iii) any location at which Hazardous Materials from the operations of the Company Group have come to be located, that could reasonably be expected to result, individually or in the aggregate, in the Company Group incurring any material Liability pursuant to any Environmental Law; and

(f) the Company Group has made available to Buyer true and complete copies of any material environmental reports or assessments existing as of the date hereof prepared by or for the Company and possessed by the Company Group or in the Company Group’s reasonable control pertaining to environmental conditions at the Company Properties or any other property currently or formerly owned, operated or leased by the Company Group, or concerning the Company Group’s compliance with Environmental Laws and true and complete copies of Environmental Permits or for the past three years, any reports required to be made or data required to be maintained under such Environmental Permits.

4.22 Insurance.

(a) Set forth in Schedule 4.22(a) is a list of all insurance policies and all fidelity bonds held by or applicable to the Earthbound Group as of the date hereof setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage.

(b) Excluding insurance policies that have expired and been replaced in the ordinary course of business or as noted on Schedule 4.22(b), no insurance policy has been cancelled within the last two (2) years and, to the Company’s Knowledge, no threat has been made to cancel any insurance policy of the Earthbound Group during such period.

4.23 Related Party Transactions. Except as set forth on Schedule 4.23, to the Company’s Knowledge, no employee, officer, director, stockholder, partner or member of the Earthbound Group, any member of his or her Immediate Family or any of their respective Affiliates (“Related Persons”) (a) owes any amount to the Earthbound Group nor does the Earthbound Group owe any amount to, or has the Earthbound Group committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (b) is involved in any business arrangement or other relationship with the Earthbound Group (whether written or oral), (c) owns, directly or indirectly, and whether on an individual, joint or other basis, any interest in, or serves as an officer or director of, any Person that has ongoing material business dealings or a material financial interest in any transaction with the Earthbound Group, or (d) has threatened any claim or action against an Earthbound Group member, except in each case of clauses (a) through (c), for (i) any non-controlling interest in the securities of any such Person that represents less than 10% of the voting securities and economic interests of such Person and (ii) in the case of officers and directors of the Earthbound Group, salaries and employee benefits and other transactions pursuant to any Company Benefit Plan in the ordinary course of business.

4.24 Customers and Suppliers. Schedule 4.24 sets forth a list of the ten (10) largest customers, the fifteen (15) largest raw product suppliers and the ten (10) largest suppliers (other than raw product suppliers) of the Company Group, as measured by the dollar amount of purchases therefrom or thereby, during the fiscal year ended December 31, 2011 and 2012 and the nine-month period ended September 30, 2013. No customer or supplier listed on Schedule 4.24 has terminated its relationship with the Company Group or has given written notice of an intention to terminate its business with the Company Group and, to the Company’s Knowledge, no customer or supplier listed on Schedule 4.24 intends to terminate or materially reduce its business with the Company Group.

4.25 Product Warranty; Product Liability.

(a) Except as set forth on Schedule 4.25, each product manufactured, sold or delivered by the Company Group in conducting its business has been in conformity in all material respects with all product specifications, all express and implied warranties and all applicable Law. Except as set forth on Schedule 4.25, the Company Group does not have any material Liability for replacement or repair of any such products or other material damages in connection therewith or any other material customer or product obligations not reserved against on the Balance Sheet.

(b) Except as set forth on Schedule 4.25, the Company Group does not have any material Liability arising out of any injury or illness to individuals or property as a result of the ownership, possession, or use of any product designed, manufactured, assembled, repaired, maintained, delivered, sold or installed, or services rendered, by or on behalf of the Company Group. Except as set forth on Schedule 4.25, the Company Group has not committed any act or failed to commit any act, which would result in, and there has been no occurrence which would give rise to or form the basis of, any material product Liability or material Liability for breach of warranty (whether covered by insurance or not) on the part of the Company Group with respect to products designed, manufactured, assembled, repaired, maintained, delivered, sold or installed or services rendered by or on behalf of the Company Group.

4.26 Financial Advisors. Except as set forth on Schedule 4.26, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company Group in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment from the Company Group in respect thereof.

4.27 Distributions; Holding Companies.

(a) As of the Earthbound Effective Time, the liquidation of HM Earthbound will have been consummated in accordance with all applicable Laws and with the organizational documents of HM Earthbound and all distributions with respect thereto shall have been allocated or made to the partners of HM Earthbound, in accordance with applicable Law and with the organizational documents of HM Earthbound. Exhibit A, which details payments to the Earthbound Holders and the Bonus Point Holders, is accurate and complete and has been prepared in accordance with the waterfall distribution provisions of the EBI LLC Agreement, the Incentive Plan (including the related award agreements) and in accordance with applicable Law, and Buyer can rely on such schedule for payments to the Earthbound Holders.

(b) Except as set forth on Schedule 4.27(b), and except for (i) the negotiation, execution, delivery and performance of this Agreement and (ii) acquiring and holding (directly or indirectly) interests in the Company Group, Earthbound I has not carried on any business, employed any Persons, or conducted any operations. Except for owning 100% of the equity interests in Earthbound II, Earthbound I has never owned any other equity interests or assets. Other than with respect to its obligations arising under this Agreement, Earthbound I does not have any Liabilities.

4.28 No Other Representations or Warranties; Schedules. Except as set forth in this Agreement or in any Ancillary Agreement (as modified by the Disclosure Schedule hereto as supplemented or amended), and except as set forth on Schedule 4.28, (a) neither the Company Group nor any other Person makes any other express or implied representation or warranty with respect the Company Group or the transactions contemplated by this Agreement, (b) the Company Group disclaims any other representations or warranties, whether made by the Company Group or any of its Affiliates, officers, directors, employees, agents or representatives and (c) the Company Group hereby disclaims all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Buyer or any of its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Buyer or any of its Affiliates by any director, officer, employee, agent, consultant, or representative of the Company Group or any of its Affiliates). The disclosure of any matter or item in any schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

V.

REPRESENTATIONS AND WARRANTIES OF TOPCO

Topco hereby represents and warrants to Buyer as follows:

5.1 Organization and Good Standing. Topco is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties, and to carry on its business as now conducted. Topco is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties, requires such qualification or authorization except where the failure to be so qualified, authorized or in good standing would not be materially adverse to the Earthbound Group, taken as a whole.

5.2 Authorization of Agreement. Topco has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements, and to consummate the Subject Transactions. The execution, delivery and performance of this Agreement and each Ancillary Agreement and the consummation of the Subject Transactions have been duly authorized by all requisite corporate action on the part of Topco. This Agreement has been, and each of the Ancillary Agreements will be at or prior to the Closing, duly and validly executed and delivered by Topco and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and the Ancillary Agreements when so executed and delivered will constitute, the legal, valid and binding obligations of Topco, enforceable against them in accordance with its and their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity).

5.3 Conflicts; Consents of Third Parties.

(a) Except as set forth on Schedule 5.3(a), neither the consummation of the transactions contemplated hereby nor compliance by Topco with any of the provisions hereof will, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the organizational documents of Topco; (ii) any Contract or Permit to which Topco is a party or by which any of the properties or assets of Topco are bound; (iii) any Order of any Governmental Entity applicable to Topco, or by which any of the properties or assets of Topco are bound; or (iv) any applicable Law, except in the case of clauses (ii)-(iv), where such conflict, violation, default or right of termination or cancellation would not be materially adverse to the Earthbound Group, taken as a whole.

(b) Except as set forth on Schedule 5.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Entity is required on the part of Topco in connection with the execution and delivery of this Agreement or any Ancillary Agreement or the compliance by Topco with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby immediately following the Closing, except where such failure to obtain such consent, waiver, approval, Order, Permit, authorization or notice would not be materially adverse to the Earthbound Group, taken as a whole.

5.4 Capitalization.

(a) Schedule 5.4 sets forth as of the date hereof, all of the issued and outstanding Topco Shares and the record and beneficial owner thereof. Except as set forth in Schedule 5.4, there are no equity securities of Topco issued, reserved for issuance or outstanding and no outstanding options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights, phantom equity, profit participation and similar rights), stock appreciation rights, calls or commitments with respect to Topco requiring the issuance or sale of any stock of Topco or the repurchase or retirement of any equity securities of Topco. Except as set forth in Schedule 5.4, there are no shareholder agreements, voting trusts, proxies or other agreements or understandings with respect to any shares of Topco, including with respect to the voting thereof.

(b) All of the issued and outstanding shares of Topco are duly authorized, validly issued, fully paid and non-assessable, and were not issued in violation or contravention of any preemptive or similar rights of any Person. All of the issued and outstanding shares of Holdco were cancelled upon closing of the Upstream Merger.

5.5 Ownership of Earthbound I Units. As of immediately prior to the Earthbound Merger, after giving effect to the HM Earthbound Liquidation and the Upstream Merger, Topco will be the owner, beneficially and of record, of all of the Earthbound I Units set forth opposite its name on Schedule 5.5(a), free and clear of any Liens (other than any Liens imposed under the terms of the limited liability company agreement of Earthbound I), and after giving effect to the Earthbound Merger, Topco shall be the owner, beneficially and of record, of all of the Earthbound I Units set forth opposite its name on Schedule 5.5(b), free and clear of any Liens.

5.6 Financial Advisors. Except as set forth on Schedule 5.6, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Topco in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment from Topco in respect thereof.

5.7 Blocker Operations; No Liabilities or Obligations.

(a) Except for (i) the negotiation, execution, delivery and performance of this Agreement (including consummation of the Pre-Acquisition Transactions), (ii) acquiring, holding and subsequently distributing to Topco Seller, interests in Frequentz, Inc., a California corporation (“Frequentz”), and (iii) acquiring and holding (directly or indirectly) interests in HM Earthbound and the Company Group, and (solely with respect to Topco) interests in Holdco, neither Topco nor Holdco, has carried on any business or conducted any operations.

(b) Except for (i) acquiring and holding, interests in NSF Integrated Services, LLC, a now-dissolved California limited liability company, (ii) acquiring, holding and subsequently distributing to Topco Seller, interests in Frequentz and (iii) acquiring and holding (directly or indirectly) interests in the Company Group, HM Earthbound has not carried on any business, employed any Persons, or conducted any operations.

(c) Except for Cash, interests in Holdco (with respect to Topco), interests in HM Earthbound (with respect to Topco and Holdco), direct and indirect interests in the Company Group and as otherwise set forth on Schedule 5.7(c), none of Topco, Holdco and HM Earthbound has ever owned any other equity interests or assets. Other than, with respect to Topco’s obligations arising under this Agreement and the Blocker Tax Liabilities, none of Topco, Holdco and HM Earthbound has any Liabilities.

5.8 Litigation. There are no Legal Proceedings pending or, to the Company’s Knowledge, threatened against Topco (or to the Company’s Knowledge, pending or threatened, against any of the officers, managers, directors or employees of Topco with respect to their business activities on behalf of Topco). Topco is not subject to any material Order and is not in breach or violation of any material Order. Topco is not engaged in any material Legal Proceedings to recover monies due it or for damages sustained by it. There are no Legal Proceedings pending or, to the Company’s Knowledge, threatened against Topco or to which Topco is otherwise a party relating to this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby.

5.9 Taxes. Except as set forth on Schedule 5.9:

(a) Topco has timely filed (or have had timely filed on its behalf) all material Tax Returns required to be filed by or with respect to it (taking into account for this purpose any extensions), and all material Taxes required to be paid by it on or prior to the date hereof have been paid by it.

(b) There are (i) no claims, deficiencies or assessments of Taxes asserted or threatened in writing by any Taxing Authority with respect to Topco, and (ii) no ongoing audits or examinations of any Taxes or Tax Returns relating Topco and no such audit or examination is threatened in writing.

(c) There are no Tax Liens upon any property or assets of Topco, except for Permitted Liens.

5.10 Property. Neither Topco nor Holdco owns, leases, uses or otherwise has any interest in, or has ever owned, leased, used or had any interest in, any real property, personal property, or Intellectual Property.

5.11 Labor. Topco does not currently employ, have or engage, nor has it ever employed, had or engaged, any employees or independent contractors. Topco is not an employer or employing entity. Topco has not paid wages to any Person. Topco is not and has not been deemed an employer or joint employer by any Governmental Entity, nor has any individual, to the Company’s Knowledge, alleged that Topco is an employer or a joint employer. Topco is not a party to any employment agreements, collective bargaining agreements or any other agreements regarding the employment of labor. There are no complaints, charges or claims against Topco pending or to the Company’s Knowledge, threatened that could be brought or filed, with any Governmental Entity based on, arising out of, in connection with or otherwise relating to the employment or termination of employment of or failure to employ, any individual, employment discrimination, terms and conditions of employment, worker safety, wage and hour practices, unfair labor practices, misclassification of employees as independent contractors, or any other issue or practice relating to the employment of labor.

VI.

REPRESENTATIONS AND WARRANTIES OF BUYER,

EARTHBOUND MERGER SUB, AND BLOCKER MERGER SUB

Buyer, Earthbound Merger Sub, and Blocker Merger Sub (together, the “Buyer Group”) hereby jointly and severally represent and warrant to the Company Group as follows:

6.1 Organization and Good Standing. Buyer is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease, and operate its properties, and to carry on its business and now conducted. Earthbound Merger Sub a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease, and operate its properties, and to carry on its business and now conducted. Blocker Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease, and operate its properties, and to carry on its business and now conducted. Each member of the Buyer Group is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties, requires such qualification or authorization.

6.2 Authorization of Agreement. The Buyer Group has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements, and to consummate the Subject Transactions. The execution, delivery and performance of this Agreement and each Ancillary Agreement and the consummation of the Subject Transactions have been duly authorized by all requisite action on the part of the Buyer Group. This Agreement has been, and each of the Ancillary Agreements will be at or prior to the Closing, duly and validly executed and delivered by the Buyer Group and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and the Ancillary Agreements when so executed and delivered will constitute, the legal, valid and binding obligations of the Buyer Group, enforceable against it in accordance with its and their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity).

6.3 Conflicts; Consents of Third Parties.

(a) Neither the consummation of the transactions contemplated hereby nor compliance by the Buyer Group with any of the provisions hereof will, in any material respect, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the organizational documents of the Buyer Group; (ii) any material Contract or material Permit to which any member of the Buyer Group is a party or by which any of the material properties or assets of the Buyer Group are bound; (iii) any material Order of any Governmental Entity applicable to any member of the Buyer Group, or by which any of the material properties or assets of the Buyer Group are bound; or (iv) any applicable Law, except in the case of clauses (ii)-(iv), where such conflict, violation, default or right of termination or cancellation would not be materially adverse to Buyer.

(b) No material consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Entity is required on the part of the Buyer Group in connection with the execution and delivery of this Agreement or any Ancillary Agreement or the compliance by the Buyer Group with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, except where such failure to obtain such consent, waiver, approval, Order, Permit, authorization or notice would not be materially adverse to Buyer.

6.4 Litigation. There are no Legal Proceedings pending or, to the knowledge of Buyer, threatened against the Buyer Group, which, if adversely determined, would materially impair its ability to consummate the Subject Transactions. The Buyer Group is not subject to any Order which would materially impair its ability to consummate the Subject Transactions.

6.5 Financial Capability. Buyer has and will have at the Closing sufficient cash, available lines of credit or other sources of immediately available funds to make payment of all amounts to be paid by it hereunder on the Closing Date.

6.6 Buyer’s Reliance. As of the date hereof, Buyer acknowledges that the Earthbound Group has reasonably cooperated with, and been responsive to, Buyer and its representatives in connection with providing access to the books and records, facilities, equipment, Tax Returns, Contracts, insurance policies (or summaries thereof) and other properties and assets of the Earthbound Group that Buyer and its representatives have desired or requested to see or review, and that Buyer and its representatives have had reasonable opportunity to meet with the officers and employees of the Company Group to discuss the business of the Earthbound Group. Except as set forth on Schedule 4.28 and except as set forth in, or covered by, this Agreement, Buyer acknowledges that (a) none of the Earthbound Group, or any other Person has made and Buyer represents that it is not relying on and has not relied on any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Earthbound Group furnished or made available to Buyer and its representatives and (b) none of the Earthbound Group or any other Person (including any officer, director, member or shareholder of any of the Company Group, Kainos Capital, LLC or any of their respective Affiliates solely in their capacities as such) shall have or be subject to any Liability to Buyer or any other Person resulting from the sale to Buyer, or Buyer’s use of, any such information, including the information, documents or material made available to Buyer in any “data rooms,” management presentations, due diligence or in any other form in expectation of the Subject Transactions. Buyer acknowledges that the representations and warranties contained herein are for risk allocation purposes and not necessarily assertions of truth, and that no officer, agent, representative or employee or the Earthbound Holders or the Earthbound Group has, or has been given, the express or implied authority to make or negotiate any representations, warranties or agreements not specifically set forth in this Agreement.

6.7 Financial Advisors. Except as set forth on Schedule 6.7, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Buyer Group in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment from the Buyer Group in respect thereof.

VII.

COVENANTS OF THE PARTIES

7.1 Conduct of Business Prior to the Closing. Except as otherwise contemplated by this Agreement or as set forth on Schedule 7.1, between the date of this Agreement and the Closing Date, unless Buyer shall otherwise provide its prior written consent, the business of the Earthbound Group shall be conducted only in the ordinary course of business in all material respects, and Buyer shall cause the Earthbound Group to use its commercially reasonable efforts to preserve intact in all material respects their business organization. Except as otherwise contemplated by this Agreement or as set forth on Schedule 7.1, between the date of this Agreement and the Closing Date, without the prior consent of Buyer, no member of the Earthbound Group will:

(a) amend its certificate of incorporation or bylaws or equivalent organizational documents;

(b) transfer, issue, pledge, encumber, dispose of or sell any equity or profits interests of any member of the Earthbound Group, or any options, warrants, convertible securities or other rights of any kind to acquire any such equity interests;

(c) declare, set aside, make or pay any dividends or other distributions (whether in cash, stock, property or otherwise) with respect to any of its equity or profits interests, except for (i) dividends, distributions or other payments by any member of the Earthbound Group to another member of the Earthbound Group, (ii) distributions pursuant to Section 5.03 of the EBI LLC Agreement and in accordance with Exhibit A, or (iii) distributions related to the Pre-Acquisition Transactions set forth in this Agreement;

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its equity or profits interests or make any other change with respect to its ownership structure;

(e) acquire any corporation, partnership, limited liability company, other business organization or division thereof or any assets other than in the ordinary course of business;

(f) sell, assign, license, transfer, convey, encumber, lease or otherwise dispose of any of the properties or assets of, or used by, the Earthbound Group, other than for fair consideration in the ordinary course of business;

(g) (A) issue, create, incur, assume, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise) any indebtedness, other than draw-downs on the Company’s revolver in the ordinary course of business; (B) except draw-downs on the Company’s revolver in the ordinary course of business, pay, repay, discharge, purchase, repurchase or satisfy any Indebtedness of the Earthbound Group; or (C) modify the terms of any Indebtedness;

(h) except for the Subject Transactions and the Pre-Acquisition Transactions, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or recapitalization of any member of the Earthbound Group;

(i) modify or terminate any Material Contract or enter into any Contract that would be a Material Contract if entered into prior to the date hereof, including any loans or capital advances to Affiliates; other than any such Contracts, agreements or arrangements entered into in the ordinary course of business (including Contracts, agreements or arrangements with customers, vendors or clients);

(j) enter into, modify or terminate any labor or collective bargaining agreement of the Company Group or, make any commitment or incur any liability to any labor organization with respect to any member of the Company Group;

(k) (i) increase the salary or other compensation of any director, manager, officer or senior employee of any member of the Earthbound Group, except for normal year-end increases in the ordinary course of business or pursuant to any Plans, programs or agreements existing on the date hereof, (ii) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any director, officer, employee or consultant, (iii) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, retention pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension, change in control or other employee benefit plan or arrangement made to, for, or with any of the directors, managers, officers, employees, agents or representatives of any member of the Earthbound Group or otherwise modify or amend or terminate any such plan or arrangement, in each case other than in the ordinary course with respect to the holidays recognized by any member of the Earthbound Group or to the new plan year or to any new hiring of any individual or (iv) enter into any employment, deferred compensation, severance, special pay, consulting, non-competition or similar agreement with any directors, managers or officers of any member of the Earthbound Group (or amend or otherwise modify any such agreement to which any member of the Earthbound Group is a party);

(l) authorize, or make any commitment with respect to, any capital expenditures except for those set forth on Schedule 7.1(l);

(m) fail to exercise any rights of renewal with respect to any material leased Company Property that by its terms would otherwise expire; or

(n) make any change in any method of accounting or accounting practice or policy, except as required by applicable Law or GAAP.

7.2 Covenants Regarding Information.

(a) From the date hereof until the Closing Date, upon reasonable notice, the Earthbound Group shall afford Buyer and its representatives reasonable access to the representatives, properties, offices, plants and other facilities, books and records of the Earthbound Group, and shall furnish Buyer with such financial, operating and other data and information as Buyer may reasonably request (including reasonably cooperating with Buyer and promptly providing Buyer with such financial, operating and other data and information in connection with Buyer’s obtaining the R&W Insurance Policy with the highest benefits to Buyer up to the R&W Insurance Amount with the least exclusions from coverage and being reasonably available to attend conference calls with the provider under the R&W Insurance Policy; provided, for the avoidance of doubt, that in no event shall the obtainment of the R&W Insurance Policy be a condition to Closing); provided, however, that any third-party costs of such access or furnishing of information shall be conducted at Buyer’s expense, during normal business hours, under the supervision of the Earthbound Group’s personnel and in such a manner as not unreasonably to interfere with the normal operations of the Earthbound Group. Solely with respect to this Section 7.2(a) and without limiting the other provisions of this Agreement (including the representations and warranties and indemnity provisions and Buyer’s rights thereunder), no member of the Earthbound Group shall be required to disclose any information to Buyer or its representatives if such disclosure would, in the opinion of counsel to the Earthbound Group, (i) jeopardize any attorney-client or other legal privilege, (ii) conflict with any material confidentiality obligations by which any member of the Earthbound Group is bound, or (iii) contravene any applicable Law, fiduciary duty or material binding agreement entered into prior to the date hereof, provided, however, that the Earthbound Group shall use commercially reasonable efforts to keep Buyer reasonably informed to the maximum extent possible on a prompt basis with respect to any matters that it is not permitted to disclose to Buyer under this sentence of Section 7.2(a). From the date hereof until the Closing Date, upon reasonable notice, the Earthbound Group shall reasonably cooperate with Buyer in originating and facilitating contact with customers, suppliers and employees of the Earthbound Group; provided that a representative of the Earthbound Group shall be permitted to attend such conferences or meetings and no such conference or meeting shall occur without a representative of the Earthbound Group present unless the Sellers’ Representative has provided its consent to such conference or meeting without a representative of the Earthbound Group in writing. Notwithstanding anything to the contrary in this Agreement, prior to the Closing, without the prior written consent of the Earthbound Group, which may be withheld in its sole discretion, Buyer shall have no right to perform invasive or subsurface investigations of the properties or facilities of the Earthbound Group.

(b) In order to facilitate the resolution of any claims made against or incurred by the Earthbound Holders (as they relate to the Earthbound Group), for a period of five (5) years after the Closing Date, the Earthbound Group shall (i) retain the books and records relating to the Earthbound Group relating to periods prior to the Closing Date and (ii) afford the representatives of the Earthbound Holders reasonable access (including the right to make, at the applicable Earthbound Holder’s expense, photocopies), during normal business hours, to such books and records; provided, however, that the Earthbound Group shall notify the Earthbound Holders in writing at least thirty (30) days in advance of destroying any such books and records on or after the fifth (5th) anniversary of the Closing Date in order to provide the Earthbound Holders the opportunity to copy such books and records in accordance with this Section 7.2(b).

7.3 Pay-Off Letters and Lien Releases. Prior to the Closing, the Earthbound Group shall use commercially reasonable efforts to provide Buyer with customary pay-off letters and forms of Lien releases with respect to the Senior Credit Facility.

7.4 Employee Benefits.

(a) Buyer shall use commercially reasonable efforts to provide, or cause to be provided, to the current employees of the Company Group (the “Affected Employees”), for a period of one (1) year following the Earthbound Effective Time, compensation and employee benefits, as applicable, (other than equity arrangements) that are substantially comparable to those set forth on Schedule 4.16. From and after the Earthbound Effective Time, Buyer shall cause the Surviving Companies and their Subsidiaries, as applicable, to honor in accordance with the terms of existing employment, severance, change of control and salary continuation agreements between the Company Group and any current or former officer, director, employee or consultant of the Company Group or group of such officers, directors, employees or consultants, in each case, to the extent the Company Group would have been required to perform such agreement and to the extent a copy of the agreement was provided to Buyer and is set forth on Schedule 4.16.

(b) Buyer shall use commercially reasonable efforts to honor, or to cause the Surviving Companies to honor, unused vacation, holiday, sickness and personal days accrued by the employees of the Company Group under the policies and practices of the Company Group prior to the Earthbound Effective Time. In the event of any material change in the welfare benefits provided to any employee of the Company Group under any Plan, Buyer shall use commercially reasonable efforts to cause the Surviving Companies to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees and their covered dependents under such Plan (except to the extent that such conditions, exclusions or waiting periods would apply under the Company Group’s then existing Plans absent any material change in such welfare coverage Plan) and (ii) provide each Affected Employee and his or her covered dependents with credit for any co-payments and deductibles paid prior to any such change in coverage in satisfying any applicable deductible or out-of-pocket requirements under such new or changed Plan. Buyer shall use commercially reasonable efforts to cause the Surviving Companies to, provide each Affected Employee with credit for all service with the Company Group and its Affiliates under each Plan in which such Affected Employee is eligible to participate, except to the extent that it would result in a duplication of benefits with respect to the same period of services.

(c) Except as provided in Section 7.4(a), nothing contained in this Section 7.4, whether express or implied, shall be construed to create any beneficiary rights in any current or former employee, officer or director (including any dependent thereof) of the Company Group or the Surviving Companies or any of their Subsidiaries in respect of (i) any right to employment or continued employment, or to a particular term or condition of employment with the Surviving Companies or any of their Subsidiaries; (ii) any right to employment of any specified person; or (iii) any right to claim any particular compensation, benefit or aggregation of benefits of any kind or nature whatsoever. Nothing herein shall be deemed an amendment of any Company Benefit Plan or any Plan of Buyer, the Surviving Companies or any of their Subsidiaries.

7.5 No Shop.

(a) The Company, Topco and the Sellers’ Representative shall not, and shall cause Topco Seller, the Earthbound Group and their respective Affiliates, directors, officers, Employees, representatives and agents (collectively, the “Representatives”) not to, directly or indirectly, (i) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation or otherwise, any transaction involving a merger, consolidation, business combination, purchase or disposition of any material amount of the assets of the Earthbound Group or any capital stock or other ownership interests of, or membership interests in, the Earthbound Group other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Earthbound Group in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

(b) The Company, Topco and the Sellers’ Representative shall, and shall cause Topco Seller, the Earthbound Group and the Representatives to, notify Buyer orally and in writing promptly (but in no event later than two (2) Business Days) after receipt by any of Topco Seller or the Earthbound Group or any of the Representatives thereof of any proposal or offer from any Person other than Buyer to effect an Acquisition Transaction or any request for non-public information relating to the Earthbound Group or for access to the properties, books or records of the Earthbound Group by any Person other than Buyer in connection with an Acquisition Transaction. Such notice shall indicate the identity of the Person making the proposal or offer, or intending to make a proposal or offer or requesting non-public information or access to the books and records of the Earthbound Group, the material terms of any such proposal or offer, or modification or amendment to such proposal or offer and copies of any written proposals or offers or amendments or supplements thereto. The Company, Topco and the Sellers’ Representative shall, and shall cause Topco Seller, the Earthbound Group and the Sellers’ Representative to, keep Buyer informed, on a reasonably current basis, of any material changes in the status and any material changes or modifications in the terms of any such proposal, offer, indication or request.

(c) The Company, Topco and the Sellers’ Representative shall, and shall cause Topco Seller, the Earthbound Group and the Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Buyer) conducted heretofore with respect to any Acquisition Transaction.

7.6 Confidentiality. The confidentiality agreement dated May 30, 2013 between Buyer and Earthbound III (the “Confidentiality Agreement”) shall continue in full force and effect until the Closing Date, at which time such Confidentiality Agreement shall terminate. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

7.7 Public Announcements. Prior to the Closing, the Company and Buyer shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, in which case the party proposing to issue such press release or make such public statement shall use commercially reasonable efforts to consult in good faith with the other party before issuing such press release or making such public statement to attempt to agree upon mutually satisfactory text. Upon the Closing, the Company and Buyer shall issue a mutually agreed upon press release announcing the transactions contemplated hereby. Notwithstanding the foregoing, the Sellers’ Representative is permitted to report and disclose the status of this Agreement and the Subject Transactions to its direct and indirect members if required by those governing documents with those members and shall be permitted to disclose the consummation of the Subject Transactions (but not, without the consent of the other party, price terms or the name of such other party) on their websites and otherwise in the ordinary course of their business so long as the disclosure is consistent with the press release.

7.8 Directors’ and Officers’ Indemnification.

(a) For a period of six (6) years following the Closing, Buyer shall, and shall cause the Surviving Companies and their Subsidiaries, to indemnify, defend and hold harmless, in accordance with and to the extent set forth in the organizational documents of the Surviving Companies (in effect on the date hereof) and the indemnification agreements set forth on Schedule 7.8 (the “Indemnification Agreements”), each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of the Earthbound Group (in such parties’ capacity as such) (the “D&O Indemnified Parties”) against any and all losses, damages, Liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) arising out of or relating to any threatened or actual action based in whole or in part on or arising out of or relating in whole or in part to the fact that such Person is or was a director or officer of the Earthbound Group whether pertaining to any matter existing or occurring at or prior to the Closing Date and whether asserted or claimed prior to, or at or after, the Closing Date (the “D&O Indemnified Liabilities”), including all D&O Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or relating to this Agreement or the transactions contemplated hereby, in each case to the full extent a corporation is permitted under applicable Law to indemnify its own directors or officers but subject to the organizational documents of the Surviving Companies (in effect on the date hereof) and the Indemnification Agreements (and the Surviving Companies and their Subsidiaries shall pay expenses in advance of the final disposition of any such action or proceeding to each D&O Indemnified Party). Without limiting the foregoing but subject to the limitations thereof, in the event any such claim, action, suit, proceeding or investigation is brought against any D&O Indemnified Party (whether arising before or after the Closing Date), (i) the D&O Indemnified Party may retain counsel satisfactory to it and reasonably satisfactory to Buyer, and the Surviving Companies and their Subsidiaries shall pay all fees and expenses of such counsel for the D&O Indemnified Party promptly as statements therefor are received and (ii) the Surviving Companies and their Subsidiaries and each D&O Indemnified Party will use all reasonable efforts to assist in the vigorous defense of any such matter; provided, that none of the Surviving Companies or any of their Subsidiaries or Buyer shall be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld. Any D&O Indemnified Party wishing to claim indemnification under this Section 7.8 shall notify Buyer promptly upon learning of any such claim, action, suit, proceeding or investigation (but the failure so to notify shall not relieve a party from any Liability that it may have under this Section 7.8 except to the extent such failure materially prejudices such party). The parties hereto agree that all rights to indemnification hereunder, including provisions relating to advances of expenses incurred in defense of any such action or suit, existing in favor of the D&O Indemnified Parties with respect to matters occurring through the Closing Date shall continue in full force and effect for a period of not less than six (6) years from the Closing Date; provided, however, that all rights to indemnification in respect of any D&O Indemnified Liabilities asserted or made within such period shall continue until the disposition of such D&O Indemnified Liabilities.

(b) Buyer hereby acknowledges that certain D&O Indemnified Parties may have rights to indemnification, advancement of expenses and/or insurance provided by Persons other than the Earthbound Group (collectively, the “Indemnitors”). Buyer hereby agrees (i) that Buyer and the Earthbound Group are the indemnitors of first resort (i.e., their obligations to the D&O Indemnified Parties are primary and any obligation of the Indemnitors are secondary) and (ii) Buyer and the Earthbound Group shall be required to advance the full amount of expenses incurred by any D&O Indemnified Party and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement, the Indemnification Agreements, the D&O Tail Policy or other director and officer insurance policies of Buyer or the Earthbound Group or the Earthbound Group’s certificate of incorporation, by-laws or comparable organizational documents (or any other agreement between any member of the Earthbound Group and any such D&O Indemnified Party) (collectively, the “Coverage Related Agreements”), without regard to any rights the D&O Indemnified Party may have against the Indemnitors; provided, however, that if the foregoing adversely affects, contravenes, or impairs coverage under, any of the Coverage Related Agreements, then the covenants and agreements of Buyer set forth in clauses (i) and (ii) above shall be limited to avoid any such adverse effect, contravention or impairment. Each of Buyer and the Earthbound Group further agree that no advancement or payment by an Indemnitor on behalf of a D&O Indemnified Party with respect to any claim for which a D&O Indemnified Party has sought indemnification from the Earthbound Group shall affect the foregoing and the applicable Indemnitor shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the D&O Indemnified Party against the Earthbound Group. Buyer and the Indemnitees agree that the Indemnitors and the D&O Indemnified Parties are express third party beneficiaries of the terms of this Section 7.8.

(c) The Surviving Companies as of the Closing shall obtain and fully pay for, at the Surviving Company’s expense, a “tail” insurance policy of officers’ and directors’ Liability insurance (the “D&O Tail Policy”) for the Persons who are covered by the existing directors’ and officers’ Liability insurance policy of the Earthbound Group with respect to matters arising out of or relating to acts or omissions occurring or existing at or prior to the Closing (including in connection with this Agreement and the Subject Transactions). The D&O Tail Policy shall have a claims period of at least six (6) years from and after the Closing and shall provide coverage not less favorable than the coverage provided by the existing directors’ and officers’ Liability insurance policy of the Earthbound Group; provided, however, that the Surviving Companies shall not be obligated to make annual payments for such insurance to the extent that such premiums exceed 150% of the annual premiums paid as of the date hereof by the Surviving Companies for such insurance (such 150% amount, the “Base Premium”); provided, further, if such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Base Premium, the Surviving Companies shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium not to exceed the Base Premium.

(d) Except as set forth on Schedule 7.8(d), Buyer covenants, for itself and its successors and assigns, that it and they shall not institute any action in any court or before any administrative agency or before any other tribunal against any of the current directors of the Earthbound Group, in their capacity as such, with respect to any Liabilities, actions or causes of action, judgments, claims or demands of any nature or description (consequential, compensatory, punitive or otherwise), in each such case to the extent resulting from their approval of this Agreement or the transactions contemplated hereby.

(e) For a period of six (6) years following the Closing, the Surviving Companies shall not take any action directly or indirectly to disaffirm or adversely affect the provisions of the organizational documents or the Indemnification Agreements of the Earthbound Group that provide indemnification of and expense reimbursement to D&O Indemnified Parties.

(f) In the event that the Earthbound Group or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Topco or the Surviving Companies shall assume all of the obligations of the Earthbound Group set forth in this Section 7.8.

7.9 Reasonable Best Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Law to consummate and make effective the Mergers and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary, or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Mergers or any of the other transactions contemplated by this Agreement, including without limitation, those listed on Schedule 4.3(b) and 5.3(b). In furtherance and not in limitation of the foregoing, (A) each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Subject Transactions as promptly as practicable and in any event within five (5) Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 7.9 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act (including any extensions thereof) as soon as practicable and (B) each of the parties hereto shall each use its reasonable best efforts to (x) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to the Mergers or any of the transactions contemplated by this Agreement and (y) if any state takeover statute or similar Law becomes applicable to the Mergers or any of the transactions contemplated by this Agreement, take all action necessary to ensure that the Mergers are consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Mergers and any of the transactions contemplated by this Agreement. The Earthbound Group and Buyer will each request early termination of the waiting period with respect to the Mergers under the HSR Act. All fees and expenses associated with notices, reports and filings contemplated by this Section 7.9(a) shall be borne equally by Buyer, on the one hand, and the Earthbound Group, on the other hand.

(b) Subject to applicable Law relating to the exchange of information, the Earthbound Group shall have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Buyer or the Earthbound Group, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Mergers and the other transactions contemplated by this Agreement; provided, however, that with respect to any documents or materials required to be filed under the HSR Act or any antitrust or competition Laws of any other applicable jurisdiction that contain information that is confidential or proprietary to the providing party, such party shall not be required to provide such information directly to the third party and/or Governmental Entity. In exercising the foregoing rights, each of the Earthbound Group and Buyer shall act reasonably and as promptly as practicable.

(c) Without limiting Section 7.9(a), Buyer shall take, and shall cause its Affiliates to take (and, notwithstanding anything to the contrary in this Agreement, the Earthbound Group and its Affiliates shall be permitted to take, without affecting any representation, warranty, covenant or condition in this Agreement), commercially reasonable actions necessary in order to ensure that (A) no requirement for any non-action, consent or approval of the Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any other applicable Governmental Entity, (B) no decree, Order or judgment and (C) no other matter relating to any U.S. or non-U.S. competition, antitrust, merger control or investment Law, would preclude, impair or delay the consummation of the Mergers or the transactions contemplated by this Agreement. For clarification, commercially reasonable actions shall not include, by consent decree or otherwise, taking any action that would have a material adverse effect on Buyer or the Surviving Companies.

(d) Within two (2) Business Days after the date hereof, the Earthbound Group shall obtain and provide to Buyer Letters of Transmittal for Unitholders from Topco Seller and each of the Earthbound Holders set forth on Schedule 7.9(d), in each case duly executed by such parties, and the Earthbound Group shall use commercially reasonable efforts to obtain executed Letters of Transmittal for Unitholders from each of the other Earthbound Holders and Letters of Transmittal for Bonus Point Holders from the Bonus Point Holders, in each case duly executed by such parties, as soon as reasonably practicable after the date hereof.

7.10 Tax Matters.

(a) Tax Reporting. The parties agree that, for Tax purposes, including for purposes of determining the amount of money or the fair market value of property received by the Earthbound Holders that is attributable to unrealized receivables or inventory pursuant to Section 751(a) of the Code, the allocation principles and parameters set forth on Schedule 7.10 shall be determinative. For all Tax purposes, the Earthbound Holders and Buyer agree that the transactions contemplated in this Agreement shall be reported in a manner consistent with the allocation principles and parameters set forth on Schedule 7.10, and that, except as otherwise required by applicable Law none of them will take any position inconsistent therewith.

(b) Tax Administration.

(i) The Earthbound Group shall prepare and timely file, or cause to be prepared and timely filed, when due all Tax Returns required to be filed on or prior to the Closing Date by or with respect to each member of the Earthbound Group and shall pay all Taxes of the Blockers and the Earthbound Group shown due thereon. All such Tax Returns shall be prepared in a manner consistent with past practice except as otherwise required by applicable Law. The Company shall provide Buyer with copies of completed drafts of such Tax Returns no later than thirty (30) days prior to the due date for filing thereof (including applicable extensions) for Buyer’s review and comment and shall consider in good faith all comments received no later than three (3) days prior to the due date for filing thereof (including applicable extension). At its sole discretion, Topco may file an IRS Form 1138 (and any similar form with respect to state and local Taxes) to extend the time for paying its Taxes for its Tax year ending on December 31, 2013. Topco shall provide Buyer with a draft IRS Form 1138 for Buyer’s review and comment and shall consider in good faith all comments received no later than three (3) days prior to the filing thereof.

(ii) Buyer shall prepare and timely file, or cause to be prepared and timely filed, all other Tax Returns for Pre-Closing Tax Periods and Straddle Periods with respect to each member of the Earthbound Group that have not yet been filed as of the Closing Date. With respect to all Pre-Closing Tax Periods and Straddle Periods, such Tax Returns shall be prepared in a manner consistent with past practice unless otherwise required by applicable Law, provided that such Tax Returns shall use the valuation of the equity interests in Frequentz set forth on Schedule 1.1(c). Buyer shall provide the Sellers’ Representative with copies of all Tax Returns for any Pre-Closing Tax Period or Straddle Period no later than thirty (30) days prior to the due date for filing thereof (including applicable extensions) for the Sellers’ Representative’s review and approval (such approval not to be unreasonably withheld, conditioned or delayed). At the request of the Sellers’ Representative, Buyer shall cause an IRS Form 1138 (and any similar form with respect to state and local Taxes), in the form provided by the Sellers’ Representative (subject to Buyer’s review and comment) to be filed with respect to Topco to extend the time for paying its Taxes for its Tax year ending on December 31, 2013.

(iii) Buyer shall use commercially reasonable efforts to cause the Company (no later than June 30, 2014) to furnish to the Sellers’ Representative a draft of each Earthbound Holder’s Federal Schedule K-1 in respect of the Company’s Federal Form 1065 and each state Schedule K-1with respect to each state income tax return filed by the Company for (x) the Company’s 2013 taxable year and (y) the Company’s taxable year that includes the Closing Date, in each case for the Sellers’ Representative’s review and approval (such approval not to be unreasonably withheld, conditioned or delayed).

(c) Cooperation. After the Closing Date, the Sellers’ Representative and Buyer and their respective Affiliates shall cooperate, as reasonably requested, in connection with the preparation and filing of all Tax Returns prepared and filed pursuant to Section 7.10(b), and to the extent necessary, the Sellers’ Representative shall request that the Earthbound Holders and their respective Affiliates to cooperate as reasonably requested in connection with the foregoing.

(d) Straddle Period Tax Allocation. In any case in which a Tax is assessed with respect to a Straddle Period, Taxes attributable to a Straddle Period shall be allocated (i) to the Pre-Closing Tax Period for the period up to and including the Closing Date and (ii) to the post-Closing period for the period subsequent to the Closing Date. Any allocation of income or deduction required to determine any Taxes attributable to a Straddle Period shall be made by means of a closing of the books and records of the relevant member of the Earthbound Group as of the close of business on the Closing Date, provided that items that are calculated on a periodic basis shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.

(e) Controversies; Audits.

(i) Notwithstanding Section 10.3(b), this Section 7.10(e) shall control any audits, inquiries, assessments, proceedings or similar events with respect to any Tax matter. If notice of any such audit, inquiry, assessment, proceeding or similar event with respect to Taxes or any Tax Return of any member of the Earthbound Group is received by Buyer or any of its Affiliates that may reasonably be expected to be subject to indemnification pursuant to Section 10.2 (a “Tax Claim”), the notified party shall promptly notify the Earthbound Holders in writing of such Tax Claim; provided that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder except to the extent the Earthbound Holders are actually and materially prejudiced thereby.

(ii) The Sellers’ Representative shall have the right to represent the interests of the Earthbound Group in any Tax Claim; provided, that the Sellers’ Representative (i) shall keep Buyer reasonably informed with respect to such Tax Claim; (ii) shall provide Buyer with copies of material correspondence, notices and other written materials received from any Governmental Entity and shall otherwise keep Buyer and their tax advisors advised of significant developments in any Tax Claim and of significant communications involving the Governmental Entities; and (iii) shall not settle such Tax Claim without the consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed). Buyer shall cause the applicable member of the Earthbound Group to execute a power of attorney in favor of the Sellers’ Representative (and its tax advisors) and take any other action reasonably requested to facilitate the items described in this Section 7.10(e).

(f) Transfer Taxes. Notwithstanding any other provision of this Agreement, all transfer, documentary, stamp, excise, recording, real property, notarial, sales, use, registration and other similar Taxes or fees imposed by any Governmental Entity in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes” ) shall be borne equally by Company Group and by Buyer. Buyer shall timely file, to the extent required by applicable Law, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes (except to the extent such Tax Returns are required by Law to be filed by an Earthbound Holder) and provide to the Sellers’ Representative upon request evidence of payment of all Transfer Taxes. Buyer hereby agrees to indemnify the Earthbound Holders against and hold the Earthbound Holders harmless from any and all Transfer Taxes.

(g) Buyer shall, and shall cause its Affiliates to pay to the Sellers’ Representative within five (5) Business Days of the utilization thereof, for payment to the Residual Holders in accordance with their respective Residual Percentages, an amount equal to any reduction in Taxes payable or refund of Taxes received by Buyer or any of its Affiliates (including, for the avoidance of doubt, the Earthbound Group) as a result of the utilization by Buyer or any of its Affiliates of any Transaction Tax Deductions (other than, for the avoidance of doubt, any Transaction Tax Deductions used to reduce or offset Blocker Tax Liability). Buyer shall cause Topco to (i) file the Tax Return of Topco for the taxable year ending on the Closing Date and an IRS Form 1139 to obtain refunds of tax for Topco’s tax year ending on the Closing Date and any prior year to which a carryback applies and where permitted follow such state and local procedure to obtain refunds of Taxes and (ii) not to elect to waive any carryback pursuant to Section 172(b)(3) of the Code and any state or local equivalent with respect to net operating losses for the taxable year that includes or ends on the Closing Date. Buyer shall use commercially reasonable efforts to cause Topco to file the Tax Returns described in clause (i) of the prior sentence as soon as reasonably practicable following the Closing. In connection with the payment of any amounts pursuant to this Section 7.10(g) and within 30 days following the end of each year following the Closing Date in which a net operating loss carry forward with respect to Transaction Tax Deductions exists, the Buyer shall deliver to the Sellers’ Representative a certification signed by chief financial officer of the Guarantor certifying the amount of Transaction Tax Deductions utilized in such period.

(h) Disputes. Any dispute as to any matter covered in this Section 7.10 shall be resolved by the Neutral Accounting Firm in accordance with Section 3.2(b)(iii). The Earthbound Holders and Buyer shall attempt in good faith to resolve any disagreements regarding any Tax Returns covered hereby prior to the due date for filing. In the event that the Earthbound Holders and Buyer are unable to resolve any dispute with respect to such Tax Returns prior to the due date for filing, such Tax Returns shall be filed in the manner which the party responsible for preparing such Tax Return deems correct without prejudice to the resolution of such dispute.

7.11 Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving the Earthbound Holders and the Earthbound Group shall be terminated as of the Closing Date and, after the Closing Date, the members of the Earthbound Group shall not be bound thereby or have any liability thereunder.

7.12 Written Consent. At or prior to 11:59 p.m. Eastern time, on the second (2nd) day following the date hereof, the Earthbound Group shall deliver to Buyer evidence of the Written Consents.

7.13 Preservation of Records. Buyer shall, and shall cause the Earthbound Group to, preserve and keep the records held by them relating to the business of the Earthbound Group for a period of seven (7) years from the Closing Date (or longer if required by applicable Law) and shall make such records and personnel available to the Sellers’ Representative, at the expense of the Sellers’ Representative, during normal business hours and with reasonable advance notice as may be reasonably required by the Sellers’

Representative in connection with, among other things, any Tax filings of the Earthbound Holders, any insurance claims by, Legal Proceedings or Tax audits against or governmental investigations of, the Earthbound Holders or in order to enable the Sellers’ Representative to comply with its obligations under this Agreement and each of the Ancillary Agreements. In the event Buyer wishes to destroy such records after that time, Buyer shall first give thirty (30) days prior written notice to the Sellers’ Representative or a representative designated by the Sellers’ Representative and the Sellers’ Representative or such representative shall have the right at its option and expense, upon prior written notice given to Buyer within such thirty (30) day period, to take possession of the records.

7.14 Notification of Certain Matters. The Earthbound Group shall give notice to Buyer, and Buyer shall give notice to the Earthbound Group, as promptly as reasonably practicable upon acquiring Knowledge of (a) any fact, change, condition, circumstance, event, occurrence or non-occurrence (an “Event”) that has caused or is reasonably likely to cause any representation or warranty in this Agreement made by such party to be untrue or inaccurate in any respect and arose at any time after the date hereof and prior to the Closing, (b) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such party hereunder or (c) institution of or the written threat of institution of any Legal Proceeding against a member of the Earthbound Group related to this Agreement or the transactions contemplated hereby; provided, however, that the failure of a party to give notice under this Section 7.14 hereof shall not give rise to (A) the failure of any of the conditions set forth in Article VIII of this Agreement to be satisfied, (B) a termination right of any party hereto pursuant to Article IX of this Agreement, (C) an indemnification claim, (D) any tort or extra-contractual claim, or (E) result in a breach of this Agreement. If any such Event did not exist as of the date of this Agreement and did not result from a breach of Section 7.1, then the Company’s prompt delivery to Buyer (must also be within one day prior to Closing) of a supplement to the Schedules specifying such Event and the related change shall be deemed to have cured any misrepresentation or breach of representation or warranty that otherwise might have existed hereunder by reason of such Event.

7.15 Gaia Contribution. In the event that the Company has not prior to Closing completed all transactions necessary in order to effectuate a charitable contribution of those certain parcels of real estate in the Dominican Republic known as the Duverge parcels to one or more non-profit entities, which parcels have been previously used in connection with the prior operations of Gaia Organics, the Buyer covenants and agrees to use reasonable commercial efforts to assist the Sellers’ Representative following the Closing in effectuating any such contribution and when actually received by the Company cause the Company to promptly provide the Sellers’ Representative (for the benefit of the Earthbound Holders) with a cash amount equal to the amount of the cash benefit of any deduction for Tax purposes actually utilized by the Company relating to such contribution, net of any and all costs and expenses (including Taxes) incurred by the Buyer or the Company in connection therewith, so long as the contribution is completed on or prior to March 17, 2014. The foregoing shall in no event impact any obligation of the Earthbound Group to provide the indemnification to the Buyer post-Closing as contemplated by this Agreement. To the extent necessary for Tax purposes, the foregoing contribution may also be structured as a sale of the entity holding the parcels or a liquidation of such entity following such contribution, as approved by Buyer.

VIII.

CONDITIONS TO CLOSINGS

8.1 Conditions to Earthbound Closing. The parties’ obligations to consummate the Earthbound Merger are as set forth in this Section 8.1.

(a) Conditions to the Company Group’s Obligations. The obligations of Earthbound I to consummate the Earthbound Merger are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Earthbound I):

(i) Representations and Warranties. The representations and warranties contained in Article VI of this Agreement shall be true and correct both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect or prevent, materially delay or materially impede the performance by the Buyer of its obligations under this Agreement or the consummation of the transactions contemplated hereby.

(ii) Performance. Buyer, Earthbound Merger Sub and Blocker Merger Sub shall have performed and complied in all material respects with all agreements, obligations, and covenants required by this Agreement to be so performed or complied with by Buyer, Earthbound Merger Sub or Blocker Merger Sub at or prior to the Closing.

(iii) Officer’s Certificate. Buyer, Earthbound Merger Sub and Blocker Merger Sub shall have delivered to the Company Group a certificate, dated as of the Closing Date, executed by an officer of Buyer and Earthbound Merger Sub and Blocker Merger Sub certifying the fulfillment of the conditions specified in Section 8.1(a)(i) and 8.1(a)(ii).

(iv) Consents and Approvals. Any waiting period (and any extension thereof) under the HSR Act shall have expired or shall have been terminated.

(v) Deliveries. Buyer shall have delivered all Ancillary Agreements to be entered into, duly executed by Buyer.

(vi) Legality of Subject Transactions. No injunction, restraining order or other ruling or Order issued by any court of competent jurisdiction or Governmental Entity or other legal restraint or prohibition preventing the consummation of any of the Subject Transactions will be in effect on the Closing Date.

(b) Conditions to Buyer’s and Earthbound Merger Sub’s Obligations. The obligations of Buyer and Earthbound Merger Sub to consummate the Earthbound Merger are subject to the fulfillment at or prior to the Earthbound Closing of each of the following conditions (any or all of which may be waived in whole or in part on behalf of both Buyer and Earthbound Merger Sub by Buyer):

(i) Representations and Warranties. The representations and warranties contained in Section 3.3 and Articles IV and V of this Agreement shall be true and correct both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impede the performance by the Company Group of its obligations under this Agreement or the consummation of the transactions contemplated hereby.

(ii) Performance. The Sellers’ Representative and the Earthbound Group shall have performed and complied in all material respects with all agreements, obligations, and covenants required by this Agreement to be so performed or complied with by the Sellers’ Representative and the Earthbound Group at or prior to the Earthbound Closing.

(iii) Officer’s Certificate. The Earthbound Group shall have delivered to Buyer a certificate, dated as of the Closing Date, executed by the Sellers’ Representative and an officer of Earthbound I and Topco (on behalf of the Earthbound Group), certifying the fulfillment of the conditions specified in Sections 8.1(b)(i) and 8.1(b)(ii).

(iv) Consents and Approvals. Any waiting period (and any extension thereof) under the HSR Act shall have expired or shall have been terminated.

(v) Deliveries. The items set forth in Section 8.4 shall have been delivered.

(vi) Legality of Subject Transactions. No injunction, restraining order or other ruling or Order issued by any court of competent jurisdiction or Governmental Entity or other legal restraint or prohibition preventing the consummation of any of the Subject Transactions will be in effect on the Closing Date.

(vii) SPP Acquisition. The SPP Acquisition shall have been consummated.

(viii) Material Adverse Effect. There shall not have occurred and be continuing a Material Adverse Effect since the date of this Agreement.

8.2 Condition to Other Mergers. The parties’ obligations to consummate the Topco Merger are subject solely to the consummation of the Earthbound Merger and it is understood and agreed that if the Earthbound Merger has occurred, the parties shall consummate the Topco Merger immediately thereafter.

8.3 Frustration of Closing Conditions. Neither the Company Group nor Buyer may rely on the failure of any condition set forth in Section 8.1(a) nor Section 8.1(b), as the case may be, if such failure was primarily caused by such party’s failure to comply with any provision of this Agreement.

8.4 Closing Deliverables. On or before Closing, the Earthbound Group will have delivered:

(a) to Buyer,

(i) from Earthbound I, a certificate complying with the provisions of Treasury Regulations Section 1.1445-11T(d)(2);

(ii) from Topco, a certificate issued to Buyer by an officer of Topco, as described in Treasury Regulations Section 1.1445-3(c)(3) certifying that an interest in Topco is not a United States real property interest within the meaning of Section 897 of the Code;

(iii) evidence of termination of the Related Persons transactions set forth on Schedule 8.4(a)(iii);

(iv) copies of the Earthbound Group’s resolutions approving the Mergers and the Written Consents; and

(v) all Ancillary Agreements, duly executed by the appropriate member of the Earthbound Group and/or the Seller’s Representative.

(b) to the IRS, notice of the certification described in Section 8.4(a)(ii) above in accordance with the provisions of Section 1.897-2(h)(2).

IX.

TERMINATION

9.1 Termination. This Agreement may be terminated and the Subject Transactions may be abandoned:

(a) at any time, by mutual written agreement of the Company and Buyer;

(b) by Buyer, at any time after 11:59 p.m. Eastern time on the second (2nd) day following the date hereof, if the Earthbound Group has not delivered evidence of the Written Consents pursuant to Section 7.12;

(c) at any time after March 17, 2014 (the “Outside Date”), by the Company upon written notice to Buyer, if the Earthbound Closing shall not have occurred; provided, the Earthbound Group is not then in material breach any of its obligations hereunder;

(d) at any time after the Outside Date, by Buyer upon written notice to the Company, if the Earthbound Closing shall not have occurred; provided, the Buyer Group is not then in material breach of any of its obligations hereunder;

(e) by either Buyer or the Company, upon written notice to the other, if a court of competent jurisdiction shall have issued an Order permanently restraining or prohibiting the Subject Transactions contemplated by this Agreement, and such Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to a party if such Order was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(f) (i) by the Company, upon written notice to Buyer, if Buyer or the Merger Subs breach or fail to perform in any respect any of their representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.1(a), (B) cannot be or has not been cured within fifteen (15) days following delivery of written notice of such breach or failure to perform, and (C) has not been waived by the Company or (ii) by Buyer, if the Company Group breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.1(b), (B) cannot be or has not been cured within fifteen (15) days following delivery of written notice of such breach or failure to perform and (C) has not been waived by Buyer; or

(g) (i) by the Company, upon written notice to Buyer, if the conditions to Closing set forth in Section 8.1(b) have been satisfied or waived by Buyer (other than those to be satisfied at the Closing, provided that such conditions are capable of being satisfied by the parties or waived by the Company assuming a Closing would occur) and Buyer fails to consummate the Subject Transactions on the date the Closing should have occurred pursuant to Section 2.2(a)(i) or (ii) by the Buyer, upon written notice to the Company, if the conditions to Closing set forth in Section 8.1(a) have been satisfied or waived by the Company (other than those conditions to be satisfied at the Closing, provided that such conditions are capable of being satisfied by the parties or waived by Buyer assuming a Closing would occur) and the Company fails to consummate the Subject Transactions on the date the Closing should have occurred pursuant to Section 2.2(a)(i).

9.2 Procedure and Effect of Termination. In the event of the termination of this Agreement and the abandonment of the Subject Transactions pursuant to Section 9.1 hereof, this Agreement shall become void and there shall be no Liability on the part of any party hereto except (i) the obligations provided for in this Section 9.2 and Sections 7.7 (Public Announcements), 7.6 (Confidentiality) and Article XI (Miscellaneous) hereof shall survive any such termination of this Agreement and (ii) nothing herein shall relieve any party from Liability for any fraud or willful or intentional breach of this Agreement prior to such termination.

X.

INDEMNIFICATION

10.1 Survival of Representations, Warranties and Covenants. The representations and warranties of the parties made herein, or in the certificates delivered pursuant to Sections 8.1(a)(iii) and 8.1(b)(iii), and the covenants contained in Section 7.1, shall survive the Closing and remain in effect through and including April 1, 2015 (such date, the “Indemnity Survival Date”) and shall thereupon terminate and be of no further force and effect, and there shall be no liability in respect thereof, whether such liability has accrued prior to, on or after the Closing Date; provided, however, that the obligations under this Article X shall not terminate (and shall continue to have full force and effect, subject to the limitations set forth herein) after the Indemnity Survival Date with respect to Indemnified Losses as to which the Indemnifying Party has received notice in accordance with this Article X prior to the Indemnity Survival Date. All covenants and agreements of the parties contained herein or in any Ancillary Agreement that by their nature are required to be performed at or prior to the Closing shall terminate on the Closing Date and shall thereafter be of no further force and effect, and there shall be no liability in respect thereof, whether such liability has accrued prior to, on or after the Closing Date; provided, however, that the obligations under this Article X shall not terminate (and shall continue to have full force and effect, subject to the limitations set forth herein) after the Closing Date, but only until the Indemnity Survival Date, with respect to Indemnified Losses resulting from any breach of those covenants and agreements contained in Section 7.1 occurring prior to the Closing. All covenants and agreements, which, by their terms, contemplate performance after the Closing Date shall survive the Closing in accordance with their terms.

10.2 Indemnification.

(a) From and after the Closing, the Earthbound Holders and Topco Seller, solely from the Indemnity Escrow Amount and based on allocations to be made between the Earthbound Holders and Topco Seller in accordance with the Residual Percentages, shall indemnify and hold Buyer, the Earthbound Group and their respective Affiliates, and each of their respective shareholders, directors, officers, managers, employees, equity holders, members, partners, successors and assigns (collectively, the “Buyer Indemnified Parties”) harmless from, against and in respect of, and pay to the applicable Buyer Indemnified Parties the amount of, any and all losses, damages, liabilities, obligations, interest, fines, penalties, deficiencies, judgments, expenses or costs, whether or not involving a Third-Party Claim (“Losses”), including reasonable attorneys’ fees and expenses incurred in connection with Losses (subject to the limitations set forth herein, including in Section 10.5(b), “Indemnified Losses”), incurred by any of them to the extent resulting from, or attributable to, (i) any breach of the representations and warranties contained in (A) Article IV or in the certificate delivered to Buyer pursuant to Section 8.1(b)(iii) that related to the representations and warranties contained in Article IV, (B) Article V or in the certificate delivered to Buyer pursuant to Section 8.1(b)(iii) that related to the representations and warranties contained in Article V or (C) Section 3.3 or in the certificate delivered to Buyer pursuant to Section 8.1(b)(iii) that related to the representations and warranties contained in Section 3.3, in the case of (A)-(B) above, at and as of the date hereof and at and as of the Closing Date, (ii) breach of any covenant or other agreement by the Sellers’ Representative under this Agreement, (iii) (A) Taxes (including any Taxes resulting from the Pre-Acquisition Transactions but excluding 50% of any Transfer Taxes that may result from the pre-Acquisition Transactions) of the Company Group for any Pre-Closing Tax Period and the pre-Closing portion of any Straddle Period and (B) Taxes (including any Taxes resulting from the Pre-Acquisition Transactions) of Topco for any Pre-Closing Tax Period and the pre-Closing portion of any Straddle Period, (iv) the matters set forth on Schedule 10.2(a) and (v) the reasonable and documented out-of-pocket costs of defending a Third Party Claim.

(b) From and after the Closing, Buyer hereby agrees to indemnify and hold the Earthbound Holders and their shareholders, directors, officers, managers, employees, equity holders, members, partners, successors and assigns (collectively, the “Seller Indemnified Parties”) harmless from, against and in respect of, and pay to the applicable Seller Indemnified Parties the amount of, any and all Indemnified Losses incurred by any of them to the extent resulting from, or attributable to, (i) any breach of the representations and warranties (A) contained in Article VI or in the certificate delivered to Company Group pursuant to Section 8.1(a)(iii) or (B) contained in Section 11.17(b), (ii) any breach of any of the covenants or other agreements of Buyer or the Surviving Companies contained in this Agreement or (iii) the reasonable and documented out-of-pocket costs of defending a Third Party Claim.

(c) THE INDEMNIFICATION PROVISIONS CONTAINED IN SECTION 10.2(a) ARE INTENDED BY THE PARTIES TO APPLY IN ACCORDANCE WITH THEIR TERMS, AND SUBJECT TO ANY LIMITATIONS STATED THEREIN, IRRESPECTIVE OF WHETHER STRICT LIABILITY (INCLUDING UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT 42 U.S.C. Section 9601, et seq) OR THE FAULT OF ANY OF THE PARTIES TO BE INDEMNIFIED (INCLUDING THE NEGLIGENCE, IN FULL OR IN PART, OF ANY SUCH PARTY) IS ALLEGED OR PROVEN IN CONNECTION WITH A MATTER FOR WHICH INDEMNIFICATION IS SOUGHT. THE PARTIES ACKNOWLEDGE AND AGREE THAT THE FOREGOING PROVISIONS (i) DO NOT ALTER THE AGREEMENTS OF THE PARTIES IN SECTION 10.2(a) AND (ii) ARE INTENDED SOLELY TO COMPLY WITH THE EXPRESS NEGLIGENCE RULE AND ARE CONSPICUOUS.

10.3 Claims Procedure; Participation in Litigation.

(a) Procedure for Claims. For purposes hereof, a party claiming a right to indemnification shall be referred to as the “Indemnified Party” and the party against whom such indemnification claim is made shall be referred to as the

“Indemnifying Party.” An Indemnified Party wishing to assert a claim for indemnification under Section 10.2 (other than a Third-Party Claim covered by Section 10.3(b) below) shall deliver to the Indemnifying Party a certificate (an “Indemnification Notice”) signed by any officer of the Indemnified Party, (A) stating the Indemnified Party’s good faith estimate of the Indemnified Losses (the aggregate amount of such estimate of Indemnified Losses being referred to as the “Claimed Amount”), (B) to the extent reasonably available to, and reasonably determinable by, the Indemnified Party, specifying in reasonable detail the facts pertinent to such claim(s), the individual items of Indemnified Losses included in the amount so stated, the method of computation thereof and the basis for indemnification to which such item is related and (C) demanding payment of the Claimed Amount if such amount shall have been finally determined; provided, however, that the failure of the Indemnified Party to give reasonably prompt notice of the asserted claim shall not preclude the Indemnified Party from any indemnification which it may claim in accordance with this Article X except to the extent that such Indemnifying Party is materially prejudiced by reason of such delay or failure. Within twenty (20) Business Days after delivery of such Indemnification Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall: (1) agree that the Indemnified Party is entitled to receive all of the Claimed Amount, (2) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) and, to the extent reasonably available to, and reasonably determinable by, the Indemnifying Party, specifying in reasonable detail, the reasons why the Indemnified Party is not entitled to receive all of the Claimed Amount or (3) contest that the Indemnified Party is entitled to receive any of the Claimed Amount and specifying in reasonable detail, to the extent reasonably available to, and reasonably determinable by, the Indemnifying Party, the reasons why the Indemnified Party is not entitled to receive all of the Claimed Amount. In the case of (1) or (2) above where the Indemnified Party is a Buyer Indemnified Party, the Sellers’ Representative and the Indemnified Party shall deliver to the Escrow Agent, within three (3) Business Days following delivery of such written response, a written notice executed by both such parties instructing the Escrow Agent to distribute to the Indemnified Party, from and to the extent of the Indemnity Escrow Amount, an amount equal to the Claimed Amount or Agreed Amount, as applicable. If the Indemnifying Party in such response contests the payment of all or part of the Claimed Amount, then the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such dispute in accordance with Section 10.3(c) below.

(b) Procedure for Third-Party Claims. Except with respect to any Losses resulting from a breach of any Tax Representation or any matter referred to in Section 10.2(a)(iii), which shall be governed exclusively by Section 7.10(e):

(i) All claims for indemnification made under Section 10.2 resulting from, related to or arising out of a Third-Party Claim against an Indemnified Party shall be made in accordance with the following procedures. In the event an Indemnified Party becomes aware of a third-party claim which such Indemnified Party reasonably believes may result in any Indemnified Losses (without giving effect to the limitations in Section 10.5) (a “Third-Party Claim”), such Indemnified Party shall promptly notify the Indemnifying Party of such claim by delivery of an Indemnification Notice to such Indemnifying Party. Any delay or failure in so notifying the Indemnifying Party shall not relieve the Indemnifying Party of obligations under Section 10.2 except to the extent that such Indemnifying Party is materially prejudiced by reason of such delay or failure. The Indemnifying Party shall have the right to be represented by counsel of its choice, which must be reasonably satisfactory to the Indemnified Party, and to defend against, negotiate, settle or otherwise deal with any such Third-Party Claim; provided, further, that the attorney’s fees and other costs and expenses of the Indemnifying Party shall be paid by the Indemnifying Party, which shall be paid from and reduce the amount of the Indemnity Escrow Amount. If the Indemnifying Party is

entitled to and elects to defend against, negotiate, settle or otherwise deal with a Third-Party Claim, it shall, within thirty (30) days of the Indemnifying Party’s receipt of the Indemnification Notice with respect to such Third-Party Claim, notify the Indemnified Party of its intent to do so. If the Indemnifying Party shall assume the defense of any Third-Party Claim, the Indemnified Party may participate, at his or its own expense, in the defense of such Third-Party Claim; provided, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party, which shall be paid from and reduce the amount of the Indemnity Escrow Amount, if (i) so requested by the Indemnifying Party to participate or (ii) in the reasonable opinion of counsel to the Indemnifying Party, the named parties in the Third Party Claim include both a member of the Earthbound Group and a party who is not a member of the Earthbound Group and one or more defenses are available to the Indemnified Party that is not a member of the Earthbound Group which is different from or in addition to those defenses available to the Indemnified Party that is a member of the Earthbound Group; and provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all Indemnified Parties in connection with any Third-Party Claim. Notwithstanding anything to the contrary in this Section 10.3, the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Third-Party Claim or permit a default or consent to entry of any judgment with respect thereto unless such settlement, compromise or judgment contains an unqualified release of the Indemnified Party from all liability in respect of the Third-Party Claim.

(ii) If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Third-Party Claim or fails to notify the Indemnified Party of its election as herein provided or contests its obligation to indemnify the Indemnified Party for such Losses under this Agreement, the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Third-Party Claim using counsel reasonably acceptable to the Indemnifying Party and at the Indemnifying Party’s expense, which shall be paid from and reduce the amount of the Indemnity Escrow Amount. The party controlling the defense of any Third-Party Claim (the “Controlling Party”) shall (i) permit the other party (the “Non-Controlling Party”) to participate, at his or its own expense, in the defense of such Third-Party Claim, (ii) conduct the defense of such Third-Party Claim with reasonable diligence and keep the Non-Controlling Party reasonably informed of material developments in such Third-Party Claim at all stages thereof, (iii) promptly submit to the Non-Controlling Party copies of all pleadings, responsive pleadings, motions and other similar legal documents and papers received or filed in connection therewith, (iv) permit the Non-Controlling Party and its counsel to confer on the conduct of the defense thereof and (v) permit the Non-Controlling Party and its counsel an opportunity to review all legal papers to be submitted prior to their submission and consider in good faith any comments from the Non-Controlling Party and its counsel thereto. Notwithstanding anything to the contrary in this Section 10.3, the Indemnified Party shall not, without the written consent of the Indemnifying Party, settle or compromise any Third-Party Claim or permit a default or consent to entry of any judgment with respect thereto without the prior written consent of the Indemnifying Party. In the event the Indemnified Party fails to diligently pursue the defense of any Third-Party Claim, in the reasonable opinion of the Indemnifying Party’s counsel, the Indemnifying Party shall thereafter have the right to defend against, negotiate, settle or otherwise deal with such Third-Party Claim notwithstanding the limitation in the immediately preceding sentence.

(iii) The Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and its counsel in the investigation, trial and defense of any Third-Party Claim and any appeal arising therefrom and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party and its agents and representatives to, and reasonable retention by the Indemnified Party of, records and information which have been identified by the Indemnifying Party as being reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The reasonable out-of-pocket expenses of the Indemnified Party incurred in connection with the cooperation contemplated by this Section 10.3(b)(iii) shall be reimbursed by the Indemnifying Party.

(c) Resolution of Conflicts. In case the Indemnifying Party shall object in writing to any claim or claims made in any Indemnification Notice, the Indemnifying Party and Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims within thirty (30) days following the delivery by the Indemnifying Party of its response to such Indemnification Notice. If the Indemnifying Party and Indemnified Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of a claim against the Indemnity Escrow Amount, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Indemnity Escrow Amount in accordance with the terms thereof.

10.4 Purchase Price Adjustment. With respect to any indemnity payment made pursuant to Section 10.2(a) (other than Section 10.2(a)(i)(B), Section 10.2(a)(iii)(B) or to the extent attributable to Topco pursuant to Section 10.2(a)(i)(A) of this Agreement) the parties agree to treat, to the extent permitted by Law, all such payments as an adjustment to the Final Merger Consideration paid hereunder. With respect to any indemnity payment made pursuant to Section 10.2(a)(i)(B), Section 10.2(a)(iii)(B) and to the extent attributable to Topco pursuant to Section 10.2(a)(i)(A) of this Agreement, the parties agree to treat, to the extent permitted by Law, all such payments as an adjustment to the Topco Closing Consideration paid hereunder.

10.5 Limitations.

(a) Except with respect to Special Claims, the Buyer Indemnified Parties shall not be entitled to indemnification pursuant to this Article X unless the Buyer Indemnified Parties have sustained Indemnified Losses in excess of $4,600,000 in the aggregate (the “Deductible”), in which case the Buyer Indemnified Parties shall be entitled to all sustained Indemnified Losses that are in excess of the Deductible (subject to Section 10.5(b) below); provided, however, that Buyer Indemnified Parties shall only be entitled to indemnification under this Article X for any individual Indemnified Loss (or group or series of Indemnified Losses based on substantially similar sets of facts or circumstances) in excess of $100,000 (a “Qualifying Loss”) and only the amount of Qualifying Losses shall count in the calculation and determination of whether the Deductible has been satisfied.

(b) Notwithstanding anything to the contrary herein, the Buyer Indemnified Parties shall not be entitled to indemnification under this Agreement with respect to any Losses to the extent that such Losses are already a part of or reflected as part of the Final Merger Consideration or Topco Closing Consideration.

(c) The amount of any Indemnified Losses for which indemnification is provided under this Article X shall be net of (i) any amounts recovered by the Indemnified Party under insurance policies or otherwise with respect to such Indemnified Losses (other than the R&W Insurance Policy) and (ii) the amount of any Tax benefit recognized in cash by the Indemnified Party or any of its Affiliates in connection with such Indemnified Loss or any of the circumstances giving rise thereto; provided that to the extent a Tax benefit is received after an Indemnified Loss is paid to the Indemnified Party shall be required to remit such Tax benefit to the Indemnifying Party for payment; it being understood that the Shareholders’ Representative should be entitled to receive such amount on behalf of the Earthbound Holders and distribute such amount in accordance with the Residual Percentages. The Indemnified Parties shall use commercially reasonable efforts to pursue any available insurance policies or collateral sources, and in the event the Indemnified Parties receive any recovery, the amount of such recovery (which shall be net of any increases in premiums or deductibles relating thereto and expenses reasonably incurred by such Indemnified Parties in collecting such amount including reasonable attorney’s fees) shall be applied first, to refund any payments made by the Indemnifying Parties in respect of indemnification claims pursuant to this Article X which would not have been so paid had such recovery been obtained prior to such payment, and second, any excess to the Buyer Indemnified Parties.

(d) Notwithstanding anything contained in this Agreement to the contrary, no Buyer Indemnified Party shall have any right to indemnification under this Article X with respect to any Losses to the extent such Losses (i) relate to any item included on, or is a liability accrued for on or reserved or reflected in, the Balance Sheet or the Estimated Closing Statement; (ii) arise out of changes after the Closing Date in applicable Law or interpretations or applications thereof; or (iii) are duplicative of Losses that have previously been recovered hereunder.

(e) Except with respect to any Losses resulting from a breach of any Tax Representation or any matter referred to in Section 10.2(a)(iii), each of the parties agrees to take all commercially reasonable steps to mitigate its respective Indemnified Losses to the extent reasonably possible upon becoming aware of the occurrence of any event or condition that would reasonably be expected to result in Losses that are indemnifiable hereunder. In addition, Buyer acknowledges and agrees that the Earthbound Holders shall not have any liability under any provision of this Agreement to the extent that the applicable Loss was caused by actions taken by or on behalf of any Buyer Indemnified Party after the Closing.

(f) Notwithstanding anything in this Agreement to the contrary, Indemnified Losses shall not include (i) any consequential or punitive damages, unless such Indemnified Losses are (A) recovered from an Indemnified Party pursuant to the Third-Party Claim or (B) solely in the case of consequential damages, the natural, probable and reasonably foreseeable result of the event that gave rise to such Indemnified Losses or (ii) any damages based on multiples of earnings or other financial metrics or loss of reputation or business opportunity.

(g) Upon payment in full of any indemnification claim pursuant to this Article X, the Indemnifying Party shall be subrogated to the extent of such payment to the rights of the Indemnified Party against any Person with respect to the subject matter of such claim. The Indemnified Parties shall permit the Indemnifying Party to use the name of such Indemnified Parties in any transaction or in any action or proceeding or other matter involving any of such rights, and the Indemnified Parties shall assign or otherwise reasonably cooperate with the Indemnifying Parties, at the cost and expense of the Indemnifying Parties, to pursue any claims against, or otherwise recover amounts from, any Person liable or responsible for any Losses for which indemnification has been received pursuant to this Agreement. If any indemnification payment is received by any Indemnified Party from an Indemnifying Party pursuant to this Article X, and such Indemnified Party later receives a payment from another Person in respect of the identical Losses, such Indemnified Party shall promptly pay to such Indemnifying Party or its designee an amount equal to the lesser of (a) the actual amount of such payment received from such other Person and (b) the actual amount of the indemnification payment previously paid by such Indemnifying Party with respect to such Losses.

(h) For purposes of determining the failure of any representations or warranties to be true and correct and calculating Losses hereunder, in each case solely for purposes of indemnification under this Article X, any materiality or Material Adverse Effect qualifications in the representations, warranties, covenants and agreements shall be disregarded; provided that materiality qualifications shall not be disregarded for purposes of (i) the definition of Permitted Liens, and any use of thereof in this Agreement, (ii) Section 4.6, (iii) Sections 4.9(b) and (c) (including references to materiality in Section 7.1 for the purposes of applying Section 4.9(c)), (iv) Section 4.12(b), (v) Section 4.15(a), the definition of “Material Contracts, and the use thereof in this Agreement, (vi) Sections 4.16(b)(iii) and (viii), (vii) Section 4.18, (viii) Section 4.19(b); (ix) Sections 4.21(f) and the definition of “Environmental Permits”, and the use thereof in this Agreement, (x) Section 4.24 or (xi) Sections 7.1(a)-(n).

(i) No Indemnified Party shall have any right to assert any claim against any Indemnifying Party with respect to any alleged Loss, cause of action or other claim if such alleged Loss (a) is a possible or potential Loss, cause of action or claim that the Indemnified Party believes may be asserted rather than an actual Loss that has been paid or incurred by the Indemnified Party or a Third Party Claim that has actually been asserted against the Indemnified Party or (b) is with respect to which Indemnified Party has taken action (or caused action to be taken) to accelerate the time period in which such matter is asserted or payable.

(j) The Seller Group shall have no right of contribution or other recourse against the members of the Company Group or their respective members, directors, officers, employees, affiliates, agents, attorneys, representatives, assigns or successors (other than a right of contribution from the other members of the Seller Group, in their capacity as a member of the Seller Group) for any Third-Party Claims asserted by the Buyer Indemnified Parties, it being acknowledged and agreed that the covenants and agreements of the Company Group are solely for the benefit of the Buyer Indemnified Parties.

10.6 Release of Indemnity Escrow Amount. Subject to any other limitations set forth herein, any portion of the Indemnity Escrow Amount remaining in the Escrow Account on the Indemnity Survival Date that is not subject to a then pending claim for indemnification pursuant to Section 10.2 shall be released to the Earthbound Holders in accordance with their Residual Percentages.

10.7 Exclusive Remedies.

(a) Notwithstanding anything in this Agreement to the contrary, except set forth in Schedule 4.28 and as provided in Section 3.2 and Section 11.13, from and after the Closing, (i) the indemnification rights set forth in this Article X, all of which are subject to the terms, limitations, and restrictions of this Article X, shall be the sole and exclusive remedy after Closing for any and all claims arising out of or related to this Agreement or the transactions contemplated hereby, including claims based on any breach of a representation, warranty, covenant, or agreement under this Agreement, (ii) recovery from the Indemnity Escrow Amount shall be the sole and exclusive remedy available to any Buyer Indemnified Party for any claims against any Earthbound Holder, the Topco Seller, or otherwise, arising out of or relating to any breach of any representation, warranty, covenant or agreement contained herein, and (iii) on the date that the Indemnity Escrow Amount is reduced to zero, the Buyer Indemnified Parties shall have no further rights to indemnification under this Article X.

(b) From and after Closing, no Person will have any remedy or recourse under this Agreement except as provided in Section 10.7(a), whether in contract, tort or otherwise, it being agreed that all of such other remedies and recourse are expressly waived and released by the parties to the fullest extent permitted by Law. The provisions of this Section 10.7 and the limited remedies provided in Section 3.2, this Article X and Section 11.13 were specifically bargained for by the parties hereto and were taken into account by the parties hereto in arriving at the terms and conditions of this Agreement. The Earthbound Group and Buyer have specifically relied upon the provisions of this Section 10.7 and the limited remedies provided in Section 3.2, this Article X and Section 11.13 in agreeing to the terms and conditions of this Agreement.

XI.

MISCELLANEOUS

11.1 Notices. All notices, requests, demands, waivers and communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered (i) by hand (including by reputable overnight courier), (ii) by mail (certified or registered mail, return receipt requested) or (iii) by telecopy facsimile transmission (receipt of which is confirmed):

(a) If to Buyer or, after the Closing, the Company Group, to:

The WhiteWave Foods Company

1225 Seventeenth Street, 10th Floor

Denver, CO 80202

Attention: Roger E. Theodoredis

Tel: 303.635.4108

Fax: 303.635.5108

with a copy to:

Haynes and Boone, LLP

2323 Victory Avenue

Suite 700

Dallas, TX 75219-7673

Attention: Janice V. Sharry

Tel. 214.651.5562

Fax: 214.200.0620

(b) If to the Company Group prior to the Closing, to:

Earthbound Holdings I, LLC

1721 San Juan Highway

San Juan Bautista, CA

Attention: Charles Sweat

Tel: (831) 623-7880

Fax:

with a copy to:

Weil, Gotshal & Manges, LLP

767 Fifth Avenue

New York, New York 10019

Attention: Michael Weisser, Esq.; Sarah Stasny, Esq.

Tel: (212) 310-8249; (212) 310-8873

Fax: (212) 310-8007

(c) If to the Sellers’ Representative after the Closing, to:

HM Earthbound LLC

c/o Kainos (TX) Capital, LLC

2100 McKinney Avenue, Suite 1600

Dallas, Texas 75201

Attention: Andrew Rosen and David Knickel

Tel: (214) 740-7329

Fax: (214) 720-7888

with a copy to:

Weil, Gotshal & Manges, LLP

767 Fifth Avenue

New York, New York 10019

Attention: Michael Weisser, Esq.; Sarah Stasny, Esq.

Tel: (212) 310-8249; (212) 310-8873

Fax: (212) 310-8007

or to such other Person or address as any party shall specify by notice in writing to the other party. All such notices, requests, demands, waivers and communications shall be deemed to have been given (x) on the date on which so hand-delivered, (y) on the third Business Day following the date on which so mailed and (z) on the date on which telecopied and confirmed, except for a notice of change of address, which shall be effective only upon receipt thereof.

11.2 Exhibits and Schedules. For purposes of the representations and warranties of the Earthbound Group contained herein and in the certificate delivered to Buyer pursuant to Section 8.1(b)(iii) hereto, disclosure in any section of the Disclosure Schedule of any facts or circumstances shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to all representations or warranties by such entities calling for disclosure of such information, if it is reasonably apparent from a disclosure item or the documentation referenced that another disclosure section is also applicable. The inclusion of any matter, information or item in any section of the Disclosure Schedule shall not be deemed to constitute an admission of any Liability by the Earthbound Group to any third party or otherwise imply, that any such matter, information or item is material or creates a measure for materiality for the purposes of this Agreement.

11.3 Entire Agreement; Amendments and Waivers. This Agreement (including the Schedules and exhibits hereto), the Ancillary Agreements and the Confidentiality Agreement represent the entire understanding and agreement among the parties hereto with respect to the subject matter hereof. This Agreement supersedes all prior and contemporaneous agreements, arrangements, Contracts, discussions, negotiations, undertakings and understandings (whether written or oral) between the parties with respect to such subject matter (other than the Confidentiality Agreement). This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The parties hereto have voluntarily agreed to define their rights, Liabilities and obligations with respect to the Subject Transactions exclusively in contract pursuant to the express terms and provisions of this Agreement and the Ancillary Agreements, and, except as set forth on Schedule 4.28, the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement or the Ancillary Agreements. Except as set forth on Schedule 4.28,(a) the sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein, made in connection herewith or as an inducement to enter into this Agreement) or any claim or cause of action otherwise arising out of or related to the Subject Transactions shall be those remedies available at Law or in equity for breach of contract against the parties to this Agreement only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement) and (b) the parties hereby agree that neither party hereto shall have any remedies or causes of action (whether in contract, tort or otherwise) for any statements, communications, disclosures, failures to disclose, representations or warranties not explicitly set forth in this Agreement.

11.4 Severability. Should any provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by Law.

11.5 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, successors and permitted assigns, but except as contemplated herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly by any party without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, that Buyer may assign any of its rights (including Buyer’s rights to seek indemnification hereunder) under this Agreement to any Affiliate of Buyer or any Person to which Buyer has sold all or substantially all of its assets or equity. Upon any such permitted assignment, the references in this Agreement to Buyer shall also apply to any such assignee unless the context otherwise requires.

11.6 No Third-Party Beneficiaries.

(a) Except as provided in Section 11.6(b), this Agreement is not intended and shall not be deemed to confer upon or give any Person except the parties hereto and their respective successors and permitted assigns any remedy, claim, Liability, reimbursement, cause of action or other right under or by reason of this Agreement.

(b) The provisions of Sections 7.8, 11.14, 11.15, and 11.16 are intended to be for the benefit of, and enforceable by, the persons referenced therein, and each such person shall be a third party beneficiary thereof.

11.7 Fees and Expenses. Subject to Articles II and III, whether or not the Subject Transactions are consummated, each party hereto shall pay all fees and expenses incurred by it or on its behalf in connection with this Agreement, and the consummation of the Subject Transactions. Each of Buyer, on the one hand, and the Earthbound Group, on the other hand, shall be equally liable for and shall pay one-half of all applicable filing fees and other charges for the filings required under the HSR Act and any applicable non-US antitrust Laws by all parties.

11.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument. The execution of this Agreement and any agreement or instrument entered into in connection with this Agreement, and any amendment hereto or thereto, by any of the parties hereto or any other Person may be evidenced by way of a facsimile, portable document format (.pdf) transmission or electronic production or reproduction, photostatic or otherwise, of such party’s or Person’s signature, and such portable document format (.pdf), or electronic production or reproduction signature shall be deemed to constitute the original signature of such party or Person. After the Closing, the parties hereto shall promptly exchange original versions of this Agreement and all other agreements, certificates and documents contemplated by this Agreement that were executed and exchanged by electronic mail pursuant to this Section 11.8, but failure to do so shall not affect the binding nature of the same.

11.9 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. The words “hereof”, “hereto”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted assigns and successors. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. No party, or its counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all language in all parts of this Agreement shall be construed in accordance with its fair meaning, and not strictly for or against any party.

11.10 Governing Law. This Agreement and its negotiation, execution, performance or non-performance, interpretation, termination, construction and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of, or relate to this Agreement, or the negotiation and performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in connection with this Agreement or as an inducement to enter this Agreement) (each, a “Covered Matter”), shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of Laws that might otherwise govern under any applicable conflict of laws principles.

11.11 Forum; Service of Process. All Proceedings arising out of or relating to any Covered Matter shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Proceeding and irrevocably and unconditionally waive the defense of an inconvenient forum, or lack of jurisdiction to the maintenance of any such Proceeding. The consents to jurisdiction and venue set forth herein shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 11.11 and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that the service of process upon such party in any Proceeding arising out of or relating to any Covered Matter shall be effective if notice is given by overnight courier at the address set forth in Section 11.1. Each of the parties also agrees that any final, non-appealable judgment against a party in connection with any Proceeding arising out of or relating to any Covered Matter shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the U.S. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

11.12 WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY SUBJECT MATTER OF THIS AGREEMENT. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE COVERED MATTER, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE PARTIES HERETO ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS OR HIS, AS THE CASE MAY BE, LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

11.13 Specific Performance.

(a) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the parties hereto in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Buyer, on the one hand, and the Company Group, on the other hand, shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction and that this shall include the right of the Company Group to cause Buyer, on the one hand, and the right of Buyer to cause the Company Group and the Sellers’ Representative, on the other hand, to fully perform the terms of this Agreement to the fullest extent permissible pursuant to this Agreement and applicable Law and to thereafter cause this Agreement and the Subject Transactions to be consummated on the terms and subject to the conditions thereto set forth in this Agreement. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise. Each of the parties hereto hereby waives (i) any defenses in any action for specific performance, including the defense that a remedy at Law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. If any party brings any action to enforce specifically the performance of the terms and provisions hereof by any other party, the Outside Date shall be automatically extended for so long as the party bringing such action is actively seeking a court order for an injunction or injunctions or to specifically enforce the terms and provisions of this Agreement.

(b) In the event that either Buyer or the Company Group (the “Non-Breaching Party”) brings an action for specific performance pursuant to this Section 11.13, and a court rules that the opposing party (the “Breaching Party”) breached this Agreement in connection with its failure to effect the Closing in accordance with Article II, but such court declines to enforce specifically the obligations of the Breaching Party to effect the Closing in accordance with Article II, then, in addition to the right of the Non-Breaching Party to terminate this Agreement pursuant to Section 9.1, such party shall be entitled to pursue all applicable remedies at Law, including seeking payment of monetary damages, and the Breaching Party shall pay the Non-Breaching Party’s costs and expenses (including attorneys’ fees) in connection with all actions to seek specific performance of the Breaching Party’s obligations pursuant to this Agreement and all actions to collect such costs or expenses. For the avoidance of doubt, in no event shall the exercise of the Non-Breaching Party’s right to seek specific performance pursuant to this Section 11.13 reduce, restrict or otherwise limit the Non-Breaching Party’s right to terminate this Agreement pursuant to Section 9.1 and/or pursue all applicable remedies at Law, including seeking payment of monetary damages.

11.14 Non-Recourse. Except as set forth on Schedule 4.28, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against the entities that are expressly named as parties hereto and then only with respect to the obligations expressly set forth herein with respect to such party. Except as set forth on Schedule 4.28 and to the extent a named party to this Agreement (and then only to the extent of the obligations expressly undertaken by such named party in this Agreement), no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, Immediate Family member, agent, attorney, or other representative of any party hereto, including the Sellers’ Representative or its partners (collectively and solely in their capacities as such, the “Seller Related Parties”) shall have any Liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose Liability of an entity party against its owners or Affiliates) for any obligations or Liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to have been made in connection herewith. In no event shall the Earthbound Group or any of its Affiliates have any recourse against any former, current or future stockholders, members, managers or Affiliates of Buyer or the Guarantor, or any former, current or future officers, directors, employees, agents or representatives of any of the foregoing arising out of or based on the termination of this Agreement or any breach hereof.

11.15 Legal Representation. Buyer and the Company Group hereby agree on their own behalf and on behalf of their directors, members, partners, officers, employees and Affiliates, and each of their successors and assigns (all such parties, the “Waiving Parties”), that Weil (or any successor) may represent (a) any or all of the Earthbound Holders (the “Seller Group”) or any director, member, partner, officer, employee or Affiliate of the Seller Group, or (b) the Sellers’ Representative, in each case, in connection with any dispute, litigation, claim, Proceeding or obligation arising out of or relating to this Agreement, any agreements contemplated by this Agreement or the transactions contemplated hereby or thereby (any such representation, the “Post-Closing Representation”) notwithstanding its representation of the Company Group in connection with this Agreement and the transactions contemplated hereby, and each of Buyer and the Company Group on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest arising therefrom or relating thereto in connection with the Post-Closing Representation, provided, however, that the parties agree to take all steps reasonably necessary to ensure that any attorney-client privilege attaching as a result of Weil representing the Company Group and its Affiliates in connection with this Agreement and the transactions contemplated hereby will survive the Closing, and remain in effect and be controlled by the Company Group and its Affiliates. Each of Buyer and the Company Group, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications between the Seller Group and their counsel prior to the Closing, including Weil, made substantially in connection with the negotiation, preparation, execution, delivery and performance under this Agreement, any agreements contemplated by this Agreement or the transactions contemplated hereby or thereby that were privileged communications between the Seller Group, the Company Group, and such counsel prior to the Closing, shall continue from and after the Closing to be privileged and that neither Buyer, the Company Group, nor any Person purporting to act on behalf of or through Buyer or the Company Group or any of the Waiving Parties, will seek to obtain the same by any process from the Seller Group, the Company Group or such counsel. From and after the Closing, each of Buyer and the Company Group, on behalf of itself and the Waiving Parties, will not assert any attorney-client privilege with respect to any communication between Weil and the Company Group or any Person in the Seller Group occurring prior to the Closing in connection with any Post-Closing Representation.

11.16 Release.

(a) Effective as of the Closing Date, except as set forth on Schedule 4.28 and for any rights or obligations under this Agreement or the Ancillary Agreements, each of Buyer and the Company Group on behalf of itself and each of its Subsidiaries and Affiliates and each of its current and former officers, directors, employees, partners, members, advisors, successors and assigns (collectively, the “Buyer Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges the Earthbound Holders, their Affiliates, each of their direct and indirect equity holders, and each of their respective current and former officers, directors, employees, partners, managers, advisors, successors and assigns (solely in their capacities as such) (collectively, the “Seller Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, Contracts and covenants (whether express or implied), and claims and demands whatsoever whether in Law or in equity, including any rights to indemnification or reimbursement from any Seller Released Parties whether pursuant to their constituent documents, Contracts or otherwise (collectively, the “Buyer Released Claims”) which the Buyer Releasing Parties may have against each of the Seller Released Parties, now or in the future, in each case in respect of any cause, matter or thing relating to any of the Seller Released Parties occurring or arising on or prior to the date of this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, nothing contained in this Agreement shall operate to release (i) any Buyer Released Claims that any Buyer Releasing Party may have against any Seller Released Party arising under, or related to, this Agreement, the Ancillary Agreements or the Subject Transactions or (ii) any person outside its capacity as a Seller Released Party. Notwithstanding anything to the contrary set forth herein, nothing in this Agreement shall limit the releases set forth in the Letters of Transmittal.

(b) Effective as of the Closing Date, except as set forth on Schedule 4.28 and for any rights or obligations under this Agreement or the Ancillary Agreements, the Earthbound Holders and each of their direct and indirect equity holders and each of its current and former officers, directors, employees, successors and assigns (collectively, the “Seller Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges each of Buyer and the Earthbound Group, HM Earthbound LLC and their Affiliates, each of their direct and indirect equity holders, and each of their respective current and former officers, directors, employees, successors and assigns (solely in their capacities as such) (collectively, the “Buyer Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, Contracts and covenants (whether express or implied), and claims and demands whatsoever whether in Law or in equity, including any rights to indemnification or reimbursement from any Buyer Released Parties whether pursuant to their constituent documents, Contracts or otherwise (collectively, the “Seller Released Claims”) which the Seller Releasing Parties may have against each of the Buyer Released Parties, now or in the future, in each case solely in respect of any cause, matter or thing relating to such Earthbound Holder’s status as an equityholder of Topco or the Company Group, respectively. Notwithstanding anything to the contrary set forth in this Agreement, nothing contained in this Agreement shall operate to release (i) any Seller Released Claims that any Seller Releasing Party may have against any Buyer Released Party arising under, or related to, this Agreement, the Ancillary Agreements or the Subject Transactions or (ii) any person outside its capacity as a Buyer Released Party.

11.17 Guarantee.

(a) Guarantor unconditionally guarantees the timely payment, in accordance with the terms of this Agreement, of any amounts due and payable by Buyer pursuant to the terms of this Agreement when such amount shall become due and payable by Buyer, including all amounts payable by Buyer upon the Closing from and after the time that all of the conditions in this Agreement to Buyer’s obligation to close have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied or waived at the Closing), and Guarantor covenants and agrees that Guarantor shall either (i) cause Buyer to pay such amounts as and when it shall become due and payable or (ii) if not so paid by Buyer in accordance with the terms hereof, pay such amounts as required to be paid by Buyer in accordance with the terms of this Agreement without any necessity of the Sellers’ Representative or any Earthbound Holder being required to provide notice, demand or pursue any recourse or remedies against Guarantor such that the payment of any amounts required to be paid pursuant to this Agreement by Buyer is a joint and several obligation of Buyer and Guarantor.

(b) Organization and Good Standing. The Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease, and operate its properties, and to carry on its business and now conducted. The Guarantor is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties, requires such qualification or authorization.

(c) Authorization of Agreement. The Guarantor has all requisite power and authority to execute and deliver this Agreement and to consummate the Subject Transactions. The execution, delivery and performance of this Agreement and the consummation of the Subject Transactions have been duly authorized by all requisite action on the part of the Guarantor. This Agreement has been duly and validly executed and delivered by the Guarantor and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, will constitute, the legal, valid and binding obligations of the Guarantor, to the extent applicable to the Guarantor, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity).

(d) Conflicts; Consents of Third Parties.

(i) Neither the consummation of the transactions contemplated hereby nor compliance by the Guarantor with any of the provisions hereof that are applicable to the Guarantor will, in any material respect, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the organizational documents of the Guarantor; (ii) any material Contract or material Permit to which the Guarantor is a party or by which any of the material properties or assets of the Guarantor are bound; (iii) any material Order of any Governmental Entity applicable to the Guarantor, or by which any of the material properties or assets of the Guarantor are bound; or (iv) any applicable Law.

(ii) No material consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Entity is required on the part of the Guarantor in connection with the execution and delivery of this Agreement or any Ancillary Agreement or the compliance by the Guarantor with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby.

(e) Litigation. There are no Legal Proceedings pending or, to the knowledge of Guarantor, threatened against the Guarantor, which, if adversely determined, would materially impair its ability to consummate the Subject Transactions. The Guarantor is not subject to any Order which would materially impair its ability to consummate the Subject Transactions.

(f) Financial Capability. The Guarantor has and will have at the Closing sufficient cash, available lines of credit or other sources of immediately available funds to satisfy Buyer’s obligations hereunder to consummate the Subject Transactions.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EARTHBOUND HOLDINGS I, LLC

By:	/s/ Charles Sweat
Chief Executive Officer

EB SAV INC.

By:	/s/ Andrew Rosen
President

HM EARTHBOUND LLC
(solely in its capacity as the Sellers’ Representative)

By:	/s/ Andrew Rosen
President

WWF OPERATING COMPANY

By:	/s/ Edward F. Fugger
Executive Vice President, Strategy and Corporate Development

TIERRA MERGER SUB, LLC

By:	/s/ Edward F. Fugger
President, Treasurer and Secretary

BLOCKER MERGER SUB INC.

By:	/s/ Edward F. Fugger
President

THE WHITEWAVE FOOD COMPANY
(solely in its capacity as Guarantor)

By:	/s/ Edward F. Fugger
Executive Vice President, Strategy and Corporate Development

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]